PROSPECTUS

                                    CD RADIO
                     EXCHANGE OFFER FOR $200,000,000 OF ITS
                     14 1/2% SENIOR SECURED NOTES DUE 2009

TERMS OF THE EXCHANGE OFFER

      It will expire at 5:00 p.m., New York City time, on November 12, 1999, unless we extend it.

      If all the conditions to this exchange offer are satisfied, we will exchange all old notes that are validly tendered and not withdrawn.

      You may withdraw your tender of old notes at any time before the expiration of this exchange offer.

      The exchange notes that we will issue you in exchange for your old notes will be substantially identical to your old notes except that, unlike your old notes, the exchange notes will have no transfer restrictions or registration rights.

      The exchange notes that we will issue you in exchange for your old notes are new securities with no established market for trading.

     BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED 'RISK FACTORS' COMMENCING ON PAGE 12.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                The date of this prospectus is October 14, 1999.

                            ------------------------

                     TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Incorporation by Reference..................................     2
Summary.....................................................     3
Summary Consolidated Financial Data.........................    11
Risk Factors................................................    12
Use of Proceeds.............................................    24
Capitalization..............................................    26
Selected Historical Financial Data..........................    27
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    29
Business....................................................    36
Management..................................................    53
Certain Relationships and Related Transactions..............    55
Security Ownership of Certain Beneficial Owners and
  Management................................................    55
The Exchange Offer..........................................    59
Description of the Notes....................................    66
Description of Other Indebtedness...........................   103
Certain United States Federal Income Tax Considerations.....   106
Plan of Distribution........................................   109
Legal Matters...............................................   110
Experts.....................................................   110
Where You Can Obtain Additional Available Information.......   110
Index to Consolidated Financial Statements..................   F-1

                           INCORPORATION BY REFERENCE

     The Commission allows us to 'incorporate by reference' in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information that we file later with the Commission will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the expiration of this exchange offer.

          1. Our Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 31, 1999, as amended by the amendment to it on Form 10-K/A filed with the Commission on April 30, 1999.

          2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999.

          3. Our Current Reports on Form 8-K filed on February 4, 1999, April 9, 1999, April 16, 1999, May 3, 1999, May 25, 1999, June 15, 1999,
             September 27, 1999, October 1, 1999 and October 13, 1999.

     We have filed each of these documents with the Commission and they are available from the Commission's Internet site and public reference rooms described under 'Where You Can Obtain Additional Available Information' in this prospectus. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                              Patrick L. Donnelly
              Senior Vice President, General Counsel and Secretary
                                 CD Radio Inc.
                          1221 Avenue of the Americas
                            New York, New York 10020
                                 (212) 584-5100

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before you participate in this exchange offer. You should read this entire prospectus carefully, including the 'Risk Factors' section. The term 'initial notes' refers to the 14 1/2% Senior Secured Notes due 2009 that were issued on May 18, 1999. The term 'exchange notes' refers to the 14 1/2% Senior Secured Notes due 2009 offered by this prospectus. The term 'notes' refers to the initial notes and the exchange notes, collectively.

                               ABOUT OUR BUSINESS

     We are building a digital quality radio service that will broadcast up to 100 channels directly from satellites to vehicles. CD Radio will be broadcast throughout the continental United States, over a frequency band, the 'S-band,' that will augment traditional AM and FM radio bands. We hold one of only two licenses issued by the Federal Communications Commission (the 'FCC') to build, launch and operate a national satellite radio broadcast system. Under our FCC license, we have the exclusive use of a 12.5 megahertz ('MHz') portion of the S-band for this purpose. Our service, which will be primarily for motorists, will offer 50 channels of commercial-free, digital quality music programming and up to 50 channels of news, sports, talk and entertainment programming. We currently expect to commence CD Radio broadcasts at the end of the fourth quarter of 2000, at an anticipated subscription price of $9.95 per month.

     As an entertainment company, we intend to design and originate programming on each of our 50 commercial-free music channels. Each channel will be operated as a separate radio station with a distinct format. These formats will include a variety of classical, popular, rock, jazz, soul, contemporary, Latin, country, alternative and children's music. The actual formats will be determined before the launch of the service and may be varied from time to time to optimize customer satisfaction. Some of the music channels will offer continuous music while others will have program hosts, depending on the type of music programming.

     Programming on our non-music channels will be provided by third parties, and to date we have entered into programming agreements with content providers for 25 of these channels, including NPR, BBC, Bloomberg News Radio, C-SPAN and Sports Byline USA. A majority of our non-music channels will contain advertising, which will augment our subscription revenue. These channels will include news and talk shows and special interest programming directed to a diverse range of groups, including sports and outdoor enthusiasts, Hispanic listeners and truck drivers.

     On June 11, 1999, we entered into an agreement with FORD MOTOR COMPANY which anticipates Ford manufacturing, marketing and selling vehicles that include receivers capable of receiving CD Radio's broadcasts. We expect that the first such vehicles will be available at the end of fourth quarter of 2000. This exclusive agreement includes all seven Ford brands -- Ford, Lincoln, Mercury, Mazda, Jaguar, Aston Martin and Volvo. In connection with this agreement, we issued to Ford warrants that will enable Ford to purchase up to four million shares of our common stock. Ford may exercise its warrants based on the number of CD Radio receivers it installs in vehicles and may exercise all of its warrants once it has installed CD Radio receivers in four million vehicles.

     We have also established relationships with major industry suppliers to design and/or develop the most important elements of our system:

     SPACE SYSTEMS/LORAL, INC. is constructing and will launch and deliver our satellites in-orbit and checked-out. Loral is a leading full-service provider of commercial satellite systems and services. Loral has scheduled the launch of our satellites for January, March and May of 2000 on Proton launch vehicles.

     LUCENT TECHNOLOGIES, INC. has completed the design for the overall architecture of the CD Radio system and is developing and will manufacture a custom designed chip set for use in CD Radio receivers.

     DELCO ELECTRONICS CORPORATION is designing and developing and has agreed to manufacture three-band receivers (AM/FM/CD Radio) and satellite antennas for sale to major automotive manufacturers. Delco is the world's largest producer of audio systems for original automotive equipment manufacturers and is a leader in mobile communications technology. Delco has agreed to complete the design and development work and have three-band receivers and antennas available for sale to automobile manufacturers by March 2001.

     ALPINE ELECTRONICS INC. is designing and developing FM modulated receivers (which enable FM radios to receive CD Radio broadcasts) and three-band receivers for installation by automotive manufacturers and sale to consumers in the electronics aftermarket. Alpine, a leading manufacturer of high performance mobile electronics, has specialized in car audio products for over 30 years and has provided original high-end audio systems directly to many automotive manufacturers, including Ford, Honda, Acura and BMW.

     A subsidiary of Matsushita, the world's largest consumer electronics company and the maker of PANASONIC products, is designing and developing three-band receivers for installation by automotive manufacturers and for sale to consumers in the electronics aftermarket.

     RECOTON CORPORATION is designing and developing FM modulated receivers, radio cards (wireless adapters for cassette players) and hard-wired and wireless satellite antennas. Recoton, the owner of the Jensen, Advent, AR/Acoustic Research and InterAct brands, is the third largest producer of aftermarket car stereos sold in the United States and has one of the largest distribution systems for automotive consumer electronics, with over 30,000 points of presence.

                          THE CD RADIO DELIVERY SYSTEM

     The CD Radio delivery system will consist of three principal components:

     THE SATELLITES. To provide CD Radio, we have contracted with Loral to build four satellites, to arrange for launch service providers to launch three of these satellites and to deliver the three launched satellites, in-orbit, by June 30, 2000. We intend to hold the fourth satellite as a ground spare.

     Our satellites will incorporate a design which will act as a 'bent pipe,' relaying signals received from uplink transmittals directly to vehicles on the ground. Our satellites will not contain on-board processors. All of our processing operations will be on the ground where they will be accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.

     In May 1998, we announced our plan to change the orbital location of our satellites from geostationary orbits over the equator to inclined elliptical orbits. This modification will allow our satellites to maximize the time spent over the continental United States, which will permit us to fully utilize the bandwidth allocated to us by the FCC. This modification must be approved by the FCC, which we have requested.

     THE NATIONAL BROADCAST STUDIO. We will originate up to 100 channels of programming from our National Broadcast Studio in Rockefeller Center in New York City. The National Broadcast Studio will house our music library, facilities for programming origination, programming personnel and program hosts, and facilities to transmit programming to our orbiting satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of our satellites.

     THE RECEIVERS. We expect consumers will receive CD Radio either by purchasing specially designed radio receivers for their existing vehicles or through a new generation of three-band radios which will come fully installed in new vehicles by automobile manufacturers.

     In the automotive aftermarket, we expect that CD Radio subscribers will have the choice of one of three different receiving devices for their cars -- an FM modulated receiver, a three-band receiver and a radio card.

      FM Modulated Receivers. The CD Radio FM modulated receiver will be usable in all vehicles that have an FM radio, which represent approximately 95% of all U.S. vehicles. Each FM modulated receiver will operate with a device that will be approximately the size of a 35mm camera and that will be mounted either in the vehicle's trunk, behind the dashboard, in the glove compartment or under a seat. We expect the retail price of this FM modulated receiver, with a hard-wired satellite antenna and professional installation, will be approximately $299.

      Three-Band Receivers. We expect that consumers who wish to replace their vehicle's sound system will be able to purchase receivers capable of receiving AM, FM and CD Radio broadcasts. We expect the retail price of these CD Radio-ready receivers, including the antenna and professional installation, will be approximately $150 more than similar receivers which are not capable of receiving CD Radio broadcasts.

      Radio Cards. CD Radio's wireless adapter, or radio card, will not require professional installation and will be usable by all vehicles in the United States equipped with a cassette player, which represent approximately 65% of all vehicles on the road. We expect the retail price of the radio card, including the wireless satellite antenna, will be approximately $199.

     All CD Radio receivers will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the musical selection being played.

     Each of the elements of the CD Radio system -- satellites, terrestrial repeater network, National Broadcast Studio and CD Radio receivers -- is on schedule to permit us to begin operations at the end of the fourth quarter of 2000.

     We believe there will be significant consumer demand for CD Radio. Market research conducted for us by The Yankee Group, Inc. shows that radio listeners today are substantially dissatisfied with both AM and FM radio because of frequent commercial interruptions, lack of variety in programming and loss of signal strength. CD Radio's commercial-free music, wide variety of formats and nearly seamless national coverage have been designed to address these key disadvantages of existing commercial radio.

                                  RISK FACTORS

     Please refer to the section entitled 'Risk Factors' beginning on page 12 of this prospectus for a discussion of some of the risks you should consider before participating in the exchange offer.

                            ------------------------
     Our principal executive offices are located at 1221 Avenue of the Americas, New York, New York 10020. Our telephone number is (212) 584-5100. Our internet address is cdradio.com. The information on our website is not incorporated in this prospectus.

                         SUMMARY OF THE EXCHANGE OFFER

     We are offering to exchange $200,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer............................  We will exchange our exchange notes for a like aggregate principal amount of our initial notes.

Expiration Date...........................  This exchange offer will expire at 5:00 p.m., New York
                                            City time, on November 12, 1999, unless we decide to
                                            extend it.

Conditions to the Exchange Offer..........  We will complete this exchange offer only if:

                                              there is no litigation or threatened litigation that
                                              would impair our ability to proceed with this exchange
                                              offer,

                                              there is no change in the laws and regulations that
                                              would impair our ability to proceed with this exchange
                                              offer,

                                              there is no change in the current interpretation of the
                                              staff of the Securities and Exchange Commission that
                                              permits resales of the exchange notes,
                                              there is no stop order issued by the Commission that
                                              would suspend the effectiveness of the registration
                                              statement which includes this prospectus or the
                                              qualification of the exchange notes under the Trust
                                              Indenture Act of 1939, and

                                              we obtain all the governmental approvals we deem
                                              necessary to complete this exchange offer.

                                            Please refer to the section in this prospectus entitled
                                            'The Exchange Offer -- Conditions to the Exchange Offer.'

Procedures for Tendering Initial Notes....  To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its
                                            facsimile and transmit it, together with your initial
                                            notes to be exchanged and all other documents required
                                            by the letter of transmittal, to United States Trust
                                            Company of New York, as exchange agent, at its address
                                            indicated under 'The Exchange Offer -- Exchange Agent.'
                                            In the alternative, you can tender your initial notes by
                                            book-entry delivery following the procedures described
                                            in this prospectus. If your initial notes are registered
                                            in the name of a broker, dealer, commercial bank, trust
                                            company or other nominee, you should contact that person
                                            promptly to tender your initial notes in this exchange
                                            offer. For more information on tendering your notes,
                                            please refer to the section in this prospectus entitled
                                            'The Exchange Offer -- Procedures for Tendering Initial
                                            Notes.'

Guaranteed Delivery Procedures............  If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on
                                            time, you may tender your notes by using the guaranteed
                                            delivery procedures described under the section of this
                                            prospectus entitled 'The Exchange Offer -- Procedures
                                            for Tendering Initial Notes -- Guaranteed Delivery
                                            Procedure.'

Withdrawal Rights.........................  You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the
                                            expiration date of the exchange offer. To withdraw, you
                                            must send a written or facsimile transmission notice of
                                            withdrawal to the exchange agent at its address
                                            indicated under the 'The Exchange Offer -- Exchange
                                            Agent' before 5:00 p.m., New York City time, on the
                                            expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery
  of Exchange Notes.......................  If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial
                                            notes that are properly tendered in this exchange offer
                                            on or before 5:00 p.m., New York City time, on the
                                            expiration date. We will return any initial note that we
                                            do not accept for exchange to you without expense as
                                            promptly as practicable after the expiration date. We
                                            will deliver the exchange notes to you as promptly as
                                            practicable after the expiration date and acceptance of
                                            your initial notes for exchange. Please refer to the
                                            section in this prospectus entitled 'The Exchange
                                            Offer -- Acceptance of Initial Notes for Exchange;
                                            Delivery of Exchange Notes.'

Federal Income Tax Considerations Relating
  to the Exchange Offer...................  Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal
                                            income tax purposes. Please refer to the section of this
                                            prospectus entitled 'Certain United States Federal
                                            Income Tax Considerations.'

Exchange Agent............................  United States Trust Company of New York is serving as exchange agent in the exchange offer.

Fees and Expenses.........................  We will pay all expenses related to this exchange offer.
                                            Please refer to the section of this prospectus entitled
                                            'The Exchange Offer -- Fees and Expenses.'

Use of Proceeds...........................  We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer
                                            solely to satisfy certain of our obligations under our
                                            registration rights agreement.
Consequences to Holders who
  do not Participate in the
  Exchange Offer..........................  If you do not participate in this exchange offer:

                                              you will not necessarily be able to require us to
                                              register your initial notes under the Securities Act,

                                              you will not be able to resell, offer to resell or
                                              otherwise transfer your initial notes unless they are
                                              registered under the Securities Act or unless you
                                              resell, offer to resell or otherwise transfer them
                                              under an exemption from the registration requirements
                                              of, or in a transaction not subject to, the Securities
                                              Act, and

                                              the trading market for your initial notes will become
                                              more limited to the extent other holders of initial
                                              notes participate in the exchange offer.

                                            Please refer to the section in this exchange offer
                                            entitled 'Risk Factors -- Your failure to participate in
                                            the exchange offer will have adverse consequences.'

                               SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer....................................  CD Radio Inc.

Notes Offered.............................  $200 million aggregate principal amount of 14 1/2%
                                            Senior Secured Notes due 2009. The form and terms of the
                                            exchange notes are the same as the form and terms of the
                                            initial notes except that the exchange notes are
                                            registered under the Securities Act, will not bear
                                            legends restricting their transfer and will not be
                                            entitled to registration rights under our notes
                                            registration rights agreement. The exchange notes will
                                            evidence the same debt as the initial notes and both the
                                            initial notes and the exchange notes will be governed by
                                            the same indenture.

Maturity..................................  May 15, 2009.

Interest Payment Dates....................  We will pay interest on the exchange notes on May 15 and
                                            November 15 of each year, commencing November 15, 1999.
                                            We used approximately $79.3 million of the proceeds of
                                            the offering of units consisting of initial notes and
                                            warrants to purchase common stock to purchase a
                                            portfolio of U.S. government securities in an amount
                                            sufficient to pay the first six payments of interest on
                                            the notes.

Ranking...................................  The exchange notes will be senior secured obligations and will rank senior in right of payment to all existing
                                            and future subordinated indebtedness and will rank
                                            equally with all existing and future senior
                                            indebtedness, including our 15% Senior Secured Discount
                                            Notes due 2007 (the 'Senior Discount Notes'). The
                                            indenture permits some kinds of subsidiary indebtedness
                                            and permits us to secure some kinds of indebtedness,
                                            which will rank equally with the exchange notes and the
                                            Senior Discount Notes. Please refer to the section of
                                            this prospectus entitled 'Description of the
                                            Notes -- Certain Covenants -- Limitation on
                                            Indebtedness.' As of June 30, 1999, we had $480 million
                                            in aggregate principal amount of indebtedness
                                            outstanding (including the notes) which ranked equal in
                                            right of payment with the exchange notes, all of which
                                            was secured. As of September 30, 1998, our subsidiaries
                                            had no liabilities outstanding.

Security..................................  The exchange notes will be secured by a first priority perfected security interest in all of the issued and
                                            outstanding common stock of our subsidiary, Satellite CD
                                            Radio, Inc. (the 'Pledged Stock'). The security interest
                                            benefitting the exchange notes will rank equally with
                                            the security interest benefitting our Senior Discount
                                            Notes, which are also secured by a first priority
                                            perfected security interest in the Pledged Stock.
                                            Satellite CD Radio, Inc. conducts no business activities
                                            and its only asset is an FCC

                                            license. In addition, we used approximately $79.3
                                            million of the proceeds from the offering of the units
                                            consisting of initial notes and warrants to purchase a
                                            portfolio of U.S. government securities in an amount
                                            sufficient to pay the first six payments of interest on
                                            the notes. We pledged this portfolio of securities for
                                            the benefit of the holders of the initial notes and the
                                            exchange notes. See 'Description of the
                                            Notes -- Security.' Under the indenture, we and our
                                            subsidiaries are entitled to incur, subject to
                                            significant conditions and limitations, additional
                                            indebtedness. This additional indebtedness could also be
                                            secured by the issued and outstanding stock of Satellite
                                            CD Radio, Inc. Please refer to the section of this
                                            prospectus entitled 'Description of Certain
                                            Indebtedness.'

Optional Redemption.......................  We may redeem the exchange notes, in whole or in part, at any time after May 15, 2004, at the redemption prices
                                            described in this prospectus.

Redemption Upon Sale of Equity............  Before May 15, 2002, we may redeem exchange notes representing up to 35% of the principal amount of the
                                            exchange notes with the net proceeds of one or more
                                            offerings of our equity securities. Please refer to the
                                            section of this prospectus entitled 'Description of the
                                            Notes -- Redemption.'

Change of Control.........................  Upon specific change of control events, each holder of the exchange notes may require us to purchase all or a
                                            portion of its exchange notes at a purchase price equal
                                            to 101% of the principal amount of the exchange notes,
                                            together with any accrued and unpaid interest owed on
                                            the exchange notes to the date of purchase. Please refer
                                            to the section of this prospectus entitled 'Description
                                            of the Notes -- Certain Covenants -- Purchase of Notes
                                            Upon a Change of Control.'

Certain Covenants.........................  The indenture contains covenants that require us to provide financial statements, obtain insurance and limit
                                            our ability to:

                                              incur additional indebtedness,

                                              pay dividends on, redeem or repurchase shares of our
                                              Common Stock or other classes of shares,

                                              engage in transactions with affiliates,

                                              create certain liens,

                                              sell assets,

                                              enter into sale and leaseback transactions,

                                              restrict dividend or other payments to us,

                                              issue and sell shares of restricted subsidiaries, and

                                              merge or consolidate.

                                            There are important exceptions and qualifications to
                                            these covenants which are described in the section of
                                            this prospectus entitled 'Description of the Notes.'

Original Issue Discount...................  Each exchange note will have original issue discount for
                                            United States federal income tax purposes. The original
                                            issue discount will accrue from the issue date of the
                                            exchange note and will be includable as interest income
                                            periodically in a holder's gross income for United
                                            States federal income tax purposes in advance of receipt
                                            of the cash payments to which the income is
                                            attributable. Please refer to the section of this
                                            prospectus entitled 'Certain United States Federal
                                            Income Tax Considerations.'

Absence of a Public Market for the
  Exchange Notes..........................  The exchange notes are new securities with no established market for them. We cannot assure you that a
                                            market for these notes will develop or that this market
                                            will be liquid.

Form of the Exchange Notes................  Except as described below, the exchange notes will be represented by one or more permanent global securities
                                            in bearer form deposited on behalf of The Depository
                                            Trust Company with United States Trust Company of New
                                            York, as custodian. You will not receive exchange notes
                                            in registered form unless one of the events described in
                                            the section of this prospectus entitled 'Description of
                                            the Notes -- Book Entry; Delivery and Form' occurs.
                                            Instead, beneficial interests in the exchange notes will
                                            be shown on, and transfers of these notes will be
                                            effected only through, records maintained in book-entry
                                            form by The Depository Trust Company with respect to its
                                            participants.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data for CD Radio shown below as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, are derived from CD Radio's respective audited consolidated financial statements. Our financial statements as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 are contained elsewhere in this prospectus. The financial information as of and for the six months ended June 30, 1998 and 1999 is derived from unaudited consolidated financial statements incorporated by reference into this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The summary consolidated financial data should be read together with the Consolidated Financial Statements, the related notes and the information contained in this prospectus under the heading 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                                                                                               SIX MONTHS ENDED
                                                                 FOR THE YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                       ----------------------------------------------------   -------------------
                                                         1994       1995       1996       1997       1998       1998       1999
                                                         ----       ----       ----       ----       ----       ----       ----
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
    Operating revenues...............................  $  --      $  --      $  --      $  --      $  --      $  --      $  --
    Net loss(1)......................................    (4,065)    (2,107)    (2,831)    (4,737)   (48,396)   (36,015)   (23,045)
    Preferred stock dividends........................     --         --         --        (2,338)   (19,380)    (9,219)   (14,852)
    Preferred stock deemed dividends(2)..............     --         --         --       (51,975)   (11,676)     --        (4,534)
    Accretion of dividends in connection with the
      issuance of warrants on preferred stock........     --         --         --         --        (6,501)    (6,372)      (148)
    Net loss applicable to common stockholders.......    (4,065)    (2,107)    (2,831)   (59,050)   (85,953)   (51,606)   (42,579)
    Per common share:
        Net loss applicable to common stockholders...     (0.48)     (0.23)     (0.29)     (5.08)     (4.79)     (3.13)     (1.83)
        Weighted average common shares outstanding
          (basic and diluted)........................     8,398      9,224      9,642     11,626     17,932     16,493     23,245

BALANCE SHEET DATA (END OF PERIOD):
    Cash and cash equivalents........................  $  3,400   $  1,800   $  4,584   $    900   $204,753   $ 64,741   $235,670
    Marketable securities, at market(3)..............     --         --         --       169,482     60,870     65,884     40,555
    Restricted investments, at market................     --         --         --         --         --         --        79,803
    Working capital..................................     2,908      1,741      4,442    170,894    180,966    129,673    204,693
    Total assets.....................................     3,971      2,334      5,065    323,808    643,880    297,899    920,932
    Short-term notes payable.........................     --         --         --         --        70,863      --        95,526
    Deferred satellite payments......................     --         --         --         --        31,324      --        46,102
    Long-term debt...................................     --         --         --       131,387    153,033    138,369    338,098
    10 1/2% Series C Preferred Stock.................     --         --         --       176,025    156,755     93,629    165,627
    9.2% Series A Junior Preferred Stock.............     --         --         --         --       137,755      --       143,855
    Deficit accumulated during the development
      stage..........................................   (13,598)   (15,705)   (18,536)   (23,273)   (71,669)   (59,288)   (94,714)
    Stockholders' equity.............................     3,431      1,991      4,898     15,980     77,953     52,889     72,743

------------
(1) Included in the 1998 net loss of ($48,396) is ($25,682) of special charges related primarily to the termination of some launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite.

(2) The deemed dividend in 1997 relates to the discount feature associated with our former 5% Delayed Convertible Preferred Stock and the deemed dividend in 1998 relates primarily to the conversion feature associated with our 9.2% Series A Junior Preferred Stock. We computed these deemed dividends in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price.

(3) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following factors should be considered carefully in evaluating us and our business. This prospectus contains some forward-looking statements. Actual results and the timing of some events could differ materially from those projected in the forward looking statements due to a number of factors, including those described below and elsewhere in this prospectus. See 'Managment's Discussion and Analysis of Financial Condition and Results of Operations -- Special Note Regarding Forward Looking Statements.'

OUR BUSINESS IS STILL IN THE DEVELOPMENT STAGE

     Historically, we have generated only losses. We are a development stage company. The service we propose to offer, CD Radio, is in a relatively early stage of development and we have never recognized any operating revenues or conducted any operations. Since our inception, we have concentrated on raising capital, obtaining required licenses, developing technology, strategic planning, market research and building our infrastructure. Our financial results from our inception on May 17, 1990 through June 30, 1999, are as follows:

      no revenues;

      net losses of approximately $95 million (including net losses of approximately $5 million during the year ended December 31, 1997 and $48 million during the year ended December 31, 1998); and

      net losses applicable to common stock of approximately $206 million, which includes a deemed dividend on our former 5% Delayed Convertible Preferred Stock (the '5% Preferred Stock') of $52 million. In November 1997, we exchanged 1,846,799 shares of our 10 1/2% Series C Convertible Preferred Stock for all of the issued and outstanding shares of 5% Preferred Stock.

     We do not expect any revenues before 2001, and still have a variety of hurdles to surmount before commencing operations. We have not started to broadcast CD Radio and do not expect to generate any revenues from operations until the first quarter of 2001 or to generate positive cash flow from operations until the third quarter of 2001, at the earliest. Our ability to generate revenues, generate positive cash flow and achieve profitability will depend upon a number of factors, including:

      raising additional financing;

      the timely receipt of all necessary regulatory authorizations;

      the successful and timely construction and deployment of our satellite system;

      the development and manufacture by one or more consumer electronics manufacturers of devices capable of receiving CD Radio; and

      the successful marketing and consumer acceptance of CD Radio.

We cannot assure you that we will accomplish any of the above, that CD Radio will ever commence operations, that we will attain any particular level of revenues, that we will generate positive cash flow or that we will achieve profitability.

WE NEED ADDITIONAL FINANCING TO BUILD AND LAUNCH OUR SERVICE

     We need more money to continue implementing our business plan. We require near-term funding to continue building our system. We believe we can fund our planned operations and the construction of our satellite and terrestrial system into the second quarter of 2000 from our working capital at October 14, 1999, which includes the proceeds from:

      our sale of 5,000,000 shares of common stock to Prime 66 Partners, L.P. for $100 million on November 2, 1998;

      our sale of shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., which we refer to as the 'Apollo Investors,' for $135 million on December 23, 1998;

      our sale of 200,000 units, each unit consisting of $1,000 principal amount of 14 1/2% senior secured notes due 2009 and three warrants, each to purchase 3.792 shares of our common stock, for $200 million on May 18, 1999;

      our sale of 3,450,000 shares of common stock in a public offering on September 29, 1999 and October 6, 1999;

      our sale of $143.75 million aggregate principal amount of our 8 3/4% convertible subordinated notes due 2009 in a public offering on September 29, 1999 and October 6, 1999; and

      our sale of shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock to the Apollo Investors for $65 million on October 13, 1999.

     We refer to our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2% Series B Junior Cumulative Convertible Preferred Stock together as the 'Junior Preferred Stock.'

     Although we believe that we have raised sufficient funds to complete the construction of our proposed system, we currently do not have sufficient financing commitments to completely fund our first full year of operations. We expect to satisfy the remainder of our funding requirements through additional bank borrowings, the issuance of debt or equity securities or a combination of these sources. We cannot assure you that we will obtain additional financing on favorable terms or that we will do so on a timely basis.

     We estimate that we will need the following amounts for the following purposes:

  to develop and commence operation of CD Radio by the end of   $1,170 million
  the fourth quarter of 2000

  to fund operations through the first full year of operations $ 150 million ending with the fourth quarter of 2001

  Total through the first year of operations                    $1,320 million

     We have or expect that we may have use of the following funds to develop and operate CD Radio:

  net funds raised through October 14, 1999 (including those    $1,110 million
  borrowed under a term loan facility which must be
  refinanced or repaid in an aggregate principal amount of
  $115 million by the earlier of February 29, 2000 and ten
  days prior to the launch of our second satellite)

  funds which Bank of America may, but is not required to,      $  106 million
  arrange for us ($225 million less $115 million to repay
  our existing bank credit facility, net of estimated fees and expenses)

  Total funds we have raised and additional funds we expect   $1,216 million
  to be able to access

     After we give effect to the funds we have and the additional funds we have identified, we estimate that we will need an additional $104 million to fund our business through the first full year of operations. If Bank of America is unable to arrange a new credit facility, we will need to raise $115 million to refinance our existing credit facility in the first quarter of 2000 and an additional $106 million to fund our operations through the end of the fourth quarter of 2000. The availability of this new credit facility, which we expect to draw on to repay amounts outstanding at maturity under our existing bank credit facility, will be influenced by a variety of factors, some of which, including the market for syndicated bank loans generally, are outside of our control. We will require more money than estimated if there are delays, cost overruns, launch failures or other adverse developments.

WE FACE MANY FINANCING CHALLENGES AND CONSTRAINTS

     We face many challenges and constraints in financing our development and operations, including those listed below.

     Our debt instruments limit our ability to incur indebtedness. The indentures governing our 15% senior secured discount notes due 2007 and our 14 1/2% senior secured notes due 2009 limit our ability to incur additional indebtedness. In addition, we expect any future senior indebtedness will contain similar limits on our ability to incur additional indebtedness.

     We will have to satisfy a variety of conditions before we can obtain any syndicated bank borrowings. We entered into a credit agreement with Bank of America and other lenders in July 1998 under which Bank of America and the other lenders agreed to provide us a term loan facility of up to $115 million maturing on the earlier of February 29, 2000 and ten days prior to the launch of our second satellite. Bank of America has also agreed to attempt to arrange a syndicate of lenders to provide us with a term loan facility of $225 million. To borrow the funds under this term loan facility, we must first satisfy specified conditions and negotiate, execute and deliver definitive loan documents. The availability of this new credit facility will be influenced by a variety of factors, some of which, including the market for syndicated bank loans generally, are outside of our control. We intend to use a portion of the proceeds from this term loan facility to repay amounts outstanding at maturity under our existing term loan facility and for other general corporate purposes. The term loan facility would provide us with approximately $106 million of net additional funds after repayment of the existing term loan facility and the payment of fees and expenses.

     We have substantial near-term requirements for additional funds. We require substantial funds to construct and launch the satellites that will be part of our broadcast system. We are committed to make aggregate payments of approximately $736 million under our Amended and Restated Contract with Loral (the 'Loral Satellite Contract'), which includes $15 million of long-lead time elements for a fifth satellite and $3 million for integration analysis of the viability of using the Sea Launch platform as an alternative launch vehicle for our satellites. We started paying for the construction of the satellites in April 1997 and we must pay further installments through December 2003. Loral has agreed to defer a total of $50 million of the payments under the Loral Satellite Contract originally scheduled for payment in 1999. Interest on the deferred amounts accrues at 10% per annum until December 2001, at which time interest becomes payable quarterly in cash. We must pay the amounts deferred in installments beginning in June 2002.

     If we fail to secure the financing required to pay Loral on a timely basis, we risk:

      delays in launching our satellites and starting broadcasting operations;

      increases in the cost of building or launching our satellites or other activities necessary to put CD Radio into operation;

      a default on our commitments to Loral, our creditors or others;

      our inability to commence CD Radio service; and

      the forced discontinuance of our operations or the sale of our business.

     A delay in introducing our service could hinder our ability to raise additional financing. Any delay in implementing our business plan would hurt our ability to obtain the financing we need by adversely affecting our expected results of operations and increasing our cost of capital. Our ability to begin offering our CD Radio service at the end of the fourth quarter of 2000 depends on Loral delivering completed satellites before the launch dates and providing or obtaining launch services on a timely basis. A significant delay in the development, construction, launch or commencement of operation of our satellites would adversely affect our results of operations in a material way.

     Other delays in implementing our business plan could also materially adversely affect our results of operations. Several factors could delay us, including the following:

      obtaining additional authorizations from the FCC;

      coordinating the use of S-band radio frequency spectrum with Mexico;

      delays in or modifications to the design, development, technical specifications, construction or testing of our satellites, receivers or other aspects of our system;

      delay in commercial availability of devices capable of receiving
      CD Radio;

      failure of our vendors to perform as anticipated; and

      a delayed or unsuccessful satellite launch or deployment.

We have previously incurred some delays in implementing our business plan. During any period of delay, we would continue to need significant amounts of cash to fund capital expenditures, administrative and overhead costs, contractual obligations and debt service. Accordingly, any delay could materially increase the aggregate amount of funds we need to commence operations. Additional financing may not be available on favorable terms or at all during periods of delay.

WE ARE DEPENDENT UPON LORAL TO BUILD AND LAUNCH OUR SATELLITES

     Our business depends upon Loral successfully constructing and launching the satellites to transmit CD Radio. We are relying upon Loral to construct and to deliver these satellites in orbit on a timely basis. We cannot assure you that Loral will deliver the satellites or provide these launch services on a timely basis, if at all. If Loral fails to deliver functioning satellites in a timely manner, our business could be materially adversely affected. Although our agreement with Loral requires Loral to pay us penalties for late delivery, based on the length of the delay, these remedies may not adequately mitigate the damage any launch delays cause to our business. In addition, if Loral fails to deliver the designated launch services due to causes beyond its control, Loral will not be liable for the delay or the damages caused by the delay. While the satellites are under construction, Loral is at risk should anything happen to the satellites. In addition, Loral is responsible for making sure the satellites meet specific performance specifications at the time of launch (in the case of our first three satellites) or at the time of delivery to our ground storage location (in the case of our fourth satellite). However, if any satellite is destroyed during or after launch or if the fourth satellite is damaged or destroyed while in storage, Loral will not be responsible to us for the cost of replacing it.

     We depend on Loral to obtain access to available slots on launch vehicles and to contract with third-party launch service providers for the launch of our satellites. A launch service provider may postpone one or more of our launches for a variety of reasons, including:

      technical problems;

      a launch of a scientific satellite whose mission may be degraded by delay;

      the need to conduct a replacement launch for another customer; or

      a launch of another customer's satellite whose launch was postponed.

Generally, Loral is not liable to us for a satellite or launch failure. However, if the first Proton launch vehicle used to launch our satellites fails, Loral will provide us with a free replacement launch. The timing of this replacement launch cannot be predicted, but in any event would not be before delivery of the fourth satellite.

     We also depend on Loral to ensure that the software to test the satellites before launch, to run the satellites and to track and control the satellites, will be capable of handling the potential problems that may arise beginning on January 1, 2000. These potential problems are known as 'The Year 2000 Issue.' The Year 2000 Issue is the result of computer programs being written using two digits (rather than four) to define a year, which could result in miscalculations or system failures resulting from recognition of a date occurring after December 31, 1999 as falling in the year 1900 (or another year in the 1900s) rather than the year 2000 or thereafter. While currently the above mentioned systems are not fully prepared to handle The Year 2000 Issue, Loral is aware of this condition and has assured us that all Loral systems will be year 2000 compliant before the critical date of January 1, 2000.

WE ARE DEPENDENT ON LUCENT TO DESIGN AND DEVELOP CHIP SETS

     Our business depends upon Lucent successfully designing, developing and manufacturing commercial quantities of integrated circuits (or chip sets), which will be used in consumer electronic devices capable of receiving CD Radio's broadcasts. If Lucent fails to deliver commercial quantities of the chip sets in a timely manner, the costs of the chip set development work increases significantly or the price of the chip set is not low enough to support the introduction of consumer devices capable of receiving CD Radio, our business will be materially adversely affected. We have agreed to pay Lucent the cost of the development work related to the chip sets, currently estimated to be approximately $27 million.

     We cannot assure you that:

      Lucent will be able to deliver significant quantities of chip sets in order for us to commence operations at the end of the fourth quarter of 2000;

      the cost to us of the chip set development work will not exceed $27 million; or

      Lucent will be able to establish a price for the chip sets which will be low enough to encourage and support the widespread introduction of consumer devices capable of receiving CD Radio.

WE ARE NOT SURE THERE WILL BE A MARKET FOR CD RADIO

     Currently no one offers a commercial satellite radio service such as CD Radio in the United States. As a result, our proposed market is new and untested and we cannot reliably estimate the potential demand for this service or the degree to which our proposed service will meet that demand. We cannot assure you that there will be sufficient demand for CD Radio to enable us to achieve significant revenues or cash flow or profitable operations. CD Radio will achieve or fail to gain market acceptance depending upon factors beyond our control, including:

      the willingness of consumers to pay subscription fees to obtain satellite radio broadcasts;

      the cost, availability and consumer acceptance of devices capable of receiving CD Radio;

      our marketing and pricing strategies and those of our competitor;

      the development of alternative technologies or services; and

      general economic conditions.

OUR PLANNED SYSTEM RELIES ON UNPROVEN APPLICATIONS OF TECHNOLOGY

     Our satellite system applies technology in new and unproven ways. CD Radio is designed to be broadcast from three satellites orbiting the Earth. Two of the three satellites will transmit the same signal at any given time to receivers that will receive signals through antennas. This design applies technology in new and unproven ways. Accordingly, we cannot assure you that the CD Radio system will work as planned.

     Some obstructions will adversely affect CD Radio reception. High concentrations of tall buildings, other obstructions, such as those found in large urban areas, and tunnels will block the signals from both transmitting satellites. We plan to install terrestrial repeating transmitters to rebroadcast CD Radio in some urban areas to mitigate this problem. However, some areas with impediments to satellite line-of-sight may still experience 'dead zones.' We cannot assure you that the CD Radio system will operate as planned with the technology we have developed.

     Our system has never been tested with orbiting satellites. We cannot assure you that the CD Radio system will function as intended until we test it with orbiting satellites and antennas and receivers suitable for commercial production. We have never done this kind of test because there are no commercial satellites in orbit capable of transmitting radio signals on S-band frequencies to the United States. In support of our application for our FCC license, we conducted a terrestrial simulation of our proposed radio service from November 1993 through November 1994. For the demonstration, we transmitted S-band signals to a prototype receiver and satellite dish antenna installed in a car to simulate specific transmission characteristics of our planned system. As part of the demonstration, the prototype receiver received 30 channels of compact disc quality music while the car was driven throughout the range. We have also successfully tested our system in San Francisco, where our terrestrial repeater network has been completed.

SATELLITE LAUNCHES HAVE SIGNIFICANT RISKS

     We cannot assure you that the launches of our satellites will be successful. Satellite launches have significant risks, including launch failure, damage or destruction of the satellite during launch and failure to achieve a proper orbit or operate as planned. The Loral Satellite Contract does not protect us against the risks inherent in satellite launches or in-orbit operations. Our three satellites are scheduled to be launched on Proton launch vehicles, which are built by Russian entities. The Proton family of launch vehicles has a launch success rate of 92% based on its last 50 launches. Past experience, however, is not necessarily indicative of future performance.

     On July 5, 1999, the second stage of a Proton rocket launched from the Baikonur Cosmodrome in Kazakhstan malfunctioned during flight. As a result of this failure, Proton rocket launches were suspended and the Russian government appointed an official investigatory commission. In late July 1999, the commission announced that the failure was caused by a fire which started in one of the launch vehicle's engines. Proton launches were successfully resumed in September 1999. We cannot assure you that these developments will not delay one or more of our anticipated satellite launches.

     As part of our risk management program, we contracted with Loral for the construction of a fourth satellite that we will use as a ground spare and for some of the long-lead time parts for a fifth satellite. We also plan to obtain insurance covering a replacement launch to the extent required to cover risks Loral does not assume.

SATELLITES HAVE A LIMITED LIFE AND MAY FAIL IN ORBIT

     We expect that our satellites will last approximately 15 years, and that after this period their performance in delivering CD Radio will deteriorate. We cannot assure you, however, of the useful life of any particular satellite. Our operating results would be adversely affected if the useful life of our initial satellites is significantly shorter than 15 years.

     The useful lives of our satellites will vary and will depend on a number of factors, including:

      quality of construction;

      amount of fuel on board;

      durability of component parts;

      expected gradual environmental degradation of solar panels;

      random failure of satellite components, which could result in damage to or loss of a satellite; and

      in rare cases, damage or destruction by electrostatic storms or collisions with other objects in space.

If one of our satellites fails on launch or in orbit and if we are required to launch our spare satellite, our operational timetable will be delayed for up to six months. If two or more of our satellites fail on launch or in orbit, our operational timetable could be delayed by at least 16 months.

INSURANCE MAY NOT COVER ALL RISKS OF LAUNCHING AND OPERATING SATELLITES

     There are many potential risks to insure. Our agreement with Loral does not protect us against launch vehicle failure, failure of a satellite to deploy correctly or failure of a satellite to operate as planned. Accordingly, we must purchase insurance to protect adequately against these risks. We cannot assure you that we will be able to purchase launch insurance or in-orbit insurance. In addition, the insurance premiums we pay may increase substantially upon any adverse change in insurance market conditions.

     Many risks we face may not be covered by insurance. Our insurance may not cover all of our losses, and may not fully reimburse us for the following:

      expenditures for a satellite which fails to perform to specifications after launch;

      damages from business interruption, loss of business and any expenditures arising from satellite failures or launch delays; and

      losses for which there are deductibles, exclusions and conditions.

OUR TECHNOLOGY MAY BECOME OBSOLETE

     We will depend on technologies being developed by third parties to implement key aspects of our system. These technologies may become obsolete. We may be unable to obtain more advanced technologies on a timely basis or on reasonable terms, or our competitors may obtain more advanced technologies and we may not have access to these technologies.

RECEIVERS AND ANTENNAS ARE NOT YET AVAILABLE

     To receive the CD Radio service, a subscriber will need to purchase a device capable of receiving our broadcasts as well as an appropriate antenna. Although we have entered into an agreement with Lucent to develop and manufacture chip sets that represent the essential element of CD Radio receivers, we cannot assure you that Lucent will succeed in this development effort. We have also entered into agreements with Delco, Recoton, Alpine and Matsushita to design and develop devices capable of receiving CD Radio broadcasts and antennas for use with these devices. We cannot assure you that Delco, Recoton, Alpine or Matsushita will succeed in their development efforts.

     No one currently manufactures devices capable of receiving CD Radio broadcasts and suitable antennas, and none of Delco, Recoton, Alpine and Matsushita has agreed to manufacture commercial quantities of these devices. We do not intend to manufacture or distribute CD Radio receivers and antennas ourselves. We have discussed the manufacture of CD Radio receivers and antennas for retail sale in the United States with several manufacturers, including Delco, Visteon, Recoton, Alpine and Matsushita. These discussions may not result in a binding commitment on the part of any manufacturer to produce, market and sell devices capable of receiving CD Radio broadcasts and suitable antennas in a timely manner and at a price that would permit the widespread introduction of CD Radio in accordance with our business plan. In addition, any manufacturers of devices capable of receiving CD Radio broadcasts and antennas may not produce them in sufficient quantities to meet anticipated consumer demand. Our business would be materially adversely affected if we cannot arrange for the timely development of these products for commercial sale at an affordable price and with sufficient retail distribution.

     Our FCC license requires that we design a receiver that is interoperable with the national satellite radio system being developed by the other existing licensee, XM Satellite Radio Inc. Although we have made progress towards designing a receiver that is interoperable with the system XM is constructing, we cannot predict whether we will be able to satisfy this interoperability requirement because of the various technological challenges involved. Complying with this interoperability requirement also could make the devices capable of receiving CD Radio broadcasts and the related antenna more difficult and costly to manufacture. Accordingly, this interoperability requirement could delay the commercial introduction of these products or require that they be sold at higher prices.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST CONVENTIONAL RADIO STATIONS, THE OTHER HOLDER OF AN FCC LICENSE TO PROVIDE THIS SERVICE OR OTHER POTENTIAL PROVIDERS OF THIS SERVICE

     We will be competing with established conventional (over the air) radio stations, which, unlike CD Radio:

      do not charge subscription fees;

      do not require users to purchase a separate receiver and antenna;

      often offer local information programming such as local news and traffic reports; and in the case of some FM stations, may begin to broadcast digital, compact disc quality signals before we start operations.

     In addition to direct competition from XM, we face the possibility of additional satellite broadcast radio competition:

      if the FCC grants additional licenses for satellite-delivered radio services;

      if holders of licenses for other portions of the electromagnetic spectrum (currently licensed for other uses) obtain changes to their licenses; or

      if holders of licenses without FCC restrictions for other portions of the spectrum devise a method of broadcasting satellite radio.

     Finally, one or more competitors may design a satellite radio broadcast system that is superior to our system. The competitive factors listed above could materially adversely affect our results of operations. In addition, any delays in introducing our service also could place us at a competitive disadvantage relative to any competitor that begins operations before us.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE RAPID GROWTH

     We expect to experience significant and rapid growth in the scope and complexity of our business as we proceed with the development of our satellite radio system. As of the date of this prospectus, we do not currently employ sufficient staff to program our broadcast service, manage operations, control the operation of our satellites or handle sales and marketing efforts. Although we have hired experienced executives in these areas, we must hire many additional employees before we begin commercial operations of our service. This growth is likely to place a substantial strain on our management and operational resources. Our results of operations could be materially adversely affected if we fail to do any of the following:

      develop and implement effective management systems;

      hire and train sufficient personnel to perform all of the functions necessary to effectively provide our service;

      manage our subscriber base and business; or

      manage our growth effectively.

WE ARE SUBJECT TO CONTINUING AND DETAILED REGULATION BY THE FCC

     Our FCC license is being challenged. On October 10, 1997, the FCC's International Bureau granted us an FCC license after we submitted a winning bid in an FCC auction. One of the low-bidders in the FCC auction applied to have the full FCC review the grant of our FCC license. The application requests that the FCC adopt restrictions on foreign ownership and overrule the granting of our FCC license on the basis of our ownership. If the FCC denies this application, the complaining party may appeal to the U.S. Court of Appeals. Because less than 25% of our voting stock is owned by non-U.S. persons, we believe the FCC will uphold the grant of our FCC license. We cannot predict the ultimate outcome of any proceedings relating to this application or any other proceedings that interested parties may file. Since December 29, 1997, there have been no developments in this matter.

     We need a modification to our FCC license before we can begin operation. In May 1998, we decided to increase the number of satellites in our system from two to three and to change the orbit of those satellites. To implement these changes, the FCC must approve changes to our FCC license. If the FCC were to deny our application to modify our license, we would be required to redesign our proposed system and modify our satellites, at a significant cost, and our commercial operations would be delayed. On December 11, 1998, we filed an application with the FCC for these changes. Although we believe that the FCC will approve our application for this necessary change, we cannot assure you that this will occur. XM and WCS Radio, Inc. have filed comments objecting to this modification of our FCC license. The FCC staff has requested additional materials from us, and we are in the process of complying with the staff's request. We cannot predict the time it will take the FCC to act on our application or any of these objections, or whether additional submissions or waiver requests will be necessary, and we cannot be sure that the modification we have requested will be granted.

     We will need to renew our FCC license after eight years. The term of our FCC license with respect to each satellite is eight years, beginning on the date it is declared operational after it is inserted into orbit. When the term of our FCC license for each satellite expires, we must apply for a renewal of the relevant license. If the FCC does not renew our FCC license, we would be forced to cease broadcasting CD Radio. We cannot assure you that we will obtain these renewals.

     We need FCC approval to operate our terrestrial repeating transmitters. Although we plan to install terrestrial repeating transmitters to rebroadcast
CD Radio in some urban areas, the FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters on a commercial basis. The FCC initiated a rulemaking on the subject in March 1997 and received several comments urging the FCC to consider placing restrictions on the ability to deploy terrestrial repeating transmitters. We cannot predict the outcome of this process.

     The United States needs to complete frequency coordination with Mexico. To use our assigned spectrum, the United States government must complete a process of frequency coordination with Mexico. We cannot assure you that the United States government will be able to coordinate use of this spectrum with Mexico or do so in a timely manner. The United States and Canadian governments were required to complete a similar process and have done so.

     New devices may interfere with CD Radio broadcasts. The FCC has proposed regulations to allow a new type of lighting device that may generate radio energy in the part of the spectrum we intend to use. We believe the current proposed regulations for these devices do not contain adequate safeguards to prevent interference with services such as CD Radio. If the FCC fails to adopt adequate technical standards specifically applicable to these devices and if the use of these devices becomes commonplace, we could experience difficulties enforcing our rights. If the FCC fails to adopt adequate standards, the new devices could materially adversely affect reception of our broadcasts. Although we believe that the FCC will set adequate standards to prevent harmful interference, we cannot assure you that it will do so.

     We may be adversely affected by changing regulations. To provide CD Radio, we must retain our FCC license and obtain or retain other requisite approvals. Our ability to do so could be affected by changes in laws, FCC regulations, international agreements governing communications policy generally or international agreements relating specifically to CD Radio. In addition, the manner in which CD Radio would be offered or regulated could be affected by these changes.

     We may be adversely affected by foreign ownership restrictions. The Communications Act of 1934 restricts ownership in some broadcasters by foreigners. If these foreign ownership restrictions were applied to us, we would need further authorization from the FCC if our foreign ownership were to exceed 25%. The order granting our FCC license determined that, as a private carrier, those restrictions do not apply to us. However, the order granting our FCC license stated that our foreign ownership status under the Communications Act could be raised in a future proceeding. The pending appeal of the grant of our FCC license may bring the question of foreign ownership restrictions before the full FCC.

     We could be required to comply with public service regulations. The FCC has indicated that it may impose public service obligations on satellite radio broadcasters in the future, which could add to our costs or reduce our revenues. For example, the FCC could require broadcasters to set aside channels for educational programming. We cannot predict whether the FCC will impose public service obligations or the impact that any of these obligations would have on our results of operations.

CONSUMERS MAY STEAL OUR SERVICE

     Consumers may steal the CD Radio signal. Although we plan to use encryption technology to mitigate signal piracy, we do not believe that this technology is infallible. Accordingly, we cannot assure you that we can eliminate theft of the CD Radio signal. Widespread signal theft could reduce the number of motorists willing to pay us subscription fees and materially adversely affect our results of operations.

OUR PATENTS MAY NOT BE SUFFICIENT TO PREVENT OTHERS FROM COPYING ELEMENTS OF OUR SYSTEM

     Although our U.S. patents cover various features of satellite radio technology, our patents may not cover all aspects of our system. Others may duplicate aspects of our system which are not covered by our patents without liability to us. In addition, competitors may challenge, invalidate or circumvent our patents. We may be forced to enforce our patents or determine the scope and validity of other parties' proprietary rights through litigation. In this event, we may incur substantial costs and we cannot assure you of success in this litigation. In addition, others may block us from operating our system if our system infringes their patents, their pending patent applications which mature into patents or their inventions developed earlier which mature into patents. Should we desire to license our technology, we cannot assure you that we can do so. Assuming we pay all necessary fees on time, the earliest expiration date on any of our patents is April 10, 2012.

WE MAY NOT BE ABLE TO SATISFY A CHANGE OF CONTROL OFFER

     The indentures governing our senior secured notes, our senior secured discount notes and our convertible subordinated notes and the certificates of designations for our Series C Preferred Stock, 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock contain provisions that apply to a change of control of our company. Additionally, our future securities may contain similar provisions. If someone triggers a change of control as defined in those instruments or in our future instruments, we must offer to purchase those securities. If we have to make such an offer, we cannot be sure that we will have enough funds to pay for all the securities that holders could tender. If we fail to pay for our senior secured notes, our senior secured discount notes and our convertible subordinated notes in a change of control offer, we will be in default under the indentures for the affected notes and the holders of these notes and their trustees may demand that we prepay all amounts outstanding under these notes. If we fail to pay for the Series C Preferred Stock in a change of control offer, the holders of a majority of this class of stock will be able to elect directors constituting at least 25% of our board of directors, up to a maximum of two directors. If we fail to pay for the 9.2% Series A Junior Cumulative Convertible Preferred Stock and the 9.2% Series B Junior Cumulative Convertible Preferred Stock in a change of control offer because of our obligations to other holders of our debt securities or preferred stock, we must use our best efforts to satisfy these obligations or to obtain permission to repurchase these classes of preferred stock. Any of our future securities may have similar provisions.

THE SECURITY FOR THE NOTES MAY NOT BE SUFFICIENT TO MAKE PAYMENTS ON THE NOTES

     Our obligations under our senior discount notes indenture and our senior discount notes are, and our obligations under the indenture and the notes are, secured by a pledge of the Pledged Stock. We cannot assure you that proceeds from the sale of the Pledged Stock will be sufficient to satisfy amounts due on the notes. Satellite CD Radio, Inc. conducts no business activities and its only asset is our FCC license. The notes are not secured by any lien on, or other security interest in, any of our other properties or assets or any properties or assets of Satellite CD Radio, Inc., except that during the first three years after the date the notes are issued, the notes are secured by a portfolio of U.S. government securities in an amount sufficient to pay the first six payments of interest on the notes. In addition, the indenture permits us to incur other secured indebtedness which may, in the future, be secured on an equal basis with the notes with respect to the Pledged Stock.

     If, upon a foreclosure on the Pledged Stock, the proceeds from the Pledged Stock are insufficient to satisfy the entire amount due on the notes and on the Senior Discount Notes, the claim by the holders of the notes against us for this deficiency would rank equally with the claims of the other general, unsubordinated creditors of CD Radio. We cannot assure you that the remaining assets of CD Radio would be sufficient to satisfy this deficiency.

     The trustee under the indenture may not exercise any rights with respect to the Pledged Stock upon the occurrence of an Event of Default (as defined in the indenture) if this action would constitute, or result in any, assignment of our FCC license or any change of our control unless the prior approval of the FCC is first obtained. We cannot assure you that any required FCC approval can be obtained on a timely basis, or at all.

CONTROL BY EXISTING STOCKHOLDERS

     As of October 14, 1999, our executive officers and directors beneficially owned or could vote approximately 22.3% of our outstanding common stock. In addition, as of that date, our executive officers and directors together with Prime 66 and the Apollo Investors beneficially owned or could vote approximately 51.3% of our outstanding common stock (assuming conversion of the Junior Preferred Stock). As a result of this concentration of ownership, these stockholders, if they choose to act in concert, may control or exert considerable influence over our management and policies. Similarly, some or all of these stockholders could delay, defer or prevent a change of control.

THERE IS NO PUBLIC MARKET FOR THE NOTES

     Before the offering of the notes, there has been no public market for the notes and we do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on The Nasdaq Stock Market, Inc. We have been advised by the initial purchasers that they presently intend to make a market in the exchange notes, as permitted by applicable laws and regulations. The initial purchasers are not obligated, however, to make a market in the exchange notes and any market making activity may be discontinued at any time without notice at the sole discretion of each initial purchaser. This market-making activity will be restricted by limitations imposed by the Securities Act and the Exchange Act, and may be limited during our exchange offer for the notes. We cannot assure you as to the liquidity of the public market for the exchange notes or that an active public market for the exchange notes will develop. If an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected. Please refer to the section in this prospectus entitled 'Plan of Distribution.'

     Historically, the market for non-investment grade debt has been affected by disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that any market for the exchange notes will not be affected by similar disruptions.

THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE INITIAL NOTES

     If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Please refer to the section in this prospectus entitled ' -- Your failure to participate in the exchange offer will have adverse consequences.'

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

     The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes pursuant to this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you may no longer be able to obligate us to register the initial notes under the Securities Act.

SOME PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES

     Based on certain no-action letters issued by the staff of the Commission, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under 'The Exchange Offer,' you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

HOLDERS OF EXCHANGE NOTES WILL BE TAXED ON ORIGINAL ISSUE DISCOUNT

     The exchange notes will be deemed to be issued at a substantial discount from their principal amount. Consequently, holders of exchange notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which this income is attributable. If the exchange notes are treated as 'applicable high yield discount obligations,' our deductions with respect to the original issue discount on the exchange notes will be either deferred until we make the related payments or possibly, in part, disallowed. Please refer to the section in this prospectus entitled 'Certain United States Federal Income Tax Considerations' for a more detailed discussion of the United States federal income tax consequences to holders of the purchase, ownership and disposition of the exchange notes and of the possible deferral or disallowance (in part) of original issue discount deductions to us.

     If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the exchange notes, the claim of a holder of exchange notes may be limited to an amount equal to the sum of (1) the initial public offering price for the notes and (2) that portion of the original issue discount that is not deemed to constitute 'unmatured interest' for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of the date of the commencement of this bankruptcy filing would constitute 'unmatured interest.'

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the initial notes. We are making this exchange solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the exchange notes, we will receive initial notes in aggregate value equal to the value of the exchange notes.

SOURCES AND USES OF FUNDS BY CD RADIO

     The following table describes our estimated sources and uses of funds from our inception through the end of the fourth quarter of 2000, when we expect to commence operations. Assuming the availability of the funds committed or identified to date, we anticipate that we will exceed our pre-operational funding requirements by $46 million. However, we anticipate funding requirements of $150 million to fund our operations through the first full year of operations. The projection of total sources and total uses of funds is forward looking and could vary, perhaps substantially, from actual sources and uses, due to events outside our control, including unexpected costs and unforeseen delays. Please refer to the section in this prospectus entitled 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Special Note Regarding Forward Looking Statements.'

                             PRE-OPERATIONAL PERIOD

                                SOURCES OF FUNDS

                                                          (IN MILLIONS)
                                                          -------------
Net Funds Committed or Identified to Date:
     Vendor and bank financing(1).......................     $  269
     Senior Secured Notes(2)............................        111
     Senior Secured Discount Notes......................        117
     Convertible Subordinated Notes.....................        137
     Preferred Stock(3).................................        313
     Common Stock and Warrants(4).......................        269
                                                             ------
          Funds to date(5)..............................     $1,216
                                                             ------
                                                             ------

                                 USES OF FUNDS

                                                          (IN MILLIONS)
                                                          -------------
FCC License.............................................     $   83
Loral Satellite Contract(6):
     Satellites.........................................        453
     Launch services....................................        283
Insurance...............................................         34
Ground segment(7).......................................        120
Operating and other cash expenses(8)....................        197
                                                             ------
          Total pre-operational uses....................     $1,170
                                                             ------
Funds available for post-operational uses...............         46
                                                             ------
          Total.........................................     $1,216
                                                             ------
                                                             ------

------------
(1) Consists of (a) our existing credit facility provided by Bank of America and other lenders in an aggregate principal amount of up to $115 million,
    (b) $50 million of vendor financing provided by Loral and (c) an additional credit facility Bank of America may (but is not obligated to) arrange for us. Net proceeds to us from the credit facilities referred to in clauses (a) and (c) above give effect to aggregate expenses of approximately $6 million. Our existing credit facility matures on the earlier of February 29, 2000 and ten days prior to the launch of our second satellite. We have entered into an agreement with Bank of America under which Bank of

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    America has agreed to attempt to arrange a syndicate of lenders to provide the term loan facility referred to in clause (c) above in the aggregate principal amount of $225 million (of which $115 million would be used to repay the existing credit facility). Bank of America has not committed to provide these loans and we cannot assure you that these loans will be arranged or the terms of these loans will be acceptable to us. The availability of these loans when required to repay amounts outstanding at maturity under our existing credit facility will be influenced by a variety of factors, some of which, including the market for syndicated bank loans generally, are outside of our control. See 'Description of Certain Indebtedness -- Vendor Financing' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

(2) Includes proceeds from sale of related warrants.

(3) Includes net proceeds of (a) approximately $121 million from the issuance of 5,400,000 shares of 5% Preferred Stock in a private placement,
    (b) approximately $129 million from the issuance of 1,350,000 shares of our 9.2% Series A Junior Cumulative Convertible Preferred Stock to the Apollo Investors and (c) approximately $63 million from the issuance of 650,000 shares of our 9.2% Series B Junior Cumulative Convertible Preferred Stock to the Apollo Investors.

(4) Includes (a) an aggregate of $22 million, including from the sale of common stock and warrants, raised before the award of our FCC license, (b) $24.5 million of net proceeds from the sale of 1,905,488 shares of common stock to Loral Space & Communications Ltd. in August 1997, (c) $46.4 million of net proceeds from the sale of 3,050,000 shares of common stock in a public offering in November 1997, (d) $98 million of net proceeds from the sale of 5,000,000 shares of common stock to Prime 66 in November 1998 and (e) $78 million of net proceeds from the sale of 3,450,000 shares of common stock in a public offering in September and October 1999.

(5) If Bank of America is unable to arrange a new credit facility, we will need to raise $115 million to refinance the existing credit facility in the first quarter of 2000 and an additional $60 million to fund our operations through the end of the fourth quarter of 2000.

(6) This amount includes $15 million of long-lead time parts for a fifth satellite and $3 million for integration analysis of the viability of using the Sea Launch platform as an alternative launch vehicle for our satellites. As of August 31, 1999, we had satisfied $376 million under the Loral Satellite Contract.

(7) Includes (a) an estimated $58 million for the construction and development of our National Broadcast Studio, which includes costs associated with the acquisition of programming, the purchase of tracking, telemetry and control equipment and the construction of two earth stations in South America by Loral Skynet, and (b) an estimated $62 million for terrestrial repeaters.

(8) Includes (a) cumulative historical cash operating expenses through June 30, 1999 of approximately $66 million, including $25.7 million of expenses resulting primarily from our termination of our launch agreement with Arianespace, and (b) projected operating and other capital expenses, including operation of our terrestrial repeater network, pre-operational marketing expenses, expenses relating to the development of receivers and other general and administrative expenses from July 1, 1999 through the end of the pre-operational period of $131 million.

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of CD Radio as of June 30, 1999 (1) on a historical basis and (2) as adjusted for public offerings of $143.75 million of our convertible subordinated notes and 3,450,000 shares of our common stock in September and October 1999 and the sale of our 9.2% Series B Junior Cumulative Convertible Preferred Stock to Apollo in
October 1999, in each case after deducting estimated discounts, commissions and other expenses.

                                                               AS OF JUNE 30, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                               ------    -----------
                                                                  (IN THOUSANDS)
Cash, cash equivalents and marketable securities, at          $276,225   $  554,268
  market(1).................................................  --------   ----------
                                                              --------   ----------
Restricted investments(2)...................................  $ 79,803   $   79,803
                                                              --------   ----------
                                                              --------   ----------
Debt obligations:
     Short-term notes payable...............................  $ 95,526   $   95,526
                                                              --------   ----------
                                                              --------   ----------
Long-term obligations
     Deferred satellite payments, long-term.................  $ 46,102   $   46,102
     15% Senior Secured Discount Notes due 2007.............   168,974      168,974
     14 1/2% Senior Secured Notes due 2009..................   168,979      168,979
     8 3/4% Convertible Subordinated Notes due 2009.........     --         143,750
                                                              --------   ----------
          Total long-term debt obligations..................   384,055      527,805
                                                              --------   ----------

10 1/2% Series C Convertible Preferred Stock................   165,627      165,627
9.2% Series A Junior Cumulative Convertible Preferred
  Stock.....................................................   143,855      143,855
9.2% Series B Junior Cumulative Convertible Preferred
  Stock.....................................................     --          63,000
Stockholders' equity
     Common stock, at par value, $0.001 per share(3)........        23           27
     Additional paid-in capital(3)..........................   167,434      245,567
     Accumulated deficit....................................   (94,714)     (94,714)
                                                              --------   ----------
          Total capitalization..............................  $766,280   $1,051,167
                                                              --------   ----------
                                                              --------   ----------

------------
(1) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(2) Value of securities held by the trustee for our senior secured notes to fund the first six scheduled semi-annual interest payments on those notes.

(3) All capitalization information excludes: (a) options outstanding as of June 30, 1999 to purchase 4,946,375 shares of common stock, (b) warrants (other than those referred to in clause (c) below) issuable as of June 30, 1999 to purchase 4,979,322 shares of common stock and (c) warrants issued to Ford on June 11, 1999 to purchase up to 4,000,000 shares of common stock.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected consolidated financial data for CD Radio shown below as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 are derived from CD Radio's respective audited consolidated financial statements. Our financial statements as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 are included elsewhere in this prospectus. The financial information as of and for the six months ended June 30, 1998 and 1999 is derived from the unaudited consolidated financial statements incorporated by reference into this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. You should read the selected consolidated financial data together with the Consolidated Financial Statements, the related notes and the information contained in this prospectus under the heading 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                                                                                   SIX MONTHS ENDED
                                                    FOR THE YEAR ENDED DECEMBER 31,                    JUNE 30,
                                          ----------------------------------------------------   ---------------------
                                            1994       1995       1996       1997       1998       1998        1999
                                            ----       ----       ----       ----       ----       ----        ----
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues......................  $  --      $  --      $  --      $  --      $  --      $  --       $  --
Net loss(1).............................    (4,065)    (2,107)    (2,831)    (4,737)   (48,396)    (36,015)    (23,045)
Preferred stock dividends...............     --         --         --        (2,338)   (19,380)     (9,219)    (14,852)
Preferred stock deemed dividends(2).....     --         --         --       (51,975)   (11,676)     --          (4,534)
Accretion of dividends in connection
  with the issuance of warrants on
  preferred stock.......................     --         --         --         --        (6,501)     (6,372)       (148)
Net loss applicable to common
  stockholders..........................    (4,065)    (2,107)    (2,831)   (59,050)   (85,953)    (51,606)    (42,579)
Per common share:
    Net loss (basic and diluted)........     (0.48)     (0.23)     (0.29)     (0.41)     (2.70)      (2.18)      (0.99)
    Preferred stock dividend............     --         --         --         (0.20)     (1.08)      (0.56)      (0.64)
    Preferred stock deemed dividend.....     --         --         --         (4.47)     (0.65)     --           (0.19)
    Accretion of dividends in connection
      with the issuance of warrants on
      preferred stock...................     --         --         --         --         (0.36)      (0.39)      (0.01)
    Net loss applicable to common
      stockholders......................     (0.48)     (0.23)     (0.29)     (5.08)     (4.79)      (3.13)      (1.83)
Ratio of earnings to fixed charges(3)...     --         --         --         --         --         --          --
Deficiency of earnings to fixed
  charges...............................  $  4,065   $  2,107   $  2,831   $  4,760   $ 62,344   $  38,766   $  46,437
Weighted average common shares
  outstanding (basic and diluted).......     8,398      9,224      9,642     11,626     17,932      16,493      23,245

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...............  $  3,400   $  1,800   $  4,584   $    900   $204,753   $  64,741   $ 235,670
Marketable securities, at market(4).....     --         --         --       169,482     60,870      65,884      40,555
Restricted investments, at market(5)....     --         --         --         --         --         --          79,803
Working capital.........................     2,908      1,741      4,442    170,894    180,966     129,673     204,693
Total assets............................     3,971      2,334      5,065    323,808    643,880     297,899     920,932
Short-term notes payable................     --         --         --         --        70,863      --          95,526
Deferred satellite payments.............     --         --         --         --        31,324      --          46,102
Long-term debt..........................     --         --         --       131,387    153,033     138,369     338,098
10 1/2% Series C Preferred Stock........     --         --         --       176,025    156,755      93,629     165,627
9.2% Series A Preferred Stock...........     --         --         --         --       137,755      --         143,855
Deficit accumulated during the
  development stage.....................   (13,598)   (15,705)   (18,536)   (23,273)   (71,669)    (59,288)    (94,714)
Stockholders' equity....................     3,431      1,991      4,898     15,980     77,953      52,889      72,743
Book value per common share.............      0.37       0.21       0.48       1.00       3.36        3.00        3.12

------------
(1) Included in the 1998 net loss of ($48,396) is ($25,682) of special charges related primarily to the termination of certain launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite.

(2) The deemed dividend in 1997 relates to the discount feature associated with our former 5% Delayed Convertible Preferred Stock and the deemed dividend in 1998 relates primarily to the conversion feature associated with our 9.2% Series A Junior Preferred Stock. We computed

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    these deemed dividends in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price.

(3) For purposes of this computation, earnings are defined as losses plus fixed charges. Fixed charges are the sum of (a) interest expensed and capitalized,
    (b) amortization of deferred financing costs, premium and debt discounts and
    (c) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third). Our ratio of earnings to fixed charges was less than 1.00 for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999; thus earnings available for fixed charges were inadequate to cover fixed charges for these periods.

(4) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(5) Value of securities held by the trustee for our senior secured notes to fund the first six scheduled semi-annual interest payments on those notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus contains some forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of some events could differ materially from those projected in the forward-looking statements due to a number of factors, including those described under 'Risk Factors' and elsewhere in this prospectus. See 'Special Note Regarding Forward Looking Statements' below.

OVERVIEW

     CD Radio was organized in May 1990 and is in its development stage. Our principal activities to date have included technology development, terrestrial repeater network development, arranging for design and development of chip sets and receivers, obtaining regulatory approval for the CD Radio service, commencement of construction of four satellites, acquisition of content for our programming, strategic planning, market research, recruitment of our management team and securing financing for working capital and capital expenditures. We do not expect to generate any revenues from operations until the first quarter of 2001, at the earliest, and we expect that positive cash flow from operations will not be generated until the third quarter of 2001, at the earliest. In addition, we require additional capital to complete development and commence operations of CD Radio. Our actual funding requirements could materially exceed our projections, due to a variety of factors, some of which are outside of our control. We cannot assure you that we will ever commence operations, that we will attain any particular level of revenues or that we will achieve profitability. For further information about these risks, please refer to the section of the related prospectus entitled 'Risk Factors.'

     Upon commencing operations, we expect our primary source of revenues to be monthly subscription fees. We currently anticipate that our subscription fee will be approximately $9.95 per month to receive CD Radio broadcasts, with a one time, modest activation fee per subscriber. In addition, we expect to derive additional revenues from directly selling or bartering advertising time on our non-music channels. We do not intend to manufacture the consumer electronic devices necessary to receive CD Radio and thus will not receive any revenues from their sale. Although we hold patents covering some of the technology which will be used in these consumer electronic devices, we expect to license our technology to manufacturers at no charge.

     We expect that the operating expenses associated with operations will consist primarily of marketing, sales, programming, maintenance of the satellite and broadcasting system and general and administrative costs. Costs to acquire programming are expected to include payments to build and maintain an extensive music library and royalty payments for broadcasting music (calculated based on a percentage of revenues). Marketing, sales, general and administrative costs are expected to consist primarily of advertising costs, salaries of employees, rent and other administrative expenses. As of October 8, 1999, we had 77 employees and 21 part-time consultants. We expect to have approximately 150 employees by the time we commence operations.

     In addition to funding initial operating losses, we require funds for working capital, interest and financing costs on borrowings and capital expenditures in the near term.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1998

     We recorded net losses of $23,045,000 and $36,015,000 for the six months ended June 30, 1999 and 1998, respectively. Our total operating expenses were $25,762,000 and $30,898,000 for the six months ended June 30, 1999 and 1998, respectively. Excluding the special charges totaling $25.7 million recorded in the 1998 second quarter, we recorded a net loss of $10,333,000 and operating expenses of $5,216,000 for the six months ended June 30, 1998.

     Engineering design and development costs were $14,344,000 and $774,000 for the six months ended June 30, 1999 and 1998, respectively. Engineering costs increased in the 1999 period

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

primarily due to payments to Lucent in connection with the chip set development effort and payments to consumer electronic manufacturers in connection with receiver development efforts.

     General and administrative expenses increased for the six months ended June 30, 1999 to $11,418,000 from $4,442,000 for the six months ended June 30, 1998.
General and administrative expenses increased due to the occupancy of our new offices and national broadcast studio and the growth of our management team and the workforce necessary to develop and commence the broadcast of CD Radio. The major components of general and administrative expenses in the 1999 period were salaries and employment related costs (30%), rent and occupancy costs (25%) and legal and regulatory fees (14%), while in the 1998 period the major components were salaries and employment related costs (27%), rent and occupancy costs (16%), and legal and regulatory fees (15%). The remaining portion of general and administrative expenses (31% in the 1999 period and 42% in the 1998 period) consisted of other costs such as insurance, market research, consulting, travel, depreciation and supplies, with no such amount exceeding 10% of the total in the 1999 period and only consulting (16%) exceeding 10% of the total in the 1998 period.

     The increase of interest income to $6,400,000 for the six months ended June 30, 1999, from $3,903,000 in the six months ended June 30, 1998, was the result of higher average balances of cash, marketable securities and restricted investments during the 1999 period. The higher average balances of cash, marketable securities and restricted investments during the period were due to the proceeds from the issuance of notes in the second quarter of 1999 and stock sales during the fourth quarter of 1998 exceeding the amount of expenditures for satellite and launch vehicle construction, other capital expenditures and operating expenses.

     Interest expense, net of capitalized interest, decreased to $3,683,000 for the six months ended June 30, 1999, from $8,982,000 in the 1998 period. This decrease in net interest expense was due to capitalized interest increasing by an amount ($20,326,000) greater than the corresponding increase in interest expense ($15,027,000).

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     We recorded net losses of $48,396,000 ($2.70 per share) for the year ended December 31, 1998 and $4,737,000 ($.41 per share) for the year ended
December 31, 1997. Our total operating expenses were $39,079,000 in 1998 and $6,865,000 in 1997. Excluding the special charges recorded in the second quarter of 1998 totaling $25,682,000 which related primarily to the termination of certain launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite, we recorded net losses of $22,714,000 and operating costs of $13,397,000 in 1998.

     Legal, consulting and regulatory fees increased to $4,064,000 in 1998 from $3,236,000 in 1997. The increase in the level of expenditures was primarily the result of greater consulting expenses due to the accelerated execution of our business plan. Consulting fees were generated primarily in connection with the technical aspects of our business plan, such as satellite construction, chip set design and terrestrial repeater network build-out. The major components of legal, consulting and regulatory fees in the 1998 period were legal (48%), consulting (50%) and regulatory (2%), while in the 1997 period the major components were legal (51%), consulting (44%) and regulatory (5%).

     Research and development costs were $22,000 in 1998, compared with $57,000 in 1997. This level of research and development cost is the result of our completing the majority of these activities in 1994.

     Other general and administrative expenses increased to $9,311,000 in 1998 from $3,572,000 in 1997. General and administrative activities have grown as we continue to expand our management team and the workforce necessary to develop and commence the broadcast of CD Radio. The major components of other general and administrative costs in 1998 were salaries and employment related costs (51%) and rent and occupancy costs (24%), while in the 1997 period the major components were salaries and employment related costs (57%) and rent and occupancy costs (11%). The increase in the percentage of the total costs related to rent and occupancy was due to our taking possession of the premises where our National Broadcast Studio is being constructed.

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

The remaining portion of other general and administrative costs (25% in 1998 and 32% in 1997) consists of other costs such as insurance, market research, travel, depreciation and supplies, with no amount exceeding 10% of the total.

     Interest and investment income increased to $7,250,000 in 1998 from $4,074,000 in 1997. The increase was the result of a higher average investment balance throughout 1998 than 1997. The higher average investment balance was due to the completion of the sales of stock to both Prime 66 and the Apollo Investors in 1998 and the unexpended proceeds from our 1997 securities offerings.

     Interest expense, net of capitalized interest, was $14,272,000 in 1998 and $1,946,000 in 1997. This increase was due to interest expense accruing on our senior secured discount notes issued in November 1997. Although we recorded a net loss, we recorded $2,295,000 of income tax expense in 1998, which is related to our being a 'start-up' company for income tax purposes and the fact that the interest expense on our senior secured discount notes is deductible only when paid.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     We recorded net losses of $4,737,000 ($.41 per share) for the year ended December 31, 1997 and $2,831,000 ($.29 per share) for the year ended
December 31, 1996. Our total operating expenses were $6,865,000 for the year ended December 31, 1997 and $2,930,000 for the year ended December 31, 1996.

     Legal, consulting and regulatory fees increased for the year ended
December 31, 1997 to $3,236,000 from $1,582,000 for the year ended December 31, 1996. These levels of expenditures are the result of increased activity since winning the auction for our FCC license in April 1997, and in connection with our public offerings of Common Stock and units consisting of Senior Discount Notes and warrants to purchase Senior Discount Notes and the exchange offer for our 5% Preferred Stock. The major components of legal, consulting and regulatory fees in 1997 were legal (51%), consulting (44%) and regulatory (5%), while in 1996 the major components were legal (48%), consulting (38%) and regulatory (14%).

     Research and development costs were $57,000 for the year ended December 31, 1997 and $117,000 for the year ended December 31, 1996. We completed the majority of these activities in 1994.

     Other general and administrative expenses increased for the year ended December 31, 1997 to $3,572,000 from $1,231,000 for the year ended December 31, 1996. General and administrative expenses are expected to continue to increase as we continue to develop our business. The major components of other general and administrative costs in 1997 were salaries and employment related costs (57%) and rent and occupancy costs (11%), while in 1996 the major components were salaries and employment related costs (50%) and rent and occupancy costs (22%). The remaining portion of other general and administrative costs (32% in 1997 and 28% in 1996) consists of other costs such as insurance, market research, travel, depreciation and supplies, with no amount exceeding 10% of the total.

     The increase in interest and investment income to $4,074,000 for the year ended December 31, 1997, from $112,000 in the year ended December 31, 1996, was the result of a higher average investment balance during 1997. The investments on hand were primarily obtained from the debt and equity offerings completed in 1997.

     Interest expense increased for the year ended December 31, 1997 to $1,946,000 from $13,000 for the year ended December 31, 1996. The increase is the result of the issuance of the units consisting of senior secured discount notes and warrants to purchase senior secured discount notes in November 1997.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1999, we had a total of cash, cash equivalents, marketable securities and restricted investments of $356,028,000 and working capital of $204,693,000 compared with cash, cash

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

equivalents and marketable securities of $265,623,000 and working capital of $180,966,000 at December 31, 1998. The increases in the respective balances are due primarily to the proceeds from the issuance in May 1999 of units consisting of our senior secured notes and warrants to purchase our common stock. As part of the issuance of the senior secured notes in the 1999 second quarter, we were required to place approximately $79.3 million of government securities in a restricted account to be used only to pay the interest on these notes during their first three years. Subsequent to June 30, 1999, we received an aggregate of $278 million in net proceeds from the issuance of 3,450,000 shares of our common stock, $143.75 million aggregate principal amount of our convertible subordinated notes and 650,000 shares of our 9.2% Series B Junior Cumulative Convertible Preferred Stock.

     Funding Requirements. We require near-term funding to continue building our CD Radio system. We believe we can fund our planned operations and the construction of our satellite system into the fourth quarter of 2000 from the proceeds of this stock offering, the notes offering and from our working capital. We estimate that we will require approximately $1,170 million to develop and commence commercial operations by the end of the fourth quarter of 2000. This amount is higher than our previous estimate and reflects additional engineering requirements for our terrestrial repeater network, increases in premiums in the market for satellite launch and in-orbit insurance, costs for engineering analysis on potential alternative satellite launch platforms and other increased operating costs. We have raised and identified sources of funds for approximately $1,216 million (which includes sources of $115 million of debt financing to repay our existing bank credit facility that must be repaid by the earlier of February 29, 2000 and ten days prior to the launch of our second satellite), leaving expected excess cash of approximately $46 million to fund our operations after the fourth quarter of 2000. However, if Bank of America is unable to arrange a new credit facility for us, we will need to raise $115 million to refinance the existing credit facility in the first quarter of 2000 and an additional $60 million to fund our operations through the end of the fourth quarter of 2000. The availabilty of this new credit facility, which we expect to draw on to repay amounts outstanding at maturity under our existing bank credit facility, will be influenced by a variety of factors, some of which, including the market for syndicated bank loans generally, are outside of our control. In addition, we anticipate cash requirements of approximately $150 million to fund our operations through the first full year of commercial operations. This amount is higher than our previous estimate and reflects additional engineering design and development costs and increases in the amount of chip set subsidies for CD Radio receivers, which are payable in part under our recent agreements with Alpine, Panasonic and Ford, and costs of revenue sharing with Ford. The amount also reflects increases in premiums in the market for satellite in-orbit insurance and other increased operating costs. We expect to finance the remainder of our funding requirements through the future issuance of debt or equity securities, or a combination of debt and equity securities.

     To build and launch the satellites necessary for the operations of CD Radio we entered into the Loral Satellite Contract. The Loral Satellite Contract provides for Loral to construct, launch and deliver three satellites in-orbit and checked-out, to construct for us a fourth satellite for use as a ground spare and to become our launch services provider. We are committed to make aggregate payments of approximately $736 million under the Loral Satellite Contract, which includes $15 million of long-lead time parts for a fifth satellite and $3 million for integration analysis of the viability of using the Sea Launch platform as an alternative launch vehicle for our satellites. As of August 31, 1999, $376 million of this obligation had been satisfied. Under the Loral Satellite Contract, with the exception of a payment made to Loral in March 1993, payments are made in installments commencing in April 1997 and will end in December 2003. Approximately half of these payments are contingent upon Loral meeting specified milestones in the construction of our satellites.

     We also will require funds for working capital, interest on borrowings (including the convertible subordinated notes), acquisition of programming, financing costs and operating expenses until some time after the commencement of commercial operations of CD Radio. We expect our interest expense will increase significantly when compared to our 1998 interest expense as a result of the issuance of our senior secured notes and the convertible subordinated notes; however, our

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

senior discount notes, which represent a substantial portion of our planned indebtedness, will not require cash payments of interest until June 2003. In addition, a portion of the net proceeds of the issuance of our senior secured notes was used to purchase a portfolio of U.S. government securities in an amount sufficient to pay the first six payments of interest on these notes. In addition, we currently expect to fund interest payments on the convertible subordinated notes through proceeds from the issuance of equity. We cannot assure you that such issuances will be accomplished on terms advantageous to us, or at all.

     We cannot assure you that we will be able to obtain additional financing on favorable terms, or at all, or that we will be able to do so in a timely fashion. The indentures governing our senior secured notes and our senior secured discount notes and the Tranche A Facility contain, and documents governing any indebtedness incurred in the future are expected to contain, provisions limiting our ability to incur additional indebtedness. If additional financing were not available on a timely basis, we would be required to delay satellite and/or launch vehicle construction to conserve cash and to fund continued operations, which would cause delays in the commencement of operations and increase costs.

     The amount and timing of our actual cash requirements will depend upon numerous factors, including costs associated with the construction and deployment of our satellite system and terrestrial repeater network, costs associated with the design and development of chip sets and receivers, the rate of growth of our business after commencing service, costs of financing and the possibility of unanticipated costs. We will require additional funds if there are delays, cost overruns, unanticipated expenses, launch failures, launch services or satellite system change orders, or any shortfalls in estimated levels of operating cash flow.

     Sources of Funding. To date, we have funded our capital needs through the issuance of debt and equity securities and borrowings under our term loan facility. As of October 14, 1999, we had received a total of $582 million in equity capital. In 1997 we received a total of $192 million as a result of the issuance of 5,400,000 shares of 5% Delayed Convertible Preferred Stock, resulting in net proceeds of $121 million, and the issuance of 4,955,488 shares of common stock, resulting in net proceeds of $71 million. In November 1997, we exchanged 1,846,799 shares of our newly issued 10 1/2% Series C Cumulative Convertible Preferred Stock for all of the outstanding shares of 5% Delayed Convertible Preferred Stock. On November 2, 1998, we sold 5,000,000 shares of common stock to Prime 66 resulting in net proceeds of $98 million and on December 23, 1998, we sold 1,350,000 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock to the Apollo Investors resulting in net proceeds of $129 million. On December 23, 1998, the Apollo Investors also granted us an option to sell them 650,000 shares of the 9.2% Series B Junior Cumulative Convertible Preferred Stock which we exercised in October 1999 for net proceeds of $63 million. In September and October 1999 we issued 3,450,000 shares of our common stock in an underwritten public offering resulting in total net proceeds of $78 million.

     The Junior Preferred Stock is convertible into shares of common stock at a price of $30 per share. The Junior Preferred Stock is callable by us beginning November 15, 2001 if the current market price, as defined in the Certificate of Designation of the Junior Preferred Stock, of our common stock exceeds $60 per share for a period of 20 consecutive trading days, and in all events will be callable beginning November 15, 2003 at a price of 100% and must be redeemed by us on November 15, 2011. Dividends on the Junior Preferred Stock are payable-in-kind or cash annually, at our option. Holders of the Junior Preferred Stock have the right to vote, on an as-converted basis, on matters in which the holders of our common stock have the right to vote.

     In September and October 1999 we issued $143,750,000 aggregate principal amount of our convertible subordinated notes in an underwritten public offering resulting in total net proceeds of $137 million. In May 1999, we received net proceeds of approximately $190 million from the issuance of 200,000 units, each consisting of $1,000 aggregate principal amount of senior secured notes and three warrants, each to purchase 3.65 shares of our common stock. We invested approximately $79.3 million of the net proceeds of the senior secured notes in a portfolio of U.S. government securities, which we pledged as security for the payment in full of interest on the senior secured notes through May 15, 2002. As required by the terms of the warrants, we adjusted the number of shares for which each warrant may be exercised to 3.792 shares and the exercise

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

price per share to $27.53 per share on account of our issuance of 3,000,000 shares of our common stock and $125,000,000 principal amount of our convertible subordinated notes on September 29, 1999.

     In November 1997, we received net proceeds of $116 million from the issuance of 12,910 units, each consisting of $20,000 aggregate principal amount at maturity of senior secured discount notes and a warrant to purchase additional senior secured discount notes with an aggregate principal amount at maturity of $3,000. All these warrants were exercised in 1997. The aggregate value at maturity of the senior secured discount notes is $297 million. The senior secured discount notes mature on November 15, 2007 and the first cash interest payment is due in June 2003. The indentures governing the senior secured notes and the senior secured discount notes contain some limitations on our ability to incur additional indebtedness. The senior secured notes and the senior secured discount notes are secured by a pledge of the stock of Satellite CD Radio Inc., our subsidiary that holds our FCC license.

     On July 28, 1998, we entered into the Tranche A Facility with a group of financial institutions (the 'Lenders'), including Bank of America as agent and a lender, under which the Lenders agreed to provide us a term loan facility in an aggregate principal amount of up to $115 million (the term loans under the Tranche A Facility, the 'Tranche A Loans'). The proceeds of the Tranche A Loans are being used to fund a portion of the progress payments required to be made by us under the Loral Satellite Contract for the purchase of launch services and to pay interest, fees and other expenses related to the Tranche A Facility. The Tranche A Loans are due on the earlier of February 29, 2000 and ten days prior to the launch of our second satellite. As of June 30, 1999, we had borrowed $95.5 million under the Tranche A Facility, substantially all of which was used to make progress payments under the Loral Satellite Contract.

     In connection with the Tranche A Facility, Loral agreed with Bank of America that at maturity of the Tranche A Loans (including maturity as a result of an acceleration), upon the occurrence of a bankruptcy of CD Radio or upon the occurrence of an event of default by Loral under its agreement with Bank of America, Loral will repurchase from the Lenders the Tranche A Loans at a price equal to the principal amount of the Tranche A Loans plus accrued and unpaid interest. In exchange for providing this credit support, Loral receives a fee from us equal to 1.25% per annum of the outstanding amount of the Tranche A Loans from time to time.

     We have also entered into an agreement with Bank of America under which Bank of America has agreed to attempt to arrange a syndicate of lenders to provide a term loan facility for us in the aggregate principal amount of $225 million. It is anticipated that a portion of the proceeds of these loans would be used to repay amounts outstanding under the Tranche A Facility and for other general corporate purposes. Bank of America has not committed to provide this term loan facility. The availability of these loans when required to repay amounts outstanding at maturity under the Tranche A Facility will be influenced by a variety of factors, some of which, including the market for syndicated bank loans generally, are outside of our control. The closing of this term loan facility is expected to be conditioned on the satisfaction of specific significant conditions and there is no assurance that these loans will be arranged or that the proposed terms of these loans will be acceptable to us. If we are unable to close this facility, we will seek to repay the Tranche A Loans from the proceeds of the sale of debt securities, equity securities or a combination of debt and equity securities.

     Loral has agreed to defer a total of $50 million of the payments under the Loral Satellite Contract originally scheduled for payment in 1999. These deferred amounts bear interest at 10% per annum and all interest on these deferred amounts will accrue until December 2001, at which time interest will be payable quarterly in cash. The principal amounts of the deferred payments under the Loral Satellite Contract are required to be paid in six installments between June 2002 and December 2003. As collateral security for these deferred payments, we have agreed to grant Loral a security interest in our terrestrial repeater network. If there is a satellite or launch failure, we will be required to pay Loral the deferred amount for the affected satellite no later than 120 days after the date of the failure. If we elect to put one of our first three satellites into ground storage, rather than having it shipped to the launch site, the deferred amount for that satellite will become due within 60 days of this election.

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

OTHER MATTERS -- THE YEAR 2000 ISSUE

     The Year 2000 Issue will test the capability of business processes to function correctly. We have undertaken an effort to identify and mitigate The Year 2000 Issue in our information systems, product, suppliers and facilities. Our approach to The Year 2000 Issue can be separated into four phases: (1) define/measure -- identify and inventory possible sources of Year 2000 Issues;
(2) analyze -- determine the nature and extent of Year 2000 Issues and develop project plans to address those issues; (3) improve -- execute project plans and perform a majority of the testing; and (4) control -- complete testing, continue monitoring readiness and complete necessary contingency plans. The first three phases of the program have been completed for a substantial majority of our mission-critical activities. Management plans to have nearly all significant information systems and facilities through the control phase of the program by late-1999.

     We have also communicated with our significant vendors and suppliers to determine the extent to which we are vulnerable to the failure of these parties to remedy Year 2000 Issues. We can give no assurance that failure to address the Year 2000 Issues by third parties on whom our systems and business processes rely would not have a material adverse effect on our operations or financial condition.

     The total Year 2000 Issue remediation expenditures are expected to be approximately $100,000 of which 50% was spent by June 30, 1999. Substantially all of the remainder is expected to be spent in 1999. The activities involved in the Year 2000 effort necessarily involve estimates and projections of activities and resources that will be required in the future. These estimates and projections could change as work progresses.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward looking statements made in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.' Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and particularly the risk factors described under 'Risk Factors' in this prospectus. Among the significant factors that have a direct bearing on our results of operations are:

           the potential risk of delay in implementing our business plan;

           increased costs of construction and launch of necessary satellites;

           risk of launch failure;

           unproven market and unproven applications of technology;

           our dependence on Loral and Lucent;

           unavailability of receivers and antennas; and

           our need for additional financing.

     These and other factors are discussed in 'Risk Factors' and elsewhere in this prospectus.

     Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward looking statements made by us or on our behalf, you should not place undue reliance on any of these forward looking statements. Further, any forward looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.

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

                                    BUSINESS

     We are building a digital quality radio service that will broadcast up to 100 channels directly from satellites to vehicles. CD Radio will be broadcast throughout the continental United States, over a frequency band, the 'S-band,' that will augment traditional AM and FM radio bands. We hold one of only two licenses issued by the FCC to build, launch and operate a national satellite radio broadcast system. Under our FCC license, we have the exclusive use of a
12.5 MHz portion of the S-band for this purpose. Our service, which will be primarily for motorists, will offer 50 channels of commercial-free, digital quality music programming and up to 50 channels of news, sports, talk and entertainment programming. We currently expect to commence CD Radio broadcasts at the end of the fourth quarter of 2000, at an anticipated subscription price of $9.95 per month. We have entered into a contract with Loral for the construction, launch and in-orbit delivery of three satellites beginning in January 2000.

     As an entertainment company, we intend to design and originate programming on each of our 50 commercial-free music channels. Each channel will be operated as a separate radio station, with a distinct format. Some of the music channels will offer continuous music while others will have program hosts, depending on the type of music programming. CD Radio will offer the following range of music categories:

 Symphonic
 Chamber Music
 Opera
 Top of the Charts
 50's Hits
 60's Hits
 70's Hits
 80's Hits
 90's Hits
 Soft Rock
 Love Songs
 Singers & Songs
 Beautiful Instruments
 Broadway's Best
 Big Band/Swing
 Classic Jazz
 Contemporary Jazz
 NAC Jazz
 New Age
 Soul Ballads
 Contemporary R&B
 Classic Soul Hits
 R&B Oldies
 Rap/Hip Hop
 Dance
 Tropical
 Latin Jazz
 Boleros
 Latin Contemporary
 Merengue
 Cumbia
 Mexicana
 TexMex
 Rock en Espanol
 Country Hits
 Modern Country
 Classic Country
 Folk Rock
 Alternative Rock I
 Alternative Rock II
 Classic Rock I
 Classic Rock II
 Album Rock
 Hard Rock/Metal
 Blues
 Reggae
 World Beat
 Gospel
 Contemporary Christian
 Children's Entertainment

     Programming on our non-music channels will be provided by third parties, and to date we have entered into programming agreements with content providers for 25 of these channels, including NPR, BBC, Bloomberg News Radio, C-SPAN and Sports Byline USA. A majority of our non-music channels will contain advertising, which will augment our subscription revenue. These channels will include news and talk shows and special interest programming directed to a diverse range of groups, including sports and outdoor enthusiasts, Hispanic listeners and truck drivers.

     Our music and non-music channels will be broadcast from our National Broadcast Studio in Rockefeller Center in New York City. The National Broadcast Studio will contain our corporate headquarters, our music library, facilities for programming origination, programming personnel and program hosts, and facilities to transmit programming to our orbiting satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the satellites.

     On June 11, 1999, we entered into an agreement with Ford Motor Company which anticipates Ford manufacturing, marketing and selling vehicles that include receivers capable of receiving the CD Radio broadcasts. As part of this exclusive agreement, Ford will be entitled to participate in a

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

portion of the revenues derived by us from new Ford vehicles equipped to receive CD Radio broadcasts. In addition, we will reimburse Ford for specific costs of equipping these Ford vehicles to receive CD Radio broadcasts and we have granted Ford warrants to purchase up to 4,000,000 shares of our common stock at an exercise price of $30 per share. Ford may exercise these warrants based upon the number of Ford vehicles equipped to receive CD Radio broadcasts that Ford elects to manufacture, and these warrants are fully exercisable upon 4,000,000 of these vehicles being manufactured. Please refer to the section of the related prospectus entitled 'Description of Warrants -- The Ford Warrant' for further information regarding the Ford warrants.

     On September 23, 1999, we and Ford amended our agreement to extend the term by one year and to enter into a cooperative advertising arrangement. As part of the cooperative advertising arrangement, we have agreed to reimburse Ford for portions of its direct, out-of-pocket, costs of advertising or media that promote or mention CD Radio in association with Ford vehicles. Our obligation to reimburse Ford for this cooperative advertising is limited to $3 million per year during our first five years of commercial operations.

     We have entered into an agreement with Lucent for the development and manufacture of a chip set that represents the essential element of consumer electronics devices which are capable of receiving CD Radio.

     CD Radio Inc. was incorporated in the State of Delaware as Satellite
CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to
CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020, our telephone number is (212) 584-5100 and our internet address is cdradio.com. The information on our website is not part of this prospectus.

THE CD RADIO SERVICE

     CD Radio will offer motorists: (1) commercial-free music programming; (2) a wide choice of finely focused music and non-music formats; and (3) nearly seamless signal coverage throughout the continental United States.

     Commercial-Free Music Programming. CD Radio will provide 50 channels of commercial-free music programming. Our market research indicates that a principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Because CD Radio, unlike commercial AM and FM stations, will be a subscription service, our music channels will not contain commercials.

     Wide Choice Of Programming. CD Radio will offer subscribers a broad range of programming formats and significant depth within each format. Each of our 50 music channels will have a distinctive format, such as opera, reggae, classic jazz and children's entertainment, intended to cater to specific subscriber tastes. In most markets, radio broadcasters target their programming to broad audience segments and therefore offer limited formats. Even in the largest metropolitan markets many of our planned formats are unavailable. Additionally, we will provide news, sports and talk programming that is generally not available on conventional radio.

     'Seamless' Signal Coverage. CD Radio will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. We expect that our nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their preferred FM radio broadcasts. In addition, we expect that our broadcasts will appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations.

     Our research indicates that there is a significant market for music and other radio programming such as news, talk and sports delivered through advanced radio technology. While television technology has advanced steadily -- from black and white to color, from broadcast to cable and satellite, and from ordinary to high-definition television -- the last major advance in radio technology was the introduction of FM broadcasts.

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     CD Radio is primarily a service for motorists. The Yankee Group, a market research organization, estimates that there will be approximately 200 million registered private motor vehicles in the United States by the end of this year. CD Radio will initially target a number of demographic groups among the drivers of these vehicles, including 100 million commuters, 34 million of whom spend over one hour commuting daily; 45 million Americans who live in markets served by five or fewer radio stations; three million truck drivers; three million owners of recreational vehicles; and approximately 30 million persons of Hispanic origin.

     We believe there will be significant consumer demand for CD Radio. Market research conducted for us by The Yankee Group shows that radio listeners today are substantially dissatisfied with both AM and FM radio because of frequent commercial interruptions, lack of variety in programming and loss of signal strength. CD Radio's commercial-free music, wide variety of formats and nearly seamless national coverage have been designed to address these key disadvantages of existing commercial radio.

     According to Arbitron, in 1996, despite the fact that almost all vehicles contained either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. According to the Radio Advertising Bureau, each week radio reaches approximately 95% of all Americans over the age of 12, with the average listener spending more than three hours per weekday and more than five hours per weekend listening to the radio. More than 40% of all radio listening is done in cars. In addition, in 1998, approximately 79% of total radio listening was to FM stations, which primarily provides music programming, as compared with AM stations which devote a greater proportion of their programming to talk and news.

     We believe that our ability to offer a wide variety of musical and non-musical formats simultaneously throughout the continental United States will enable us to tap significant unmet consumer demand for specialized programming. The economics of the existing advertiser supported radio industry dictate that conventional radio stations generally program for the greatest potential audience. Even in the largest metropolitan areas, station formats are limited. Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30% of all commercial radio stations. Although niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age music, children's programming and others accounted for approximately 33% of sales of recorded music in 1998, these formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to such programming as opera, blues, chamber music, soundtracks, reggae and many others. CD Radio's wide choice of formats is expected to appeal to the large number of currently underserved listeners. Furthermore, CD Radio's ability to offer a number of channels devoted to each genre will enable subscribers to listen to a wider range of music within their preferred format.

     The limited coverage area of conventional radio broadcasting means that listeners often travel beyond the range of any single station. Unlike conventional FM stations, which have an average range of only approximately 30 miles before reception fades, CD Radio's system is designed to cover the entire continental United States, enabling listeners to enjoy virtually seamless coverage. Our ability to broadcast nationwide will also allow us to serve currently underserved radio markets.

     We also believe that CD Radio will have a competitive advantage over conventional radio stations because our music channels will be commercial-free. In contrast, conventional radio stations interrupt their broadcasts with up to 18 minutes of commercials in every hour of music programming, and most stations also frequently interrupt programming with news, promotional announcements, public service announcements and miscellaneous information. We believe that consumers dislike frequent commercial interruptions and that 'station surfing' to avoid them is common.

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PROGRAMMING

     We intend to offer 50 channels of commercial-free, all-music programming and up to 50 additional channels of other formats, such as all-news, all-sports and all-talk programming. Each music channel will have a distinctive format, intended to cater to specific subscriber tastes. We believe that 50 music channels will enable us to 'superserve' our subscribers with a greater range of choice of content within their preferred format than is currently offered by terrestrial radio, even in the most widely broadcast formats. We expect that the initial subscription fee for CD Radio, which will entitle subscribers to receive all CD Radio channels, will be $9.95 per month.

     We have recruited 12 full-time and 13 consulting basis program managers from the recording, broadcasting and entertainment industries to manage the development of daily programming for each CD Radio music channel and intend to recruit additional program managers. To be accessible to these industries, we are building our National Broadcast Studio in Rockefeller Center in New York City. Program managers also will coordinate our continuing market research to measure audience satisfaction, refine channel definitions and themes and select program hosts for those channels that will have hosts.

     Music programming will be selected from our music library. We intend to create an extensive music library which will consist of a deep range of recorded music in each genre broadcast. We have begun to acquire recordings for our music library. Through September 13, 1999, we had acquired approximately 750,000 titles across a broad range of music genres. We expect that our music library will consist of approximately 2,000,000 titles when we commence commercial broadcasts of CD Radio. We expect to update our music library with new recordings as they are released and, in some cases, we will seek to acquire recordings that are no longer commercially available.

     In addition to our music channels, we expect to offer up to 50 channels of news, sports and talk programming, most of which will include commercial advertising. We generally do not intend to produce programming for our non-music channels, and will obtain this programming from various third party content providers. To date, we have entered into agreements for a total of 25 channels with content providers including NPR, BBC, Bloomberg News Radio, C-SPAN, Sports Byline USA, National Public Radio, Public Radio International, Classic Radio, Hispanic Radio Network, World Radio Network, Wisdom Channel, Speedvision Radio and Outdoor Life Radio.

     In connection with our music programming, we will be required to negotiate and enter into royalty arrangements with performing rights societies, such as the American Society of Composers, Authors and Publishers ('ASCAP'), Broadcast Music, Inc. ('BMI') and SESAC, Inc. ('SESAC'). These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of advertising and/or subscription revenues. If the parties cannot reach agreement with ASCAP or BMI, special judicial rate setting procedures are available under antitrust consent decrees that govern these organizations. SESAC is not bound by a consent decree or a special judicial rate setting mechanism. Broadcasters currently pay a combined total of 4% of their revenues to the music performing rights societies. We also will be required to negotiate similar arrangements with the owners of the copyrights in sound recordings under the Digital Performance Right in Sound Recordings Act of 1995 (the 'Digital Recordings Act'). The determination of some of the royalty arrangements with the owners of sound recording copyrights under the Digital Recordings Act were previously subject to arbitration proceedings. In 1998, the Copyright Office reviewed the results of this arbitration and set the royalty rate at 6.5% of the licensee's 'gross revenues resulting from residential services in the United States' including subscription fees, advertising and time share revenues. We believe that we will be able to negotiate royalty arrangements with the music performing rights organizations and the owners of sound recording copyrights, but we cannot assure you as to the terms of the royalty arrangements ultimately negotiated or established by arbitration or judicial rate setting.

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

MARKETING AND DISTRIBUTION

     We plan to offer a high quality broadcast service with targeted music formats, nearly seamless signal coverage throughout the continental United States, commercial-free music programming and digital quality fidelity. Our marketing strategy for CD Radio has three interrelated components: (1) creating consumer awareness of CD Radio, (2) generating subscriptions to CD Radio and (3) generating purchases of consumer electronic devices capable of receiving
CD Radio broadcasts.

     We believe that the introduction of CD Radio will have high news value, which we expect will result in significant national and local publicity before and during the initial launch of the service. In addition, we plan to engage in extensive marketing, advertising and promotional activities to create consumer awareness of CD Radio. This includes an ongoing major advertising campaign funded principally by us, together with expected manufacturer and retailer cooperative advertising. A major national umbrella campaign will utilize a full mix of media, including network and cable television, radio, print and billboard.

     We intend to focus our initial efforts on a number of demographic groups that we believe represent potential target markets for CD Radio, including commuters, niche music listeners, Hispanic listeners, sports enthusiasts, truck drivers, recreational vehicle owners and consumers in areas with sparse radio coverage. We also intend to aggressively target early adopters of new technologies, who we believe are likely to have a high level of interest in CD Radio.

     Commuters. Of the more than 100 million commuters, we have identified 34 million as highly addressable by virtue of their commute times averaging over one hour daily. To reach these commuters, we plan to purchase radio advertising spots on stations with frequent traffic reports, purchase outdoor billboard advertising on long commute roads and place inserts in gasoline credit card bills.

     Niche Music Listeners. Niche music categories, such as classical, jazz, rap, gospel, soundtracks, oldies and children's programming, constitute approximately 30% of the market for recorded music sales. To reach niche music listeners, we intend to work with the recording industry to include print material about CD Radio inside niche music compact disc packaging, place print advertising in specialty music magazines targeted to niche music listeners and members of fan clubs, conduct direct mailings to specialized music mailing lists of record clubs and sponsor and advertise at certain music events.

     Hispanic Market. Currently there are approximately 30 million Spanish-speaking Americans, many of whom have limited access to Spanish language radio, and this population group is growing rapidly and is expected to reach 36 million by 2005. We intend to broadcast a number of music and non-music channels that will cater to the Hispanic market. We plan to purchase local television spots on Spanish speaking channels and place advertising in national Spanish language magazines and local Spanish language newspapers.

     Sports Enthusiasts. Many fans of various sports are unable to receive broadcasts of interest to them because events are broadcast only within limited regional areas. We intend to broadcast a number of channels containing this sports programming. We plan to purchase advertising on national and regional cable television sports channels, in sports magazines and in the sports sections of newspapers.

     Truck Drivers. According to the U.S. Department of Transportation, there are approximately three million professional truck drivers in the United States, of whom approximately 1.1 million are long-distance haulers. We intend to place sampling displays at truck stops and to advertise in publications and on Internet sites which cater to truck drivers.

     Recreational Vehicle Owners. There are approximately three million recreational vehicles in the United States. We plan to advertise in magazines targeted to recreational vehicle enthusiasts, conduct direct mailings targeted to these individuals and place sampling displays at recreational vehicle dealerships.

     Sparse Radio Zones. More than 45 million people aged 12 and over live in areas with such limited radio station coverage that the areas are not monitored by Arbitron. We believe that of

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

these people, approximately 22 million people receive five or fewer FM stations,
1.6 million receive only one FM station and at least one million people receive no FM stations. To reach these consumers, we plan to utilize local newspaper and target direct mailings to music enthusiasts in these areas.

     We expect that FM modulated receivers and three-band receivers will be sold through electronics superstores as well as independent autosound retailers and that radio cards will be sold through electronics superstores, mass merchants and direct marketing channels, such as the Internet.

SUBSCRIPTION AND BILLING

     We intend to contract out our customer care functions to a national customer service and telemarketing provider. Operators at our customer care center will have the ability to access our separate billing services center for various functions, including customer activation, billing inquiries, program service changes and address changes. When appropriate, operators will also refer technical problems to either a CD Radio help desk, or to the appropriate equipment manufacturer. We intend to automate customer care functions where appropriate, either through interactive voice response technology (IVR), or through our Web site. We expect to pay our customer service provider based on transaction and call volume.

     We also intend to contract out our customer billing and activation function to a national billing services company. This billing center will receive requests from our separate customer care center for actions such as radio activations, deactivations, program service changes, and billing inquiries. This billing center will handle all other customer processing operations, including remittance processing, collections, interfacing to credit/debit card clearing houses, and fulfillment processing. We expect that a large percentage of our subscribers will pay using a credit card. However, our customer billing system will also have the capability to do direct invoicing. There will be a modest one-time activation fee to cover subscriber sign-up costs. The billing software application and database will be customized to handle our unique requirements, including interfacing and exchanging of information with automobile manufacturers, automobile dealers and consumer electronic retailers, and employing special techniques to address the challenge of activating and deactivating receivers. We expect to pay our billing services company based on transaction volumes.

THE CD RADIO DELIVERY SYSTEM

     The CD Radio satellite system is designed to provide nearly seamless signal coverage throughout the continental United States. This means that listeners will almost always be within the broadcast range of CD Radio, unlike current FM radio broadcasts, which have an average range of only approximately 30 miles. The CD Radio system is designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. The system is designed to enable motorists to receive CD Radio in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of our satellites or is within range of one of our terrestrial repeating transmitters.

     The portion of the S-band located between 2320 MHz and 2345 MHz has been allocated by the FCC exclusively for national satellite radio broadcasts, and will augment traditional AM and FM radio bands. This portion of the spectrum was selected because there are virtually no other users of this frequency band in the United States, thus minimizing potential signal interference. In addition, this frequency band is relatively immune to weather related attenuation, which is not the case with higher frequencies.

     We plan to use 12.5 MHz of bandwidth in the 7060-7072.5 MHz band (or some other suitable frequency) for uplink transmissions to our satellites. Downlink transmission from the satellites to subscribers' will use 12.5 MHz of bandwidth in the 2320.0-2332.5 MHz frequency band.

     In May 1998, we expanded our system from 50 planned broadcast channels to up to 100 channels. As part of that expansion, we announced our plan to change the orbital location of our

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

satellites from geostationary orbits over the equator to inclined elliptical orbits. This modification will allow our satellites to maximize the time spent over the continental United States, which will permit us to fully utilize the bandwidth allocated to us by the FCC. Each satellite will travel in a figure eight pattern extending above and below the equator, and will spend approximately 16 hours per day north of the equator. A satellite north of the equator will serve the United States at a better elevation angle than a geostationary satellite over the equator. At any given time, two of our three satellites will operate from the portion of the orbit north of the equator while the third satellite will not broadcast as it traverses the portion of the orbit south of the equator.

     CD Radio is designed to broadcast the same signals from two of the three satellites. This design involves new applications of technology that have not been deployed and we cannot assure you that the CD Radio system will work as planned.

     The CD Radio delivery system will consist of three principal components:
(1) the satellites; (2) the receivers; and (3) the National Broadcast Studio.

  THE SATELLITES

     Satellite Design. Our satellites are of the Loral FS-1300 model series. This family of satellites has a history of reliability with a total of 275 years in-orbit operation time. The satellites are designed to have a useful life of approximately 15 years. To ensure the durability of our satellites, we have selected components and subsystems that have a demonstrated track record on operational FS-1300 satellites, such as N-STAR, INTELSAT VII and TELSTAR. In addition, a full series of ground tests will be performed on each of our satellites before launch to detect assembly defects and avoid premature satellite failure.

     Our satellites will utilize a three-axis stabilized design. Each satellite will contain an active attitude and position control subsystem; a telemetry, command and ranging subsystem; a thermal control subsystem and an electrical power subsystem. Power will be supplied by silicon solar arrays and, during eclipses, by nickel-hydrogen batteries. Each satellite after deployment will be approximately 81 feet long, 19 feet wide and 17 feet tall.

     Our satellites will incorporate a design which will act essentially as a 'bent pipe,' relaying received signals directly to the ground. Our satellites will not contain on-board processors. All of our processing operations will be on the ground where they are accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.

     High Elevation Angles. We plan to place our satellites in orbits that extend over North America to provide very high signal elevation angles and thereby mitigate service interruptions which can result from signal blockage and fading. Each of our two transmitting satellites will broadcast the same signal.

     Memory Buffer. Our transmission design incorporates the use of a memory buffer chip contained within the receiver. Each memory buffer chip is designed to store signals and to mitigate service interruptions which can result from signal blockage and fading. As with any wireless broadcast service, we expect to experience occasional 'dead zones' where the service from our satellites will be interrupted by nearby tall buildings, elevations in topography, tree clusters, highway overpasses and similar obstructions; however, in most of these places, we expect that subscribers will continue to receive a signal from their receiver's memory buffer.

     Terrestrial Repeaters. In some areas with high concentrations of tall buildings, such as urban cores and in tunnels, signals from our satellites will be blocked and reception will be adversely affected. In these urban areas, we plan to install terrestrial repeating transmitters to rebroadcast our satellite signals, increasing the availability of service. The FCC has not yet established rules governing these terrestrial repeaters, and we cannot predict the outcome of the FCC's current rulemaking on this subject. We also will need to obtain the rights to use towers or the roofs of some structures where the repeaters will be installed. We cannot assure you that we can obtain these tower or roof rights on acceptable terms or in all appropriate locations.

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     During 1998, we completed the construction and testing of our terrestrial repeater network in San Francisco on an experimental basis. During 1999 and 2000, we expect to execute agreements for site acquisition, site design and site construction services for the remainder of our terrestrial repeaters, acquire all necessary sites and complete construction at all of these sites. In addition, in 1999 we expect to purchase the digital broadcast equipment necessary to operate our terrestrial repeater network.

     Satellite Construction and Launch Services. In March 2, 1993, we entered into a contract with Loral to build three satellites, two of which we intended to launch and one of which we intended to keep in reserve as a spare. Under the contract, we had an option to order a fourth satellite on preset price and delivery terms. We notified Loral of the exercise of this option in March 1998.

     On July 28, 1998, as a result of an evaluation of the advantages of a three-satellite orbital configuration, we and Loral entered into the Loral Satellite Contract. Under the Loral Satellite Contract, Loral has agreed to construct, launch and deliver our three satellites, in-orbit and checked-out, to construct for us a fourth satellite for use as a ground spare and to become our launch services provider. Our four satellites are currently being tested or under construction. Our first satellite has been substantially completed and is being tested. All of the components of our second satellite are either substantially complete or undergoing final testing before integration. All of the subsystems for our third and fourth satellites are also under construction.

     Each of our satellites is scheduled to be launched on Proton launch vehicles. Loral has scheduled the launch of our first satellite for January 2000, the launch of our second satellite in March 2000, the launch of our third satellite by May 2000 and has agreed to deliver our fourth satellite to a designated ground storage site by August 2000. Loral expects to deliver all three of our satellites in-orbit and checked-out by June 30, 2000. We cannot assure you that Loral will be able to meet the above schedule. It is a default under the Loral Satellite Contract if (1) we fail to maintain a minimum net worth, (2) we fail to have sufficient funds or committed financing to pay our obligations on a timely basis or (3) there occurs an event of default under our existing credit agreement with Bank of America and other lenders.

     Title to our first, second and third satellites will pass to us at the time these satellites are delivered to us in-orbit and checked out. Risk of loss for our first, second and third satellites will pass to us at the time of launch. Title and risk of loss for our fourth satellite will pass to us at the time this satellite is shipped to the ground storage site designated by us. Each satellite is warranted to be in accordance with the performance specifications contained in the Loral Satellite Contract and free from defects in materials and workmanship. Loral's warranties will expire at the time of launch or, in the case of our fourth satellite, two years from the date of delivery to the ground storage site. If there is a delay in the construction of the satellites that is caused by us, the Loral Satellite Contract provides that the terms of the contract will be equitably adjusted.

     Following the launch of each satellite, Loral will conduct an in-orbit performance verification. If this testing shows that a satellite is not meeting the satellite performance specifications contained in the Loral Satellite Contract, we and Loral have agreed to negotiate an equitable reduction in the final payment to be made by us for the affected satellite.

     Satellite launches have significant risks, including destruction or damage of the satellite during launch or failure to achieve proper orbital placement. Although past experience is not necessarily indicative of future performance, the Proton family of Russian-built launch vehicles has a 92% launch success rate based on its last 50 launches. There is no assurance that the launches of our satellites will be successful. Satellites also may fail to achieve a proper orbit in some instances or be damaged in space. Loral will not bear the risk of loss for either a satellite or launch vehicle failure. However, Loral will provide a free launch if there is a failure of the first Proton launch vehicle which is used to launch one of our satellites. In that event, we would attempt to launch the spare satellite that we are having constructed. See 'Risk
Factors -- We are dependent upon Loral to build and launch our satellites' and ' -- Satellite launches have significant risks.'

     We are relying upon Loral to arrange for the timely launch of our satellites. Failure by Loral to arrange to launch the satellites in a timely manner could materially adversely affect our

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business. Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. If Loral fails to deliver the three satellites in-orbit and checked out by July 31, 2000 or fails to deliver the fourth satellite to its storage site by September 30, 2000, it may be liable for specific late delivery penalties. We cannot assure you that these remedies will adequately mitigate any damage to our business caused by launch delays.

     After reaching agreement with Loral to provide launch services, we terminated our prior launch services agreement with Arianespace S.A. ('Arianespace') and terminated the related vendor financing with a subsidiary of Arianespace. As a result of these terminations, we incurred a liability of approximately $18 million. We expensed this item, together with approximately $7 million of related capitalized and other costs, in the second quarter of 1998.

     Risk Management and Insurance. Three custom-designed, fully dedicated satellites are required to broadcast all 100 planned channels of CD Radio. Our agreement with Loral includes a free relaunch if there is a failure of the first Proton launch vehicle used to launch one of our satellites. We intend to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and failure of launch vehicles other than the first Proton. If we are required to launch our spare satellite due to a launch failure, our operational timetable could be delayed. The launch or in-orbit failure of two satellites would require us to arrange for additional satellites to be built and could delay the commencement or continuation of our operations by at least 16 months. See 'Risk Factors -- We are dependent upon Loral to build and launch our satellites' and ' -- Satellite launches have significant risks.'

     Once properly deployed and operational, the historical risk of premature total satellite failure has been less than 1% for U.S. geosynchronous commercial communication satellites. Before the launch of our first satellite, we intend to purchase insurance covering launch risks and in-orbit failure during the first two years of operation for each of our satellites. Before the expiration of this insurance, we intend to evaluate the need for in-orbit insurance for the remainder of the estimated useful life of each satellite. After we have launched our satellites and begun to generate revenues, we will evaluate the need for business interruption insurance.

     Satellites are designed to minimize the adverse effects of transmission component failure through the incorporation of redundant components which activate automatically or by ground command upon failure. If multiple component failures occur, and the supply of redundant components is exhausted, the satellite generally will continue to operate, but at reduced capacity. In that event, signal quality may be preserved by reducing the number of channels broadcast until a replacement satellite can be launched. Alternatively, the number of broadcast channels may be preserved by reducing the signal quality until a replacement satellite can be launched.

  THE RECEIVERS

     Consumers purchasing new vehicles will be able to receive CD Radio through a new generation of three-band radios installed by Ford or another automotive manufacturer. In addition, consumers will be able to receive CD Radio by installing specially designed radio receivers in their existing vehicles. The market for new radio receivers installed in existing vehicles (which is commonly referred to as the 'aftermarket') is approximately 7 to 8 million units annually. In the automotive aftermarket, we expect that CD Radio subscribers will initially have the choice of one of three different receiving devices for their cars -- an FM modulated receiver, a three-band receiver and a radio card. These devices, along with CD Radio satellite antennas, are expected to be manufactured and distributed by a number of consumer electronics manufacturers. To date, we have entered into agreements with Delco, Recoton, Alpine and Panasonic to design and develop CD Radio receivers. All CD Radio receivers will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the musical selection being played. Although we do not intend to manufacture or distribute FM modulated receivers, three-band receivers, radio cards or antennas, in the early years of our service their availability will be critical to us because they will be the only means by which to receive CD Radio.

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     These three CD Radio receivers will offer customers a range of options in price, ease-of-installation and quality.

     FM Modulated Receivers. The CD Radio FM modulated receiver will be usable in all vehicles which have an FM radio, or approximately 95% of all U.S. vehicles. Each FM modulated receiver will operate with a device that will be approximately the size of a 35mm camera, and will be mounted either in the vehicle's trunk, behind the dashboard or under a seat. Each FM modulated receiver will interface with a vehicle's existing radio through the FM antenna input. The CD Radio data display, as well as the controls for changing channels, will be contained in a small remote control which will either be wired or wireless. We expect the retail price of this FM modulated receiver, with a hard-wired satellite antenna and professional installation, will be approximately $299. We anticipate that FM modulated receivers will be sold through electronics superstores as well as independent autosound retailers.

     FM modulation technology is widely used in the autosound industry for the integration of automobile compact disc changers, which typically interface with the player unit through the FM antenna input and, like the CD Radio FM modulated receiver, are controlled through a remote control. Approximately 700,000 FM modulated compact disc changers were sold in the United States in 1998.

     Three-Band Receivers. To address consumers who replace their vehicle's sound system, we expect there will be available a receiver capable of receiving AM, FM and CD Radio broadcasts. In appearance, this three-band receiver will be nearly identical to existing aftermarket car stereos and will permit the user to listen to AM, FM or CD Radio with the push of a button. Like existing conventional radios, a number of these three-band receivers may also incorporate cassette or compact disc players. The receiver apparatus will include a 'CD Radio Ready' head-unit, which will accept the direct output of the CD Radio outboard receiver device. We expect the retail price of these CD Radio-ready receivers, including the receiver device, antenna and professional installation, will be approximately $150 more than similar receivers that are not capable of receiving CD Radio broadcasts. We anticipate that three-band receivers, including the head unit and the receiver device, will be sold through electronic superstores as well as independent autosound retailers. Our long-term objective is to promote the adoption of three-band receivers as standard equipment in all automobiles sold in the United States.

     Radio Cards. CD Radio's wireless adapter, or radio card, will not require professional installation and will be usable by all vehicles in the United States equipped with a cassette player, which represents approximately 65% of all vehicles on the road. Each radio card will include two components -- the radio card adapter, which will insert into existing cassette slots, and a wireless version of the CD Radio satellite antenna. We expect the retail price of the radio card, including the wireless satellite antenna, will be approximately $199. The radio card will be sold though electronics superstores, mass merchant type stores and direct marketing channels, such as the Internet.

     Lucent Agreement. On April 28, 1998, we entered into an agreement with Lucent to design the overall architecture of the CD Radio system and to develop and manufacture a custom designed chip set for use in CD Radio receivers and, on February 2, 1999, we amended and restated this agreement. We have agreed to pay Lucent the cost of the development work related to the chip sets, currently estimated to be approximately $27 million. Approximately half of the expected payments to Lucent are dependent upon satisfactory completion of designated development milestones. Lucent has completed design of the system architecture and delivered the chip set specification on schedule at the end of August. However, we cannot assure you that Lucent will be able to deliver chip sets within the time frame described in our agreement. In addition, the cost to us of the chip set development work could exceed $27 million.

     Lucent has agreed to repay all the costs of the chip set development work, through discounted chip set prices, after commercial production of the chip set has begun.

     Delco Agreement. On March 29, 1999, we entered into an agreement with Delco to design, develop and manufacture three-band receivers (including the related receiver device) and satellite antennas for sale to major automotive manufacturers. Delco is the world's largest producer of audio systems for original automotive equipment and is a leader in mobile communications technology. We have agreed to pay Delco, when specified development milestones are completed, specific costs relating to designing and manufacturing prototypes of this three-band receiver and antenna. Delco has agreed to use commercially reasonable efforts to complete the design and development work and have three-band receivers and antennas available for sale to automobile manufacturers by March 2001. We cannot assure you that Delco will be able to design and develop these three-band receivers and antennas. In addition, although we expect that Delco will manufacture and sell substantial quantities of three-band receivers and antennas, Delco is not required to manufacture specified quantities under this agreement.

     Recoton Agreement. On February 23, 1999, we entered into an agreement with Recoton to design and develop specifications for the FM modulated receiver (including the receiver device) and the radio card, and manufacture prototypes of each. Recoton, the owner of the Jensen, Advent, AR/Acoustic Research and Interact brands, is a worldwide manufacturer and distributer of consumer electronic products, and is the third largest producer of aftermarket car stereos sold in the U.S. As part of this agreement, we also agreed to deliver to Recoton plans and specifications for a hard-wired satellite antenna, which we have separately developed. Recoton has agreed to manufacture prototypes of this hard-wired satellite antenna for use with FM modulated receivers and to use commercially reasonable efforts to design and develop a wireless satellite antenna for use with radio cards. We have agreed to pay Recoton, when specified development milestones are completed, specific costs relating to designing and manufacturing prototypes of the FM modulated receiver, the radio card, the hard-wired satellite antenna and the wireless satellite antenna. Recoton has agreed to deliver to us plans and specifications for the FM modulated receiver, the radio card and the wireless satellite antenna within 90 business days after Lucent delivers to us plans and specifications for the chip set. Similarly, Recoton has agreed to deliver to us prototypes of the FM modulated receiver, the radio card, the hard-wired satellite antenna and the wireless satellite antenna within 90 business days after Lucent delivers to us prototypes of the chip set. We cannot assure you that Recoton will be able to design and develop the FM modulated receiver, the radio card or the wireless satellite antenna or that Recoton will be able to manufacture prototypes of the FM modulated receiver, the radio card, the hard-wired satellite antenna or the wireless satellite antenna.

     As part of our agreement with Recoton, Recoton has also agreed to negotiate with us in good faith an agreement to manufacture, market and sell substantial quantities of FM modulated receivers, radio cards, three-band receivers, hard-wired satellite antennas and wireless satellite antennas which are capable of receiving CD Radio broadcasts using Recoton's distribution network and under our brand name. These negotiations with Recoton are in an early stage and we cannot assure you that we will be able to complete a manufacturing and marketing agreement with Recoton. Recoton has one of the largest distribution systems for automotive consumer electronics with more than 1,000 retail customers, which Recoton believes have more than 30,000 outlets in the United States and Canada.

     Alpine Agreement. On July 12, 1999, we entered into an agreement with Alpine to design and develop three-band receivers with antennas. Alpine is a leading manufacturer of high performance mobile electronics. We have agreed to pay Alpine incentive payments for completing three milestones for delivery of prototype receivers, including the presentation of a functioning CD Radio receiver by January 2001. We cannot assure you that Alpine will be able to design and develop these three-band receivers with antennas or that Alpine will meet any anticipated milestone dates. In addition, Alpine is not required to manufacture specified quantities of receivers under this agreement.

     Panasonic Agreement. On July 22, 1999, we entered into an agreement with Matsushita Communication Industrial Corporation of USA ('Panasonic'), a subsidiary of Matsushita, to design and develop three-band receivers with antennas. Matsushita is the world's largest consumer electronics company and the maker of Panasonic products. We have agreed to pay Panasonic incentive payments for completing three milestones for delivery of prototype receivers. We cannot assure you that Panasonic will be able to design and develop these three-band receivers with antennas or that Panasonic will meet any targeted milestone dates. In addition, Panasonic is not required to manufacture specified quantities of receivers under this agreement.

     None of the CD Radio receivers or antennas is currently available and, other than Delco, Recoton, Alpine, Panasonic and Visteon (a unit of Ford), we are not aware of any manufacturer currently developing these products. We have commenced discussions with several other manufacturers regarding manufacturing receivers and antennas for retail sale in the United States. We cannot assure you that these discussions will result in a binding commitment by any manufacturer to produce receivers and antennas in a timely manner so as to permit the widespread introduction of CD Radio in accordance with our business plan or that sufficient quantities of receivers and antennas will be available to meet anticipated consumer demand. Failure to have at least one manufacturer develop and widely market receivers and antennas at affordable prices, or to develop and widely market these products upon the launch of CD Radio, would have a material adverse effect on our business. In addition, our FCC license depends on us certifying that our system includes a receiver design that will permit end users to access the system of the other licensee.

     In addition to our agreement with Ford, we are currently in discussions with several other automobile manufacturers to include CD Radio reception capability either as standard or optional equipment in new cars. We do not expect CD Radio reception capability to be included in new vehicles before the fourth quarter of 2000. Our long-term objective is to promote the adoption of three-band radios as standard equipment in all automobiles sold in the United States.

     To reduce fraud, each CD Radio receiver will contain a security circuit with an electronically encoded identification number. After verification of subscriber billing information, we will transmit a digital signal to activate the receiver's CD Radio capability. This feature will help us protect against piracy of CD Radio's broadcasts. Through this feature, we will directly (via satellite) deactivate receivers of subscribers who are delinquent in paying the monthly subscription fee.

THE NATIONAL BROADCAST STUDIO

     We will originate our programming from our National Broadcast Studio in Rockefeller Center in New York City. The National Broadcast Studio will house our corporate headquarters, our music library, facilities for programming origination, programming personnel and program hosts, and facilities to transmit programming to our orbiting satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the satellites.

     Programming will be originated at the National Broadcast Studio and transmitted to our satellites for broadcast to CD Radio subscribers. We expect that our broadcast transmissions will be uplinked to our satellites at frequencies in the 7060-7072.5 MHz band. The satellites will receive and convert the signal to the 2320.0-2332.5 MHz band. The satellites then will broadcast the signal to the United States, at a power level sufficient to enable its receipt directly by subscribers. Service-related commands also will be relayed from the National Broadcast Studio to our satellites for retransmission to subscribers' receivers. These service-related commands include those required to
(1) initiate and suspend subscriber service, (2) change the encryption parameters in receivers to reduce piracy and (3) activate receiver displays to show program related information.

     Tracking, telemetry and control of our orbiting satellites also will be performed from the National Broadcast Studio. These activities will include routine stationkeeping, such as satellite orbital adjustments and monitoring of the satellites. Loral Skynet, a division of Loral, is designing, developing, integrating, installing and testing our tracking, telemetry and command facilities. Loral Skynet also will provide back-up tracking, telemetry and command capabilities from its facility in Vernon, New Jersey. As part of our tracking, telemetry and command facilities, Loral Skynet is constructing for us two earth stations in Quito, Ecuador, and Utibe, Panama. These earth stations, which will be operated by Loral Skynet, will permit us to continuously communicate with our satellites.

DEMONSTRATIONS OF THE CD RADIO SYSTEM

     In support of our application for our FCC license, we conducted a demonstration of our proposed radio service from November 1993 through November 1994. The demonstration involved the transmission of S-band signals to a prototype S-band radio and satellite dish antenna installed in a car to simulate some of the transmission characteristics of our planned system. Because there are no commercial satellites in orbit capable of transmitting S-band frequencies to the United States, we constructed a terrestrial simulation of our planned system. For this purpose, we selected a test range covering several kilometers near Washington, D.C. which included areas shadowed by buildings, trees and overpasses. We placed S-band transmitters on the rooftops of a number of tall buildings in such a way as to simulate the signal power and angle of arrival of satellite transmissions to be used for our proposed service. We also modified the standard factory installed sound system of an automobile to create a radio receiving AM, FM and S-band signals, and integrated our satellite dish antenna into the car roof. The demonstrations included the reception of 30 channels of compact disc quality stereo music by the prototype radio while the car was driven throughout the test range. We have also successfully tested our system in San Francisco, where construction of our terrestrial repeater network has been completed. Before testing with orbiting satellites, antennas and receivers suitable for commercial production, we cannot assure you that the CD Radio system will function as intended. See 'Risk Factors -- Our planned system relies on unproven applications of technology.'

COMPETITION

     We expect to face competition from two principal sources: (1) conventional AM/FM radio broadcasting, including, when available, terrestrial digital radio broadcasting; and (2) XM, the other holder of an FCC license to provide a satellite-based digital audio radio service. XM recently announced that it had entered into an exclusive agreement with General Motors Corporation, which has a significant equity interest in XM's parent company, under which GM would install devices capable of receiving XM's signal beginning in 2001. In addition, XM has obtained substantial financing from GM, Hughes Electronics Corporation (a GM subsidiary) and several other investors.

     The AM/FM radio broadcasting industry is very competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including program content, on-air talent, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market. Many of our radio broadcasting competitors have substantially greater financial resources than we do.

     Unlike CD Radio, the radio industry has a well established market for its services and generally offers 'free' broadcast reception paid for by commercial advertising rather than by a subscription fee. In addition, some AM and FM stations, such as National Public Radio, offer programming without commercial interruption. Many radio stations also offer information programming of a local nature, such as local news or traffic reports, which we may be unable to offer. CD Radio will compete with conventional radio stations on the basis of its targeted programming formats, nearly seamless signal coverage, freedom from advertising and digital quality sound, features which are largely unavailable on conventional broadcast radio.

     Currently, radio stations broadcast by means of analog signals, as opposed to digital transmission. We believe, however, that within several years, terrestrial broadcasters may be able to place digital audio broadcasts into the bandwidth occupied by current AM and FM stations and simultaneously transmit both analog and digital signals on the AM and FM bands. The limited bandwidth assigned to AM stations will result in lower quality digital signals than can be broadcast by FM stations. As a result, we expect that the use of this technology will permit digital AM sound quality to approach monaural FM sound quality and permit digital FM broadcasts to approach compact disc sound quality. To receive these digital AM/FM broadcasts, listeners will need to purchase new digital radios which currently are not commercially available. While the development of digital broadcasting would eliminate one of the advantages of CD Radio over FM

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

radio, we do not believe it would affect broadcasters' ability to address the other advantages of CD Radio. In addition, we view the growth of terrestrial digital broadcasting as a positive force that would encourage listeners to replace existing radios and thereby facilitate the introduction of receivers capable of receiving CD Radio broadcasts.

     Although some existing satellite operators currently provide music programming to customers at fixed locations, these operators are incapable of providing CD Radio-type service to vehicles as a result of some or all of the following reasons: (1) these operators do not broadcast on radio frequencies suitable for reception in a mobile environment; (2) CD Radio-type service requires fully dedicated satellites; (3) CD Radio-type service requires a custom satellite system design; and (4) CD Radio-type service requires regulatory approvals, which existing satellite operators do not have.

     The FCC could also grant new licenses that would enable additional competitors to broadcast satellite radio. Finally, there are many portions of the electromagnetic spectrum that are currently licensed for other uses and some other portions for which licenses have been granted by the FCC without restriction as to use, and we cannot assure you that these portions of the spectrum could not be utilized for satellite radio broadcasting in the future. Although any of these licensees would face cost and competition barriers, we cannot assure you that there will not be an increase in the number of competitors in the satellite radio industry.

TECHNOLOGY AND PATENTS

     We have been granted U.S. patents on various features of satellite radio technology. We cannot assure you, however, that any U.S. patent issued to us will cover our actual commercialized technology or will not be circumvented by others, or that if challenged would be held to be valid. We have filed patent applications covering CD Radio system technology in Argentina, Australia, Brazil, Canada, China, France, Germany, India, Italy, Japan, South Korea, Mexico, the Netherlands, Spain, Switzerland and the United Kingdom, and been granted patents in a number of these countries. We cannot assure you that additional foreign patents will be awarded to us or, if any of these patents are granted, that the laws of foreign countries where we receive patents will protect our proprietary rights to our technology to the same extent as the laws of the United States. Although we believe that obtaining patent protection may provide benefits, we do not believe that our business is dependent on obtaining patent protection or successfully defending any of the patents that may be obtained against infringement by others.

     Some of our know-how and technology is not the subject of U.S. patents. To protect our rights, we require some of our employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information if there is any unauthorized use or disclosure. In addition, our business may be adversely affected by competitors who independently develop competing technologies.

     Our proprietary technology was principally developed by Robert D. Briskman, CD Radio's co-founder, and was assigned and belongs to us. We believe that we are the sole owner of the technology covered by our issued patents. We cannot assure you, however, that third parties will not bring suit against us for patent infringement or for declaratory judgment to have our patents declared invalid. On January 12, 1999, we filed a lawsuit against XM in the United States District Court for the Southern District of New York. The lawsuit alleges patent infringement by XM of our U.S. Patent Nos. 5,319,673, 5,485,485 and 5,592,471. The court has since entered a scheduling order, and the parties have begun document production and discovery. We expect the trial to begin in January of 2001. See ' -- Legal Proceedings.'

     If a dispute arises concerning our patents, trade secrets or know-how, litigation might be necessary to enforce our patents, to protect our trade secrets or know-how or litigation may occur to determine the scope of the proprietary rights of others. This litigation could result in substantial cost to, and diversion of effort by, us, and adverse findings in any proceeding could subject us to significant liabilities to third parties, require us to seek licenses from third parties or otherwise adversely affect our ability to successfully develop and market CD Radio.

GOVERNMENT REGULATION

     As an operator of a privately owned satellite system, we are regulated by the FCC under the Communications Act. The FCC is the government agency with primary authority in the United States over satellite radio communications. We currently must comply with regulation by the FCC principally with respect to
(1) the licensing of our satellite system; (2) preventing interference with or to other users of radio frequencies; and (3) compliance with rules that the FCC has established specifically for United States satellites and rules that the FCC has established for providing a satellite radio service.

     On May 18, 1990, we proposed that the FCC establish a satellite radio service and applied for an FCC license. On March 3, 1997, the FCC adopted rules for the national satellite radio broadcast service (the 'FCC Licensing Rules'). Pursuant to the FCC Licensing Rules, an auction was held among the applicants on April 1 and 2, 1997. We were a winning bidder for one of two FCC licenses with a bid of approximately $83 million. XM was the other winning bidder for an FCC license with a bid of $89 million. After payment of the full amount by us, on October 10, 1997, the FCC's International Bureau issued us a license to place two satellites in a geostationary orbit. Our FCC license was effective immediately; however, for a period of 30 days following the grant of the FCC license, those parties that had filed comments or petitions to deny in connection with our application for an FCC license were entitled to petition the International Bureau to reconsider its decision to grant the FCC license to us or request review of the decision by the full FCC. An application for review by the FCC was filed by one of the low-bidding applicants in the auction. This petition requests, among other things, that the FCC adopt restrictions on foreign ownership, which were not applied in the license issued to us by the FCC's International Bureau on October 10, 1997 (the 'IB Order'), and, on the basis of our ownership, overrule the IB Order. Since December 1997, there have been no further developments concerning this petition.

     Although we believe the FCC will uphold the IB Order, we cannot predict the ultimate outcome of any proceedings relating to this petition or any other proceeding that may be filed. If this petition is denied, the complaining party may file an appeal with the U.S. Court of Appeals which must find that the decision of the FCC was not supported by substantial evidence, or was arbitrary, capricious or unlawful to overturn the grant of our FCC license.

     Under the FCC Licensing Rules, we are required to meet specific progress milestones. We are required to begin satellite construction within one year of the grant of our FCC license; to launch and begin operating our first satellite within four years; and to begin operating our entire system within six years. The IB Order states that failure to meet these milestones will render our FCC license null and void. On May 6, 1997, we notified the FCC that we had begun construction on the first of our satellites. On March 27, 1997, a third party requested reconsideration of the FCC Licensing Rules, seeking, among other things, that the time period allotted for these milestones be shortened. To date, the FCC has not responded to the petition for reconsideration. We cannot predict the outcome of this petition.

     In 1998, we decided to increase the number of satellites in our system from two to three and modify our orbits from geostationary to inclined, elliptical geosynchronous, requiring modification of our FCC license. On December 11, 1998, we filed an application with the FCC for this modification. Although we believe that the FCC will approve our application for this change, we cannot assure you that this will occur. XM and WCS Radio Inc. have filed comments opposing our application with the FCC. The FCC staff has requested additional materials from us, and we are in the process of complying with the staff's request. We cannot predict the time it will take the FCC to act on our application or any of those objections, or whether additional submissions or waiver requests will be necessary, and we cannot be sure that the modification we have requested will be granted. Failure of the FCC to approve the requested modification to our license in a timely fashion would have a material adverse effect on our business, financial condition and prospects.

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

     The term of our FCC license for each satellite is eight years, commencing from the time each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, we will be required to apply for a renewal of the relevant FCC license. Although we anticipate that, absent significant misconduct on our part, the FCC licenses will be renewed in due course to permit operation of our satellites for their useful lives, and that a license would be granted for any replacement satellites, we cannot assure you of this renewal or grant.

     The spectrum allocated by the FCC for satellite radio in the United States is used in Canada and Mexico for terrestrial microwave links, mobile telemetry and other purposes. In September 1998, the United States government and Canada reached an agreement to coordinate the use of this spectrum. Under the rules adopted by the FCC on March 3, 1997 for the national satellite radio broadcast service, the United States government must still coordinate the United States' use of this spectrum with the Mexican government before our satellites may become operational. The FCC Licensing Rules require that both ourselves and XM successfully complete detailed frequency coordination with existing operations in Mexico, and the IB Order conditions our FCC license on this coordination. Although the United States government has begun this coordination process with Mexico, we cannot assure you that we will be able to coordinate the use of this spectrum with Mexican operators or will be able to do so in a timely manner.

     To operate our satellites, we also will have to obtain a license from the FCC to operate our uplink facility. Normally, this approval is sought after issuance of an FCC license. Although we cannot assure you that these licenses will be granted, we do not expect difficulties in obtaining a feeder link frequency and ground station approval in the ordinary course.

     In the future, any assignments or transfers of control of our FCC license must be approved by the FCC. We cannot assure you that the FCC would approve any of these transfers or assignments.

     The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of our satellites. In some areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from our satellites will be blocked and reception will be adversely affected. In these cases, we plan to install terrestrial repeating transmitters to broadcast
CD Radio. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. A rulemaking on the subject was initiated by the FCC on March 3, 1997. The deadline for the public to file comments was June 13, 1997 and the deadline for filing reply comments was June 27, 1997. Several comments were received by the FCC that sought to cause the FCC to consider placing restrictions on our ability to deploy our terrestrial repeating transmitters. The repeaters we have constructed in San Francisco are operating under temporary experimental licenses. We cannot predict the outcome, or the timing of, these FCC proceedings. In addition, in connection with the installation and operation of our terrestrial repeating transmitters, we need to obtain the rights to use towers or the roofs of some structures where the transmitters will be installed. We cannot assure you that we can obtain these tower or roof rights on acceptable terms or in appropriate locations for the operation of CD Radio.

     The IB Order conditions our FCC license on us certifying that our system includes a receiver design that will permit end users to access XM's system. We have made progress towards developing a receiver which is interoperable with the satellite digital audio radio system XM is constructing. However, because of the various technological challenges involved in designing an interoperable receiver, we cannot predict whether we will be able to satisfy this interoperability requirement. Complying with this interoperability requirement could make the devices capable of receiving CD Radio broadcasts and the related antenna more difficult and costly to manufacture. Accordingly, this interoperability requirement could delay the commercial introduction of these products or require that they be sold at higher prices.

     The FCC has proposed to update regulations for a new type of lighting device that may generate radio energy in the part of the spectrum to be used by us. The devices would be required to comply with FCC rules that prohibit these devices from causing harmful interference to an authorized radio service such as CD Radio. However, unless the FCC adopts adequate technical standards specifically applicable to these devices, it may be difficult for us to enforce our rights if the use of these devices were to become commonplace. We believe that the currently proposed FCC rules must be strengthened to assure protection of our spectrum. The FCC's failure to adopt adequate standards could have a material adverse effect on reception of our broadcasts. We believe that the FCC will set adequate standards to prevent harmful interference, although we cannot assure you that it will do so.

     Our business operations as currently contemplated may require a variety of permits, licenses and authorizations from governmental authorities other than the FCC, but we have not identified any permit, license or authorization that we believe could not be obtained in the ordinary course of business.

     The Communications Act prohibits the issuance of a license to a foreign government or a representative of a foreign government, and contains limitations on the ownership of common carrier, broadcast and some other radio licenses by non-U.S. citizens. We are regulated as a private carrier, not a common carrier, by the FCC. As such, the IB Order determined that we are not bound by the foreign ownership provisions of the Communications Act. The FCC has before it a petition to apply the foreign ownership rules to digital audio radio services, but has not acted on that petition or indicated that it is likely to do so in the near future. As a private carrier, we are free to set our own prices and serve customers according to our own business judgment, without economic regulation.

     The foregoing discussion reflects the application of current communications law, FCC regulations and international agreements to our proposed service in the United States. Changes in law, regulations or international agreements relating to communications policy or to matters affecting specifically the services proposed by us could adversely affect our ability to retain our FCC license and obtain or retain other approvals required to provide CD Radio or the manner in which our proposed service would be regulated. Further, actions of the FCC may be reviewed by federal courts and we cannot assure you that if challenged, these actions would be upheld.

PERSONNEL

     As of October 8, 1999, we had 77 employees and 21 part time consultants. By commencement of operations, we expect to have approximately 150 employees. The extent and timing of the increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees is represented by a labor union, and we believe that our relationship with our employees is satisfactory.

LEGAL PROCEEDINGS

     On January 12, 1999, we filed a lawsuit against XM in the United States District Court for the Southern District of New York. The lawsuit alleges patent infringement by XM of our U.S. Patent Nos. 5,319,673, 5,485,485 and 5,592,471. We are seeking, among other things, an injunction against infringement by XM by any manufacture, use, offer for sale or sale within the scope of any claim of U.S. Patents Nos. 5,319,673, 5,485,485 and 5,592,471. On March 1, 1999, XM
answered our complaint in this lawsuit, denying our allegations and asserting affirmative defenses. The court has since entered a scheduling order, and the parties have begun document production and discovery. We expect the trial to begin in January of 2001. While we believe that we should prevail in this lawsuit, we cannot assure you that the Court will rule in our favor.

     Except as described above, we are not a party to any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are described below. Our directors stand for election annually.

                   NAME                      AGE               POSITION(S) WITH CD RADIO
                   ----                      ---               -------------------------
David Margolese...........................    41     Chairman, Chief Executive Officer and Director
Robert D. Briskman........................    66     Executive Vice President, Engineering
                                                       and Director
Ira H. Bahr...............................    36     Senior Vice President, Marketing
Joseph S. Capobianco......................    50     Senior Vice President, Content
Patrick L. Donnelly.......................    37     Senior Vice President, General Counsel and
                                                       Secretary
Lawrence F. Gilberti(1)(2)................    48     Director
Joseph V. Vittoria(1)(2)..................    64     Director
Ralph V. Whitworth(1)(2)..................    44     Director

------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     DAVID MARGOLESE has served as Chairman and Chief Executive Officer since August 1993, and as a director since August 1991. Before his involvement with CD Radio, Mr. Margolese proposed and co-founded Cantel Inc., Canada's national cellular telephone carrier, which was acquired by Rogers Communications Inc. in 1989, and Canadian Telecom Inc., a radio paging company, serving as that company's president until the company's sale in 1987.

     ROBERT D. BRISKMAN is CD Radio's co-founder and has served as Executive Vice President, Engineering, and as a director since October 1991. Before 1986, during his twenty-two year career at Communications Satellite Corporation, a satellite communications company, he was responsible for the engineering and implementation of numerous major satellite systems, including ITALSAT, ARABSAT and CHINASAT. Mr. Briskman was one of the early engineers hired at NASA in 1959, and received the APOLLO Achievement Award for the design and implementation of the Unified S-Band System. He is past chairman of the IEEE Standards Board, past president of the Aerospace and Electronics Systems Society and served on the industry advisory council to NASA. He is the Telecommunications Editor of McGraw Hill's Encyclopedia of Science and Technology and is a recipient of the IEEE Centennial Medal.

     IRA H. BAHR has served as Senior Vice President, Marketing, since October 1998. From June 1998 to October 1998, Mr. Bahr was Vice President, Marketing. Previously, Mr. Bahr held senior management positions at BBDO New York, a worldwide advertising agency. From 1992 through 1998, Mr. Bahr was Senior Vice President and Worldwide Account Director in charge of the agency's relationship with Federal Express. In that role, he planned, managed and executed FedEx advertising and promotional programs around the world and worked closely with FedEx executive management in developing long term business and branding strategies.

     JOSEPH S. CAPOBIANCO has served as Senior Vice President, Content, since April 1997. From 1981 to April 1997, he was an independent consultant providing programming, production, marketing and strategic planning consulting services to media and entertainment companies, including Home Box Office, a cable television service and a subsidiary of Time Warner Entertainment Company, L.P., and ABC Radio. From May 1990 to February 1995, he served as Vice President of Programming at Music Choice, which operates a 40-channel music service available to subscribers to DIRECTV, and is partially owned by Warner Music Group Inc., Sony Entertainment Inc. and EMI.

     PATRICK L. DONNELLY has served as Senior Vice President, General Counsel and Secretary since May 1998. From June 1997 to May 1998, he was Vice President and Deputy General Counsel of ITT Corporation, a hotel, gaming and entertainment corporation that was acquired by Starwood

Hotels & Resorts Worldwide, Inc. in February 1998. From October 1995 to June 1997, he was Assistant General Counsel of ITT Corporation. Before October 1995, Mr. Donnelly was an associate at the law firm of Simpson Thacher & Bartlett.

     LAWRENCE F. GILBERTI has been a director of CD Radio since September of 1993 and served as its Secretary from November 1992 until May 1998. Since December 1992, he has been the Secretary and sole director of, and from December 1992 to September 1994 was the President of, Satellite CD Radio, Inc., our subsidiary which holds our FCC license. Mr. Gilberti is of counsel to the law firm of Reed Smith Shaw & McClay LLP and has provided legal services to CD Radio since 1992. From August 1994 to May 1998, Mr. Gilberti was a partner in the law firm of Fischbein Badillo Wagner & Harding; and from 1987 to August 1994, was an attorney with the law firm of Goodman Phillips & Vineberg.

     JOSEPH V. VITTORIA has been a director of CD Radio since April 1998. Since 1997, Mr. Vittoria has served as Chairman and Chief Executive Officer of Travel Services International, Inc., a travel services distributor, and as a member of the Board of Overseers of Columbia Business School. From September 1987 to February 1997, Mr. Vittoria was the Chairman and Chief Executive Officer of Avis Inc., one of the world's largest rental car companies, and served as its President and Chief Operating Officer during the prior five years. During that time, Mr. Vittoria was responsible for creating the Avis Employee Stock Ownership Plan and for the sale of Avis to HFS Incorporated in 1996.

     RALPH V. WHITWORTH has been a director of CD Radio since March 1994.
Mr. Whitworth has been a principal and managing member at Relational Investors, LLC, a private investment company, since March 1996. Since April 1998, he has been Chairman of Apria Healthcare Group Inc., a home-health company. In January 1997, Mr. Whitworth became a partner of Batchelder & Partners, Inc., a financial advisory firm. From August 1988 to December 1996, he was President of Whitworth and Associates, a Washington, D.C.-based consulting firm. Mr. Whitworth was President of United Shareholders Association, a shareholders' association, from its founding in 1986 to 1993. Mr. Whitworth is also a director of Wilshire Technologies Inc. and Chairman of the Board of Directors of Waste Management, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Gilberti, a director, is of counsel to the law firm of Reed Smith Shaw & McClay LLP and has provided legal services to us since 1992.

     Under an agreement dated October 21, 1992, we retained Batchelder & Partners, Inc. ('Batchelder') to provide financial consulting services. We agreed to terminate the agreement with Batchelder on November 30, 1997; however, the parties agreed that the termination would not affect our obligations with respect to some transactions entered into within 24 months of the termination date. In January 1997, Mr. Whitworth became a partner in Batchelder. In the fiscal year ended December 31, 1998, Mr. Whitworth, as a partner in Batchelder, received $205,149 from the total fees we paid to Batchelder. We provided options to purchase our shares of common stock to Batchelder and on December 29, 1997, Mr. Whitworth received a portion of these as an option to purchase 17,800 shares of our common stock at an exercise price of $6.25. This option is exercisable for a period of 10 years from the date of grant. In connection with the sale in May 1999 of the units consisting of the initial notes and warrants, we paid Batchelder a fee of $2,000,000 and Mr. Whitworth received 9.44% of this amount.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of CD Radio's Common Stock as of October 14, 1999 by (1) each stockholder known by CD Radio to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director of CD Radio, (3) each executive officer of CD Radio and
(4) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares, except as otherwise provided by community property laws where applicable.

                                                            NUMBER OF SHARES      PERCENT OF TOTAL
                  NAMES AND ADDRESS OF                      OF COMMON STOCK         COMMON STOCK
           BENEFICIAL OWNER OF COMMON STOCK(1)             BENEFICIALLY OWNED   BENEFICIALLY OWNED(2)
           -----------------------------------             ------------------   ---------------------
David Margolese(3).......................................      5,975,293                21.1%
Apollo Investment Fund IV, L.P.(4) ......................      6,666,667                19.9%
Apollo Overseas Partners IV, L.P.
  Two Manhattanville Road
  Purchase, New York 10577
Prime 66 Partners, L.P.(5) ..............................      5,160,075                19.2%
  201 Main Street
  Suite 3200
  Fort Worth, Texas 76102
Everest Capital Master Fund, L.P.(6) ....................      5,380,587                16.7%
Everest Capital Limited
  c/o Morgan Stanley & Co. Incorporated
  One Pierpont Plaza
  10th Floor
  Brooklyn, New York 11201
Darlene Friedland(7) ....................................      2,834,500                10.6%
  1210 Wolseley Road
  Point Piper 2027
  Sydney, Australia
Loral Space & Communications Ltd.(8) ....................      1,905,488                 7.1%
  600 Third Avenue
  New York, New York 10016
Robert D. Briskman(9) ...................................        193,254                 *
Lawrence F. Gilberti(10) ................................         55,000                 *
Joseph V. Vittoria(11) ..................................         31,667                 *
Ralph V. Whitworth(12) ..................................         72,800                 *

                                                  (table continued on next page)

(table continued from previous page)

                                                            NUMBER OF SHARES      PERCENT OF TOTAL
                  NAMES AND ADDRESS OF                      OF COMMON STOCK         COMMON STOCK
           BENEFICIAL OWNER OF COMMON STOCK(1)             BENEFICIALLY OWNED   BENEFICIALLY OWNED(2)
           -----------------------------------             ------------------   ---------------------
Joseph S. Capobianco(13).................................         42,888                 *
Ira H. Bahr(14)..........................................         27,651                 *
Patrick L. Donnelly(15)..................................         35,308                 *
All Executive Officers and Directors as a Group
  (8 persons)(16)........................................      6,433,861                22.3%

------------
   * Less than 1%

 (1) This table is based upon information supplied by directors, officers and principal stockholders. Percentage of ownership is based on shares of common stock outstanding on October 14, 1999. Unless otherwise indicated, the address of the beneficial owner is that of CD Radio.

 (2) Determined as provided by Rule 13d-3 under the Exchange Act. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by this person within 60 days from the date of determination upon the exercise of options, and each beneficial owner's percentage ownership is determined by assuming that options that are held by this person (but not those held by any other person) and that are exercisable within 60 days from the date of determination have been exercised.

 (3) Includes 793 shares of common stock acquired under CD Radio's 401(k) Plan and 1,540,000 shares of common stock issuable under stock options that are exercisable within 60 days. Under a voting trust agreement (the 'Voting Trust Agreement') entered into by Darlene Friedland, as grantor, David Margolese, as trustee, and CD Radio, Mr. Margolese has the power to vote in his discretion all shares of common stock owned or acquired in the future by Darlene Friedland and some of her affiliates (2,834,500 shares as of May 31, 1999) until November 20, 2002. Does not include 960,000 shares issuable under stock options that are not exercisable within 60 days.

 (4) Represents 1,350,000 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 650,000 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock which entitle the holder to vote as if the shares had been converted to common stock. Each share of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock is entitled to three and one-third votes per share. This information is based upon Amendment No. 1 to the
     Schedule 13D, dated December 23, 1998, filed by the Apollo Investors with the Commission and the recent sale of 9.2% Series B Junior Cumulative Convertible Preferred Stock to the Apollo Investors.

 (5) Includes 98,375 shares of common stock that may be acquired upon conversion of $2.8 million principal amount of our convertible subordinated notes. This information is based upon Amendment No. 1 to the Schedule 13D, dated September 29, 1999, filed by Prime 66 Partners, L.P. with the Commission.

 (6) Represents 57,711 shares of common stock, 2,458,588 shares of common stock issuable upon conversion of 442,545 shares of Series C Preferred Stock and 1,124,288 shares of common stock issuable upon the conversion of convertible subordinated notes which we believe were purchased in the public offering of these notes. This information is based upon the Schedule 13G, dated December 15, 1998, filed by Everest Capital Limited with the Commission and information provided by the underwriters of our convertible subordinated notes. Includes shares of common stock issuable under warrants to purchase 1,740,000 shares of common stock at a purchase price of $50 per share. These warrants are exercisable from June 15, 1998 through and including June 15, 2005.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (7) Under the Voting Trust Agreement, David Margolese has the power to vote in his discretion all shares of common stock owned or acquired by Darlene Friedland and some of her affiliates (2,834,500 shares as of May 31, 1999) until November 26, 2002.

 (8) This information is based on the Schedule 13D, dated August 13, 1997, filed by Loral Space & Communications Ltd. with the Commission. Concurrently with our public offerings of common stock and convertible subordinated notes in September 1999, we have been advised that Merrill Lynch & Co. and Loral Space & Communications made arrangements for Merrill Lynch to borrow up to approximately 1,900,000 shares of our common stock from Loral Space & Communications from time to time in arm's-length transactions.

 (9) Includes 192,500 shares of common stock issuable under stock options exercisable within 60 days and 754 shares of common stock acquired under CD Radio's 401(k) Plan. Does not include 117,500 shares issuable under stock options that are not exercisable within 60 days.

(10) Represents 55,000 shares of common stock issuable under stock options exercisable within 60 days.

(11) Represents 31,667 shares of common stock issuable under stock options exercisable within 60 days. Does not include 13,333 shares of common stock issuable under stock options that are not exercisable within 60 days.

(12) Represents 72,800 shares of common stock issuable under stock options exercisable within 60 days.

(13) Includes 42,500 shares of common stock issuable under stock options exercisable within 60 days and 388 shares of common stock acquired under CD Radio's 401(k) Plan. Does not include 97,500 shares of common stock issuable under stock options that are not exercisable within 60 days.

(14) Includes 2,000 shares of common stock owned by Mr. Bahr, 25,000 shares of common stock issuable under stock options exercisable within 60 days and 651 shares of common stock acquired under CD Radio's 401(k) Plan. Does not include 225,000 shares of common stock issuable under stock options that are not exercisable within 60 days.

(15) Includes 35,000 shares of common stock issuable under stock options exercisable within 60 days and 308 shares of common stock acquired under CD Radio's 401(k) Plan. Does not include 165,000 shares issuable under stock options that are not exercisable within 60 days.

(16) Includes a total of 1,994,467 shares of common stock issuable under stock options exercisable within 60 days. Does not include a total of 1,578,333 shares issuable under stock options that are not exercisable within 60 days.

VOTING TRUST AGREEMENT

     We are party to a Voting Trust Agreement by and among Darlene Friedland, as grantor, and David Margolese, as the voting trustee. The following is a summary of the material provisions of the Voting Trust Agreement. The complete text of the Voting Trust Agreement is filed with the Commission as an exhibit to the registration statement covering the exchange notes.

     The Voting Trust Agreement provides for the establishment of a trust (the 'Trust') into which there were deposited all of the shares of Common Stock owned by Mrs. Friedland on August 26, 1997 and into which any shares of Common Stock acquired by Mrs. Friedland, her spouse Robert Friedland, any member of either of their immediate families or any entity directly or indirectly controlled by Mrs. Friedland, her spouse or any member of their immediate families (the 'Friedland Affiliates') between August 26, 1997 and the termination of the Trust must also be deposited. The Trust will terminate on November 26, 2002.

     The Voting Trust Agreement does not restrict the ability of Mrs. Friedland or any of the Friedland Affiliates to sell, assign, transfer or pledge any of the shares of Common Stock deposited into the Trust, nor does it prohibit Mrs. Friedland or the Friedland Affiliates from purchasing additional shares of Common Stock, provided those shares are deposited in the Trust, as described above.

     Under the Voting Trust Agreement, the trustee has the power to vote shares of Common Stock held in the Trust in relation to any matter upon which the holders of these shares of Common Stock would have a right to vote, including without limitation the election of directors. For so long as David Margolese remains trustee of the Trust, he may exercise these voting rights in his discretion. Any successor trustee or trustees of the Trust must vote as follows:

      on the election of directors, the trustee(s) must vote the entire number of shares of Common Stock held by the Trust, with the number of shares of Common Stock voted for each director (or nominee for director) determined by multiplying the total number of votes held by the Trust by a fraction, the numerator of which is the number of votes cast for this director by our other stockholders and the denominator of which is the sum of the total number of votes represented by all shares casting any votes in the election of directors;

      if the matter under Delaware law or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws of CD Radio requires at least an absolute majority of all outstanding shares of Common Stock of CD Radio to be approved, the trustee(s) must vote all of the shares of Common Stock in the Trust in the same manner as the majority of all votes that are cast for or against the matter by all other stockholders of CD Radio; and

      on all other matters, including without limitation any amendment of the Voting Trust Agreement for which a stockholder vote is required, the trustee(s) must vote all of the shares in the Trust for or against the matter in the same manner as all votes that are cast for or against the matter by all other stockholders of CD Radio.

     The Voting Trust Agreement may not be amended without the prior written consent, acting by unanimous vote of the Board of Directors, and approval of our stockholders, acting by the affirmative vote of two-thirds of our total voting power, except in limited circumstances where amendments to the Voting Trust Agreement must comply with applicable law.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

     The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled 'Description of the Notes.'

     We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer. In addition, nothing in this exchange offer will prevent us from exercising our right to discharge our obligations on the initial notes by depositing certain securities with the trustee and otherwise.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     This exchange offer will expire at 5:00 p.m., New York City time, on November 12, 1999, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

     We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under ' -- Conditions to the Exchange Offer' have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

     We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

PROCEDURES FOR TENDERING INITIAL NOTES

PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

     To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

          (1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

          (2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under ' -- Book-Entry Delivery Procedure' below, on or before 5:00 p.m., New York City time, on the expiration date.

          (3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date, comply with the guaranteed delivery procedures described under ' -- Guaranteed Delivery Procedure' below.

     The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

     Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

          (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

          (2) a commercial bank or trust company having an office or correspondent in the United States, or

          (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

     unless the initial notes are tendered:

          (1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled 'Special Issuance Instructions' or 'Special Delivery Instructions' on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

          (2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

     If the letter of transmittal or any bond powers are signed by:

          (1) The recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

          (2) A participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

          (3) A person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

          (4) Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

BOOK-ENTRY DELIVERY PROCEDURE

     Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

     A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under ' -- Exchange Agent' on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURE

     If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

          (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

          (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three business days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

          (3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

     We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

     We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

     If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled ' -- Conditions to the Exchange Offer' below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

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

     We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

     If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

     By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under ' -- Exchange Agent' and before acceptance of your tendered notes for exchange by us.

     Any notice of withdrawal must:

          (1) specify the name of the person having tendered the initial notes to be withdrawn,

          (2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

          (3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

          (4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

          (5) if applicable because the initial notes have been tendered though the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties.

Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

     The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.

     You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under ' -- Procedures for Tendering Initial Notes' above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will complete this exchange offer only if:

          (1) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer,

          (2) there is no change in the laws and regulations which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer,

          (3) there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

          (4) there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose, and

          (5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

     These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

     If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

          (1) refuse to accept and return to their holders any initial notes that have been tendered,

          (2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

          (3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled ' -- Expiration Date; Extensions; Amendments; Termination.'

ACCOUNTING TREATMENT

     We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

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

EXCHANGE AGENT

     We have appointed United States Trust Company of New York as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

     By mail:

     United States Trust Company of New York
     P.O. Box 844
     Cooper Station
     New York, NY 10276-0844
     Attention: Corporate Trust Services

     By hand/overnight delivery:

     United States Trust Company of New York
     770 Broadway, 13th Floor
     New York, NY 10003
     Attention: Corporate Trust Services

     Facsimile Transmission: (212) 780-0592
     Confirm by Telephone: (800) 548-6565
     Attention: Corporate Trust Services

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer.

     We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

          (1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

          (2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

          (3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

     If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

     The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to obligate us to register the initial notes under the Securities Act.

                            DESCRIPTION OF THE NOTES

     The notes were issued under an indenture dated as of May 15, 1999 between the Company, as issuer, and United States Trust Company of New York, as trustee (the 'Trustee'), a copy of which is filed as an exhibit to the registration statement relating to this exchange offer.

     The following summary of some provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the notes and the indenture, including the definitions of some terms contained in it and those terms made part of the indenture by reference to the Trust Indenture Act. For definitions of some capitalized terms used in the following summary, see ' -- Certain Definitions.' In this description, the word 'Company' refers only to CD Radio Inc. and not to any of its subsidiaries.

GENERAL

     The notes will be limited to $200,000,000 aggregate principal amount and will mature on May 15, 2009.

     We will pay interest on each note at the rate set forth on the cover page hereof from May 18, 1999 or from the most recent interest payment date to which interest has been paid or duly provided for, payable in cash on May 15 and November 15 of each year, commencing November 15, 1999, until we have paid or duly provided for the payment of the principal of such note to the Person in whose name the note (or any predecessor note) is registered at the close of business on the May 1 or November 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We will pay the principal of, premium, if any, on and interest on the notes, and holders may exchange and transfer the notes, at our office or agency in The City of New York maintained for such purposes (which initially will be the office of the Trustee). However, at our option, we may pay interest by check mailed to the address of the Person entitled thereto as shown on the security register. We will issue the notes only in fully registered form without coupons. We will not charge holders any fee in connection with any registration of transfer or exchange or redemption of notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

RANKING

     The notes will rank

      equal in right of payment with all of our existing and future unsubordinated obligations, including the Senior Discount Notes, and senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the notes.

Under the indenture, we and our subsidiaries are entitled to incur, subject to significant conditions and limitations, additional indebtedness, including indebtedness secured by the issued and outstanding stock of Satellite CD Radio, Inc. As of June 30, 1999, we had $480 million in aggregate principal amount of indebtedness outstanding (including the notes) which ranked equal in right of payment with the notes, all of which was secured. We currently have no subordinated obligations outstanding.

     In addition, the notes will be effectively subordinated to all existing and future obligations of our subsidiaries. As of September 30, 1999, our subsidiaries had no liabilities outstanding.

SECURITY

     The exchange notes will be secured by a first priority perfected security interest in all the issued and outstanding common stock of Satellite CD Radio, Inc., our wholly owned subsidiary (the 'Pledged Stock'), on an equal basis with holders of the Senior Discount Notes pursuant to the Pledge Agreement. We are entitled to incur additional secured financing as set forth in 'Certain Covenants -- Limitation on Indebtedness.' Any such secured financing with respect to the Pledged Stock must be secured on an equal basis with the holders of the notes. As of June 30, 1999, approximately $338 million of indebtedness secured by the Pledged Stock was outstanding.

     So long as no Event of Default has occurred and is continuing, we are entitled to exercise all voting rights with respect to the Pledged Stock, provided that we cast no vote that is inconsistent with the provisions of the indenture. Upon the occurrence of an Event of Default, the collateral agent under the Pledge Agreement is entitled, subject to the provisions of an intercreditor agreement between the Trustee and the trustee of the Senior Discount Notes and subject as well to the satisfaction of any regulatory requirements, to vote the Pledged Stock or realize upon and sell or otherwise dispose of all or any part of the Pledged Stock and will apply the proceeds of any sale or disposition, first to the payment of costs and expenses of sale,

          second to amounts due the collateral agent,

          third to the payment of all amounts due and unpaid on the notes and, if an event of default has occurred in connection with the Senior Discount Notes or with any other indebtedness secured by the Pledged Stock, the Senior Discount Notes or such other indebtedness, on an equal and ratable basis, finally, any surplus to us.

     Regulatory considerations may affect the collateral agent's ability to exercise rights with respect to the Pledged Stock upon the occurrence of an Event of Default. In particular, the Trustee under the indenture is not entitled to exercise any rights with respect to the Pledged Stock upon the occurrence of an Event of Default if such action would constitute or result in any assignment of our FCC License or any change of control (whether as a matter of law or fact) of the Company unless the prior approval of the FCC is first obtained. We cannot assure you that any such required FCC approval can be obtained on a timely basis, or at all.

     In addition, at the time we issued the initial notes, we applied approximately $79.3 million of the net proceeds of this offering to purchase, and we pledged to the Trustee in escrow for the benefit of the holders of the notes, the Pledged Securities to provide for payment in full of the first six scheduled interest payments due on the notes. The Pledged Securities were pledged by us to the Trustee for the benefit of the holders of the notes pursuant to the Collateral Pledge Agreement and will be held by the Trustee in the Pledge Account. Immediately prior to each interest payment date on the notes from November 15, 1999, through May 15, 2002, we may either deposit with the Trustee, from funds otherwise available to us, cash sufficient to pay the interest scheduled to be paid on such date or we may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that we exercise the former option, we may thereafter direct the Trustee to release to us proceeds or Pledged Securities from the Pledge Account in like amount, provided that the balance remaining in such Pledge Account is sufficient to pay all scheduled interest through May 15, 2002.

     Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by us, to provide for payment in full of the first six scheduled interest payments due on the notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide the payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment), the Trustee will release to us at our request any such excess amount.

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

     Under the Collateral Pledge Agreement, assuming that we make the first six scheduled interest payments on the notes in a timely manner, all of the Pledged Securities will have been released from the Pledge Account, and the notes will thereafter not be secured by the Pledged Securities.

     Except as set forth above, the notes are not secured by any lien on, or other security interest in, any other properties or assets of the Company or Satellite CD Radio, Inc.

SINKING FUND

     The notes will not be entitled to the benefit of any sinking fund.

REDEMPTION

     Except as set forth below, we are not entitled to redeem the notes at our option prior to May 15, 2004.

     On and after May 15, 2004, we will be entitled to redeem all or a part of the notes at our option, on not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on May 15 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on a relevant interest payment date):

                                                           REDEMPTION
                          YEAR                               PRICE
                          ----                               -----
     2004................................................   107.250%
     2005................................................   104.833%
     2006................................................   102.417%
     2007 and thereafter.................................   100.000%

     In addition, at any time or from time to time prior to May 15, 2002, we are entitled to redeem up to a maximum of 35% of the original aggregate principal amount of the notes with the net proceeds of one or more equity offerings at a redemption price (expressed as a percentage of principal amount on the redemption date) of 114.50% plus accrued interest to the redemption date; provided, however, that immediately after giving effect to such redemption, at least 65% of the original aggregate principal amount of the notes remains outstanding; provided further, however, that notice of such redemption shall be given within 60 days of the closing of such equity offering.

     If at any time we are redeeming less than all the notes, the Trustee will select the particular notes to be redeemed not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate.

     We will send a notice of redemption by mail, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If we are redeeming any note in part only, notice of redemption relating to such note will identify the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion thereof in the name of the holder thereof upon cancellation of the original note.

     On and after any redemption date, interest will cease to accrue on notes or portions thereof called for redemption and accepted for payment.

CERTAIN COVENANTS

LIMITATION ON INDEBTEDNESS

     The Company will not, and will not permit any Restricted Subsidiary to, create, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to the payment of, or otherwise incur (collectively, to 'incur'), any Indebtedness, except for Permitted Indebtedness; provided, however, that the Company will be permitted to incur Indebtedness and

      a Restricted Subsidiary will be permitted to incur Acquired Indebtedness

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

if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of

          (1) Total Consolidated Indebtedness to

          (2) Adjusted Consolidated Operating Cash Flow for the latest four fiscal quarters for which consolidated financial statements of the Company are available preceding the date of such incurrence, taken as a whole, would be greater than zero and less than or equal to 4.0 to 1.0.

LIMITATION ON RESTRICTED PAYMENTS

     The Company will not make, and will not permit any Restricted Subsidiary to make, directly or indirectly, any of the following:

          (1) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable solely in Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company (other than any such Capital Stock owned by the Company or a Restricted Subsidiary) or any affiliate of the Company (other than any Restricted Subsidiary);

          (3) the making of any principal payment on, or the repurchase, redemption, defeasance or other acquisition or retirement for value of, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Restricted Subsidiary); or

          (4) the making of any Investment (other than a Permitted Investment) in any Person

(such payments or other actions described in (but not excluded from) clauses (1) through (4) are collectively referred to as 'Restricted Payments'), unless, in each case:

          (A) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

          (B) immediately after giving effect to such Restricted Payment, the Company would be able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the proviso of the 'Limitation on Indebtedness' covenant; and

          (C) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after November 26, 1997 would not exceed an amount equal to the sum of

             (a) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) 150% of the cumulative Consolidated Interest Expense of the Company determined for the period commencing on November 26, 1997 and ending on the last day of the latest fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment plus

             (b) the aggregate Net Cash Proceeds received by the Company from the issue or sale (other than to any Restricted Subsidiary) of Qualified Capital Stock of the Company after January 1, 1998, plus

             (c) the aggregate Net Cash Proceeds received after November 26, 1997 by the Company from the issuance or sale (other than to any Restricted Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange, plus

             (d) to the extent not otherwise included in the Consolidated Operating Cash Flow of the Company, an amount equal to the sum of
        (i) the net reduction in Investments (other than the Permitted Investments) in any Person resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary after November 26, 1997 from such Person and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of (i) or (ii) above, the foregoing sum shall not exceed the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, minus

             (e) the sum of 80% of the outstanding principal amount of the Notes and all Indebtedness incurred pursuant to clause 1(b) of the definition of Permitted Indebtedness.

For purposes of determining the amount expended for Restricted Payments, property other than cash shall be valued at its Fair Market Value.

     The provisions of this covenant will not prohibit, so long as, with respect to clauses (2) through (8) below, no Default or Event of Default shall have occurred and be continuing:

          (1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment complied with the provisions of the Indenture, and such payment will be deemed to have been paid on the date of declaration for purposes of the calculation in the foregoing paragraph;

          (2) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Company in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company;

          (3) the purchase, redemption, retirement, defeasance or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for, or out of the Net Cash Proceeds of a substantially concurrent issue or sale (other than to a Restricted Subsidiary) of, Qualified Capital Stock of the Company;

          (4) the purchase of (a) any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, in the event of a Change of Control in accordance with provisions similar to the 'Purchase of Notes upon a Change of Control' covenant or (b) any Preferred Stock of the Company at a purchase price not greater than 101% of the liquidation preference thereof, together with accrued dividends, if any, in the event of a Change of Control in accordance with provisions similar to the 'Purchase of Notes upon a Change of Control' covenant; provided, however, that, in each case, prior to such purchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Change of Control Offer;

          (5) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, new Subordinated Indebtedness so long as

             (a) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing,

             (b) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and

             (c) such new Subordinated Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the Stated Maturity of principal of the Notes;

          (6) the purchase of any Subordinated Indebtedness at a purchase price not greater than 100% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, following an Asset Sale in accordance with provisions similar to the 'Limitation on Sale of Assets' covenant; provided, however, that prior to making any such purchase the Company has made the Excess Proceeds Offer as provided in such covenant with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Excess Proceeds Offer;

          (7) the payment of cash dividends on outstanding shares of Series C Preferred Stock of the Company out of the Net Cash Proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Common Stock of the Company; and

          (8) any other Restricted Payments in an aggregate amount not to exceed $15.0 million.

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (1), (2), (3), (4), (6), (7) and
(8) above shall be included as Restricted Payments.

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company will not permit

      any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Restricted Subsidiary); and

      any Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary;

provided, however, that this covenant shall not prohibit

          (1) the issuance or sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any Restricted Subsidiary in compliance with the other provisions of the Indenture; or

          (2) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

LIMITATION ON LIENS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, on or with respect to any of its property or assets, including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien; and

      in the case of any other Lien, the Notes are equally and ratably secured;

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PURCHASE OF NOTES UPON A CHANGE OF CONTROL

     If a Change of Control shall occur at any time, then each holder of Notes will have the right to require that the Company purchase such holder's Notes, in whole or in part in integral multiples of $1,000 principal amount, at a purchase price (the 'Change of Control Purchase Price') in cash in an amount equal to 101% of the principal amount of such Notes as of the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (the 'Change of Control Purchase Date'), pursuant to the offer described below (the 'Change of Control Offer') and the other procedures set forth in the Indenture.

     Within 15 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, the purchase price and the purchase date, which will be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations;

      that any Note not tendered will continue to accrue interest;

      that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date; and

      certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

The Company will have no obligation to purchase any Notes in a Change of Control Offer if no Notes are tendered by the holders thereof.

     If a Change of Control Offer is made, we cannot assure you that we will have available funds sufficient to pay the Change of Control Purchase Price for all the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. Our failure to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under ' -- Events of Default.'

     One of the events that constitutes a Change of Control under the Indenture is the disposition of 'all or substantially all' of our assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the Notes elect to require us to purchase the Notes and we elect to contest such election, we can not assure you how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require us to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

     The definition of 'Change of Control' in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of notes the right to require us to purchase such Notes in the event of a highly leveraged transaction or certain transactions with our management or our affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See
' -- Certain Definitions' for the definition of 'Change of Control.' A transaction involving our management or our affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control only if it is the type of transaction specified by such definition.

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     The Company will comply to the extent applicable with the requirements of the tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if:

      the lease is for a period, including renewal rights, of not in excess of three years;

      the transaction is solely between the Company and any Restricted Subsidiary or solely between Restricted Subsidiaries; or

      the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with paragraph (b) of the 'Limitation on Sale of Assets' covenant described below.

LIMITATION ON SALE OF ASSETS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any Asset Sale unless:

          (1) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the Fair Market Value of the shares or assets sold (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution); and

          (2) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 80% cash or Cash Equivalents.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company is entitled to use the Net Cash Proceeds thereof within 12 months after the later of such Asset Sale or the receipt of such Net Cash Proceeds:

          (1) to permanently repay or prepay any then outstanding Pari Passu Indebtedness;

          (2) to invest in any one or more businesses, capital expenditures or other tangible assets of the Company or any Restricted Subsidiary, in each case, engaged, used or useful in the CD Radio Business (or enter into a legally binding agreement to do so within 6 months); or

          (3) to invest in properties or assets that replace the properties and assets that are the subject of such Asset Sale (or enter into a legally binding agreement to do so within 6 months).

If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company is entitled, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, to apply or invest such Net Cash Proceeds as provided in clause (1), (2) or (3) (without regard to the parenthetical contained in clause (2) or (3)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes 'Excess Proceeds.'

     (c) When the aggregate amount of Excess Proceeds exceeds $10.0 million the Company will (i) comply with the provisions of Section 1016(c) of the Senior Discount Notes Indenture that require the Company to make an offer to purchase Senior Discount Notes, if applicable, and

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

(ii) within 30 business days after the completion of such offer, or if such provisions are not applicable, within 30 days after the time Excess Proceeds exceed $10.0 million, make an offer to purchase (an 'Excess Proceeds Offer') from all holders of Notes and, if the Company so elects, from holders of Pari Passu Indebtedness, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount of Notes and, if applicable, such Pari Passu Indebtedness that may be purchased with the Excess Proceeds. In the case of other Pari Passu Indebtedness that is issued at a discount to its face amount, the requirement that Notes and other Pari Passu Indebtedness be purchased on a 'pro rata basis' means that the amount of such other Pari Passu Indebtedness to be purchased will be based on the amount to which the Pari Passu Indebtedness has accreted in value for purposes of determining the amount that would be payable thereon in the event of the occurrence of an event of default (or similar event) under such other Pari Passu Indebtedness. The offer price as to each Note and such other Pari Passu Indebtedness shall be payable in cash in an amount equal to 100% of the principal amount, or accreted value, as the case may be, of such Note or other Pari Passu Indebtedness (without premium) as of the date of purchase plus accrued interest, if any (the 'Offered Price'), to the date such Excess Proceeds Offer is consummated (the 'Offer Date').

     To the extent that the aggregate principal amount, or accreted value, as the case may be, of Notes and such other Pari Passu Indebtedness tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, the Company is entitled to use such additional Excess Proceeds for general corporate purposes or to fund an offer to redeem any outstanding Subordinated Indebtedness in accordance with provisions similar to this 'Limitation on Sale of Assets' covenant.

     If the aggregate principal amount of Notes and such other Pari Passu Indebtedness validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Company will select Notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis as described in the second preceding paragraph. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

     (d) If the Company becomes obligated to make an Excess Proceeds Offer pursuant to paragraph (c) above, the Company will purchase Notes, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act or any other applicable securities laws or regulations, subject to proration in the event the amount of Excess Proceeds is less than the aggregate Offered Price of all Notes and such other Pari Passu Indebtedness tendered.

     (e) The Company will comply to the extent applicable with the requirements of the tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with an Excess Proceeds Offer.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless:

          (1) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution, than those that could have been obtained in an arm's-length transaction with unrelated third parties who are not Affiliates;

          (2) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $2.5 million, the Company shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of related

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

     transactions complies with clause (1) above and such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company, or the Company has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or series of related transactions is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; and

          (3) with respect to any transaction or series of related transactions including aggregate consideration in excess of $10.0 million or in the event no members of the Board of Directors of the Company are Disinterested Directors with respect to any transaction or series of transactions included in clause (2), the Company will obtain an opinion from a nationally recognized investment banking firm as described above;

provided, however, that this covenant will not restrict

          (1) any transaction by the Company or any Restricted Subsidiary with an Affiliate directly related to the purchase, sale or distribution of products in the ordinary course of business consistent with industry practice,

          (2) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary,

          (3) the payment of compensation (including stock options and other incentive compensation) to officers and other employees the terms of which are approved by the Board of Directors,

          (4) the Company or any Restricted Subsidiary from making any Restricted Payment in compliance with the 'Limitation on Restricted Payments' covenant (including pursuant to the second paragraph thereof),

          (5) transactions between the Company and Batchelder & Partners Inc. pursuant to agreements in effect on November 26, 1997; provided, however, that the Company will not, and will not permit any Restricted Subsidiary to amend, modify or in any way alter, other than an extension of the term thereof, the terms of any such agreement in a manner materially adverse to the holders of the Notes,

          (6) transactions among the Company and its Restricted Subsidiaries, or

          (7) amendments to the Loral Satellite Contract; provided, however, that the Company will not amend, modify or in any way alter the terms of such agreement in a manner materially adverse to the holders of the Notes.

     Under Delaware corporate law, the Disinterested Directors' fiduciary obligations require that they act in good faith in a manner which they reasonably believe to be in the best interests of the Company and its stockholders, which may not necessarily be the same as those of holders of the notes.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock;

          (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

          (c) make Investments in the Company or any other Restricted
     Subsidiary;

          (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary; or

          (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary,

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except for such encumbrances or restrictions existing under or by reason of

          (1) any agreement in effect on the Issue Date,

          (2) applicable law or judicial or regulatory action,

          (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary,

          (4) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and the Subsidiaries of such Person,

          (5) any mortgage or other Lien on real property acquired or improved by the Company or any Restricted Subsidiary after the date of the Indenture that prohibit transfers of the type described in (d) above with respect to such real property,

          (6) any encumbrance or restriction contained in contracts for sales of assets permitted by the 'Limitation on Sale of Assets' covenant with respect to the assets to be sold pursuant to such contract;

          (7) any such customary encumbrance or restriction contained in a security document creating a Permitted Lien to the extent relating to the property or asset subject to such Permitted Lien;

          (8) any agreement or other instrument governing any Pari Passu Indebtedness if such encumbrance or restriction applies only

             (x) to amounts which at any point in time (other than during such periods as are described in clause (y)) (a) exceed amounts due and payable (or which are to become due and payable within 30 days) in respect of the Notes or the Indenture for interest, premium and principal (after giving effect to any realization by the Company under any applicable Currency Agreement), or (b) if paid, would result in an event described in the following clause (y) of this clause (8), or

             (y) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder(s) of the Indebtedness governed by such agreement or instrument to declare any such Indebtedness to be immediately due and payable or require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided; or

          (9) the refinancing of Indebtedness incurred under the agreements described in clause (5) above, so long as such encumbrances or restrictions are no less favorable in any material respect to the Company or any Restricted Subsidiary than those contained in the respective agreement as in effect on the Issue Date.

INSURANCE

     (a) The Company will maintain launch insurance with respect to each satellite launch covering the period from the launch to 180 days following the launch of each satellite in an amount equal to or greater than the sum of

          (1) the cost to replace such satellite with a satellite of comparable or superior technological capability (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and having at least as much transmission capacity as the satellite to be replaced,

          (2) the cost to launch a replacement satellite pursuant to the contract whereby a replacement satellite will be launched and

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

          (3) the cost of launch insurance for such replacement or, in the event that the Company has reason to believe that the cost of obtaining comparable insurance for a replacement would be materially higher, the Company's best estimate of the cost of such comparable insurance.

Notwithstanding the foregoing, the Company will not be obligated to maintain insurance pursuant to this paragraph (a) with respect to (1) the launch of its first satellite and (2) any subsequent launch not preceded by a launch failure or failure of any satellite within 180 days from the date of its launch; provided, however, that the Company's spare satellite shall be under construction in accordance with the terms of the Loral Satellite Contract or the Company shall have otherwise obtained a spare satellite.

     (b) The Company will maintain full in-orbit insurance with respect to each satellite it owns and launches in an amount at least equal to

          (1) the cost to replace such satellite with a satellite of comparable or superior technological capability (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and having at least as much transmission capacity as the satellite to be replaced,

          (2) the cost to launch a replacement satellite pursuant to the contract pursuant to which a replacement satellite will be launched and

          (3) the cost of launch insurance for such replacement or, in the event that the Company has reason to believe that the cost of obtaining comparable insurance for a replacement would be materially higher, the Company's best estimate of the cost of such comparable insurance.

The in-orbit insurance required by this paragraph will provide that if 50% or more of a satellite's capacity is lost, the full amount of insurance will become due and payable, and that if a satellite is able to maintain more than 50% but less than 100% of its capacity, a portion of such insurance will become due and payable.

     (c) In the event that the Company receives proceeds from insurance relating to any satellite, the Company is entitled to use all or a portion of such proceeds to repay any vendor or third-party purchase money financing pertaining to such satellite that is required to be repaid by reason of the loss giving rise to such insurance proceeds. The Company will use the remainder of such proceeds to develop and construct a replacement satellite; provided, however, that

          (1) such replacement satellite is of comparable or superior technological capability as compared with the satellite being replaced and has at least as much transmission capacity as the satellite being replaced (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution);

          (2) the Company will have sufficient funds (together with the proceeds of any business interruption insurance) to service the Company's projected debt service requirements until the scheduled launch of the Company's spare satellite and for one year thereafter and to develop and construct such replacement satellite; and

          (3) the Company's spare satellite is scheduled to be launched within 12 months of the receipt of such proceeds.

Any such proceeds not used as permitted by this paragraph shall constitute 'Excess Proceeds' for purposes of the 'Limitation on Sale of Assets' covenant.

PROVISION OF FINANCIAL STATEMENTS AND REPORTS

     The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company

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

      files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not in a single transaction or a series of related transactions consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or Persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction, or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or Persons, unless:

          (1) either (a) the Company shall be the surviving corporation or
     (b) the Person (if other than the Company) formed by such consolidation or into which the Company or the Company and its Restricted Subsidiaries is merged or the Person which acquires by sale, conveyance, transfer, lease or other disposition, all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, as the case may be (the 'Surviving Entity') (i) shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (ii) shall expressly assume, by an indenture supplemental to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the Company's obligations for the due and punctual payment of the principal of (or premium, if any, on) and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed;

          (2) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the latest four fiscal quarters for which consolidated financial statements of the Company are available prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions, including the incurrence and repayment of any Indebtedness incident to such transaction, being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the proviso to the 'Limitation on Indebtedness' covenant; provided, however, that this clause (3) shall not apply to a consolidation, merger or sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries if

             (A) all Liens and Indebtedness of the Company or the Surviving Entity, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if incurred at such time, have been permitted to be incurred (and all such Liens and Indebtedness, other than the Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been incurred at such time) for all purposes of the Indenture and

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             (B) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions;

          (4) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the 'Limitation on Liens' covenant are complied with; and

          (5) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture comply with the terms of the Indenture.

     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all of substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraph in which the Company is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the Indenture and the Notes, the predecessor shall be released from those obligations; provided, however, that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

EVENTS OF DEFAULT

     The following will be 'Events of Default' under the Indenture:

          (1) as to any interest payment date occuring on or prior to May 15, 2002, default in the payment of any interest on any Note when it becomes due and payable; and as to any interest payment date thereafter, any default in the payment of interest on any Note continued for 30 days;

          (2) default in the payment of the principal of or premium, if any, on any Note at its Maturity;

          (3) default in the performance, or breach, of the provisions described in 'Consolidation, Merger and Sale of Assets,' the failure to make or consummate a Change of Control Offer in accordance with the provisions of the 'Purchase of Notes upon a Change of Control' covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the 'Limitation on Sale of Assets' covenant;

          (4) default in the performance, or breach, of any covenant or agreement of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in the Indenture) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (5) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Subsidiary of the Company aggregating $10.0 million or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Subsidiary of the Company aggregating $10.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the Stated Maturity thereof;

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          (6) one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against the Company or any Subsidiary of the Company or their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $10.0 million and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (7) any provision of the Collateral Documents shall cease, for any reason, to be in full force and effect in any material respect, or the Company shall so assert in writing; or the Trustee or the Collateral Agent, as the case may be, shall cease to have a first priority perfected security interest in the Pledged Stock or the Pledged Securities or the Pledge Account, as the case may be (other than by reason of the release of any such security interest in accordance with the Collateral Documents), or any representation, warranty or certification of the Company made in or pursuant to the Collateral Documents shall be false in any material respect as of the date when made; or

          (8) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Subsidiary of the Company.

     If an Event of Default (other than an Event of Default specified in clause
(8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to us (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders, will declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default specified in clause (8) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to us and the Trustee, may rescind such declaration and its consequences if

          (1) we have paid or deposited with the Trustee a sum sufficient to pay

             (a) all overdue interest on all outstanding Notes,

             (b) all unpaid principal of and premium, if any, on any outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes,

             (c) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes,

             (d) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

          (2) all Events of Default, other than the nonpayment of amounts of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of the premium of, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

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     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within 30 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Notes.

     We are required to furnish to the Trustee annual and quarterly statements as to our performance of our obligations under the Indenture and as to any default in such performance. We are also required to notify the Trustee within five business days of the occurrence of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURE

     We are entitled, at our option and at any time, to have our obligations upon the Notes discharged with respect to the outstanding Notes ('defeasance'). Such defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all of our other obligations under such Notes and the Indenture insofar as such notes are concerned, except for the rights of holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due,

      our obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, the rights, powers, trusts, duties and immunities of the Trustee, and the defeasance provisions of the Indenture.

In addition, we are entitled, at our option and at any time, to have our obligations released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ('covenant defeasance').

     In order to exercise either defeasance or covenant defeasance,

          (1) we must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, or a nationally recognized investment banking firm, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes at Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest;

          (2) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (8) of ' -- Events of Default' above is concerned, at any time during the period ending on the 91st day after the date of such deposit;

          (3) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we are a party or by which we are bound;

          (4) in the case of defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States stating that we have received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of this offering memorandum, there has been a change in applicable federal income tax law, in either case to the effect, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance

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     and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (5) in the case of covenant defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (6) in the case of defeasance or covenant defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States to the effect that after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) we shall have delivered to the Trustee an officers' certificate stating that we did not make the deposit with the intent of preferring the holders of the Notes over our other creditors with the intent of hindering, delaying or defrauding our other creditors; and

          (8) we shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) and the Trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when

          (1) either

             (a) all the Notes previously authenticated and delivered (other than destroyed, lost or stolen notes which have been replaced or paid and Notes for whose payment money has been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or

             (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

          (2) we have paid or caused to be paid all sums payable by us under the Indenture; and

          (3) we have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     With certain exceptions, we and the Trustee may make modifications and amendments of the Indenture and the Collateral Documents with the consent of the holders of a majority in aggregate

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outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such modification or amendment or the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture;

          (3) modify any provisions described under ' -- Amendments and Waivers' or ' -- Events of Default,' except to increase the percentage of principal amount of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note;

          (4) amend, change or modify our obligation to make and consummate a Change of Control Offer in the event of a Change of Control or an Excess Proceeds Offer in connection with any Asset Sale or modify any of the provisions or definitions with respect thereto; or

          (5) make any change in any of the provisions of the Collateral Documents not authorized by the Indenture, which materially adversely affect the holders of the Notes.

     Notwithstanding the foregoing, without the consent of any holder of Notes, we and the Trustee are entitled to modify or amend the Indenture and the Collateral Documents:

          (1) to evidence the succession of another Person to the Company or any other obligor on the Notes, and the assumption by any such successor of the covenants of the Company or such obligor in the Indenture, the Collateral Documents and in the Notes in accordance with the ' -- Consolidation, Merger and Sale of Assets' covenant;

          (2) to add to the covenants of the Company or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any other obligor upon the Notes, as applicable, in the Indenture, the Collateral Documents or in the Notes;

          (3) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Collateral Documents or the Notes which may be defective or inconsistent with any other provision in the Indenture, the Collateral Documents or the Notes or make any other provisions with respect to matters or questions arising under the Indenture or the Notes; provided, however, that, in each case, such provisions shall not adversely affect the interest of the holders of such Notes;

          (4) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (5) to add a guarantor of the Notes under the Indenture;

          (6) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or

          (7) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of our obligations under the Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

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THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Notes and the Collateral Documents will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     'Acquired Indebtedness' means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition; provided, however, that, for purposes of the 'Limitation on Indebtedness' covenant, such Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

     'Adjusted Consolidated Operating Cash Flow' means Consolidated Operating Cash Flow for the latest four fiscal quarters for which consolidated financial statements of Company are available, taken as a whole. For purposes of calculating 'Consolidated Operating Cash Flow' for any four fiscal quarter period for purposes of this definition,

          (1) all Restricted Subsidiaries of the Company on the date of the transaction giving rise to the need to calculate 'Adjusted Consolidated Operating Cash Flow' (the 'Transaction Date') shall be deemed to have been Restricted Subsidiaries at all times during such four fiscal quarter period and

          (2) any Unrestricted Subsidiary on the Transaction Date shall be deemed to have been an Unrestricted Subsidiary at all times during such four fiscal quarter period.

In addition to and without limitation of the foregoing, for purposes of this definition, 'Consolidated Operating Cash Flow' shall be calculated after giving effect on a pro forma basis for the applicable four fiscal quarter period to, without duplication,

          (1) any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or a Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such four fiscal quarter period to and including the Transaction Date (the 'Reference Period'), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period and

          (2) any incurrence or repayment, retirement or permanent reduction of any Indebtedness of the Company or any Restricted Subsidiary during the Reference Period, as if such incurrence, repayment, retirement or reduction occurred on the first day of the Reference Period.

     'Affiliate' means, with respect to any specified Person,

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          (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or

          (2) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

For the purposes of this definition, 'control,' when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing.

     'Asset Acquisition' means

          (1) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary in any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary or

          (2) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     'Asset Sale' means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any Person other than the Company or a Restricted Subsidiary in one transaction or a series of related transactions, of

          (1) any Capital Stock of any Restricted Subsidiary,

          (2) any material license or other authorization of the Company or any Restricted Subsidiary,

          (3) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company and the Restricted Subsidiaries or

          (4) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business.

For the purposes of this definition, the term 'Asset Sale' shall not include

          (1) any disposition of properties and assets of the Company that is governed by the provisions described under ' -- Consolidation, Merger and Sale of Assets' above,

          (2) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be,

          (3) sales of accounts receivable by the Company for cash in an amount at least equal to the fair market value of such accounts receivable,

          (4) for purposes of the 'Limitation on Sale of Assets' covenant, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $250,000 in any twelve-month period and

          (5) sales of rights to the Company's transmissions outside the continental United States and outside the ordinary course of the Company's business if (a) after giving effect to such sale and for a six month period thereafter, the Company and the Restricted Subsidiaries shall have no Indebtedness outstanding under any Bank Credit Agreement, (b) the consideration received by the Company for such sale is at least 80% cash or Cash Equivalents and (c) the

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     proceeds of such sale are used by the Company for working capital or as provided in clause (1) or (2) of paragraph (b) of the 'Limitation on Sale of Assets' covenant.

     'Attributable Indebtedness' means with respect to an operating lease included in any Sale and Leaseback Transaction at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the Company's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

     'Average Life' means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing

          (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by

          (2) the sum of all such principal payments.

     'Bank Credit Agreement' means any one or more credit agreements (which may include or consist of revolving credit agreements or similar arrangements) between the Company or any Restricted Subsidiary and one or more banks or other financial institutions providing financing for the business of the Company and its Restricted Subsidiaries.

     'Board of Directors' means the Board of Directors of the Company or any duly authorized committee thereof.

     'Bond Collateral' means (1) shares of Satellite CD Radio, Inc. or (2) any license owned by Satellite CD Radio, Inc. that is required to operate a CD Radio Business.

     'Capital Stock' of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the Issue Date.

     'Capitalized Lease Obligation' of any Person means any obligation of such Person and its subsidiaries on a consolidated basis under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     'Cash Equivalents' means

          (1) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

          (2) certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500 million;

          (3) commercial paper with a maturity of 270 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United

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     States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; and

          (4) any money market mutual fund organized under the laws of the United States or any state thereof whose assets consist solely of cash or the foregoing instruments.

     'CD Radio Assets' means all assets, rights, services and properties, whether tangible or intangible, used or intended for use in connection with a CD Radio Business, including satellites, terrestrial repeating stations, uplink facilities, musical libraries and other recorded programming, furniture, fixtures and equipment and telemetry, tracking, monitoring and control equipment.

     'CD Radio Business' means the business of transmitting digital radio programming throughout the United States by satellite to be received by paying subscribers, including any business in which the Company was engaged on the date of the Indenture, and any business reasonably related thereto.

     'Change of Control' means the occurrence of any of the following events:

          (1) any 'person' or 'group' (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have 'beneficial ownership' of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of the Company;

          (2) the Company consolidates with, or merges with or into another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where

             (a) the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (i) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (ii) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the surviving entity) in an amount that could be paid by the Company as a Restricted Payment as described under the 'Limitation on Restricted Payments' covenant and

             (b) immediately after such transaction, no 'person' or 'group' (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have 'beneficial ownership' of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of the surviving or transferee corporation;

          (3) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

          (4) the Company is liquidated or dissolved or a special resolution is passed by the stockholders of the Company approving the plan of liquidation or dissolution other than in a transaction which complies with the provisions described under ' -- Consolidation, Merger and Sales of Assets.'

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     'Collateral Agent' means initially IBJ Whitehall and thereafter any successor Collateral Agent that is a financial institution in the State of New York selected by the Trustee, acting as the agent and designee of the Trustee pursuant to a Intercreditor Agreement, that

          (a) is a financial intermediary (not a clearing corporation) within the meaning of Section 8-313(4) of the Uniform Commercial Code from time to time in effect in the State of New York carrying on business in the State of New York,

          (b) issues (or whose parent issues) commercial paper or certificates of deposit rated as described in clause (c) of the definition of Cash Equivalents,

          (c) has combined capital and surplus and undivided profits of not less than $500,000,000 and

          (d) enters into a Intercreditor Agreement.

          'Collateral Documents' means the Indenture, the Intercreditor Agreement, the Pledge Agreement and the Collateral Pledge Agreement.

          'Collateral Pledge Agreement' means the Collateral Pledge and Security Agreement dated as of May 15, 1999 between the Company and the Trustee, governing the disbursement of funds from the Pledge Account.

          'Common Stock' means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock or ordinary shares, whether outstanding at the date of the Indenture or thereafter issued, and includes all series and classes of such common stock or ordinary shares.

          'Consolidated Income Tax Expense' means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

          'Consolidated Interest Expense' means, for any period, without duplication, the sum of

          (1) the interest expense of the Company and the Restricted Subsidiaries for such period, including

             (a) amortization of original issue discount,

             (b) the net cost of Interest Rate Agreements (including amortization of discounts),

             (c) the interest portion of any deferred payment obligation,

             (d) accrued interest,

             (e) the consolidated amount of any interest capitalized by the Company and

             (f) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus

          (2) the interest component of Capitalized Lease Obligations of the Company and the Restricted Subsidiaries paid, accrued or scheduled to be paid or accrued during such period, in each case as determined on a consolidated basis in accordance with GAAP, plus

          (3) cash and non-cash dividends paid on Redeemable Capital Stock by the Company and any Restricted Subsidiary (to any Person other than the Company and any Restricted Subsidiary), in each case as determined on a consolidated basis in accordance with GAAP minus

          (4) to the extent included in the calculation of interest expense, the amortization of underwriting discounts and commissions and fees related to the issuance of the Units and the November 1997 offering of units (consisting of the Senior Discount Notes and warrants exercisable for Senior Discount Notes);

provided, however, that the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be

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computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or the floating rate.

     'Consolidated Net Income' means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication,

          (1) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto),

          (2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business,

          (3) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period,

          (4) net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a 'pooling of interests' basis attributable to any period prior to the date of combination,

          (5) the net income of any Restricted Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders and

          (6) any non-cash items of the Company and any Restricted Subsidiary (including monetary corrections) increasing or decreasing Consolidated Net Income for such period (other than items that will result in the receipt or payment of cash).

     'Consolidated Net Worth' means, at any date, the stockholders' equity of the Company or any Surviving Entity less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company, such Surviving Entity and any Restricted Subsidiary, as determined on a consolidated basis in accordance with GAAP.

     'Consolidated Operating Cash Flow' means, with respect to any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period increased by (in each case to the extent included in computing Consolidated Net Income) the sum of

          (1) the Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2) Consolidated Interest Expense for such period;

          (3) depreciation of the Company and its Restricted Subsidiaries for such period; and

          (4) amortization of the Company and its Restricted Subsidiaries for such period, including amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP.

     'Cumulative Available Cash Flow' means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on December 1, 1997 and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

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     'Currency Agreement' means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into by a Person that is designed to protect such Person against fluctuations in currency values.

     'Default' means any event that after notice or passage of time or both would be an Event of Default.

     'Disinterested Director' means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     'Equity Offering' means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act or any offering or placement of Qualified Capital Stock of the Company, in each case resulting in gross proceeds equal to or greater than $50 million.

     'Exchange Act' means the Securities Exchange Act of 1934, as amended.

     'Fair Market Value' means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     'Generally Accepted Accounting Principles' or 'GAAP' means generally accepted accounting principles in the United States, consistently applied, that were in effect on November 26, 1997.

     'guarantee' means, as applied to any obligation,

     (1) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and

     (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including the payment of amounts drawn down by letters of credit.

     'Indebtedness' means, with respect to any Person, without duplication, whether recourse is to all or a portion of the assets of such Person and whether or not contingent,

          (1) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities (including outstanding disbursements) incurred in the ordinary course of business (whether or not evidenced by a note), but including all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities,

          (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

          (3) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business,

          (4) all Capitalized Lease Obligations of such Person,

          (5) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
     by) any Lien upon or with respect to property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment

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     of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured),

          (6) all guarantees by such Person of Indebtedness referred to in this definition of any other Person,

          (7) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

          (8) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements and

          (9) all Attributable Indebtedness of such Person.

For purposes hereof, the 'maximum fixed repurchase price' of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     For purposes of the 'Limitation on Indebtedness' and 'Limitation on Restricted Payments' covenants and the definitions of 'Events of Default' and 'Permitted Indebtedness,' in determining the principal amount of any Indebtedness to be incurred by the Company or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination for purposes of determining the amount that would be payable thereon in the event of the occurrence of an event of default (or similar) event under such Indebtedness, (y) the sum of the principal amount of any Indebtedness at such date and the principal amount of any other Indebtedness outstanding at such date to the extent incurred to refinance such Indebtedness shall be reduced by an amount equal to the Fair Market Value, on the date of incurrence of such Indebtedness, of cash, Cash Equivalents or U.S. Government Obligations constituting the collateral securing such Indebtedness on a perfected basis, and dedicated for disbursement to the payment of principal of or interest on such Indebtedness and (z) effect shall be given to the impact of any Currency Agreement with respect to such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided, however, that for purposes of calculating the amount of Senior Discount Notes outstanding at any date, the amount of Senior Discount Notes shall be the accreted value thereof as of such date, unless cash interest has commenced to accrue pursuant to the terms of the Senior Discount Notes and the Discount Notes Indenture, in which case the amount of such Senior Discount Notes outstanding at such date shall be the aggregate principal amount thereof at Stated Maturity; and provided further, however, that for purposes of calculating the amount of noninterest bearing or other discount security (other than the Senior Discount Notes), such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the Person dated such date prepared in accordance with GAAP but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

     'Indenture' means the Indenture dated as of May 15, 1999 between the Company and the Trustee.

     'Interest Rate Agreements' means any interest rate protection agreement and other types of interest rate hedging agreements or arrangements (including interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness.

     'Investment' means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any

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purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an 'Investment' made by the Company in such Unrestricted Subsidiary at such time. 'Investments' shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     'Issue Date' means the date on which the Notes are originally issued.

     'LIBOR' means, on any date of determination, for purposes of calculating the effective annual interest rate on any Indebtedness referred to in clause (15) of the definition of Permitted Liens, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m, London time, as the rate for dollar deposits with a maturity comparable to such Indebtedness.

     'Lien' means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     'Loral Satellite Contract' means the Amended and Restated Contract
No. SS/L-TP93002-01, dated as of June 30, 1998, among the Company and Space Systems/Loral, Inc., as amended, modified or supplemented from time to time.

     'Maturity' means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     'Moody's' means Moody's Investors Service, Inc. and its successors.

     'Net Cash Proceeds' means,

          (1) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations or escrowed funds, but only when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of

             (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants, consultants and investment banks) related to such Asset Sale,

             (b) provisions for all taxes payable as a result of such Asset
        Sale,

             (c) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale or becomes due and payable as a result thereof,

             (d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

             (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any

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        Restricted Subsidiary, as the case may be, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and

          (2) with respect to any capital contribution or issuance or sale of Capital Stock as referred to under the 'Limitation on Restricted Payments' covenant, the proceeds of such capital contribution, issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consulting, financial, advisory, underwriting and other fees and expenses actually incurred in connection with such capital contribution, issuance or sale and net of taxes paid or payable as a result thereof.

     'Pari Passu Indebtedness' means Indebtedness of the Company that is pari passu in right of payment to the Notes.

     'Permitted Holder' means Loral Space & Communications Ltd., and its successors.

     'Permitted Indebtedness' means any of the following:

          (1) Pari Passu Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, when taken together with the then outstanding principal amount of (x) Pari Passu Indebtedness incurred pursuant to this clause (1), (y) the Notes and (z) any refinancing of such Pari Passu Indebtedness or the Notes pursuant to clause (11) below, does not exceed the sum of (a) $350 million and (b) an amount equal to 125% of Total Incremental Equity as of the date of such incurrence;

          (2) Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to the Tranche A Credit Facility in an amount which, after giving effect to the incurrence thereof, the aggregate principal amount of Indebtedness incurred under this clause (2) and any refinancings thereof pursuant to clause (11) below and then outstanding, does not exceed $115 million;

          (3) Indebtedness of the Company pursuant to the Notes or of any Restricted Subsidiary pursuant to a guarantee of the Notes;

          (4) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date, including amounts not yet advanced on the Issue Date but which the Company is entitled to defer or incur under the Loral Satellite Contract;

          (5) Indebtedness of the Company owing to any Restricted Subsidiary; provided, however, that any Indebtedness of the Company owing to any such Restricted Subsidiary is subordinated in right of payment to the Notes from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided further, however, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (5);

          (6) Indebtedness of a Restricted Subsidiary owing to the Company or to a Restricted Subsidiary; provided, however, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (6);

          (7) obligations of the Company entered into in the ordinary course of business

             (a) pursuant to bona fide Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of

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        Indebtedness of the Company or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness, and

             (b) pursuant to bona fide Currency Agreements entered into by the Company or any of its Restricted Subsidiaries and designed to protect such Person against fluctuation in currency values in respect of its assets or obligations;

          (8) Capitalized Lease Obligations and Purchase Money Obligations of the Company, the aggregate value (in the case of Capitalized Lease Obligations) or principal amount (in the case of Purchase Money Obligations) of which (including any refinancings (as defined in clause
     (11) below) thereof) does not exceed $20 million at any one time outstanding;

          (9) unsecured Subordinated Indebtedness of the Company incurred to finance the operation of CD Radio Assets or the construction, expansion, development or acquisition of music libraries and other recorded music programming, furniture, fixtures and equipment if such Subordinated Indebtedness has an Average Life longer than the Average Life of the Notes and has a final Stated Maturity of principal later than the Stated Maturity of principal of the Notes;

          (10) in addition to the items referred to in clauses (1) through (9) above, Indebtedness of the Company having an aggregate principal amount not to exceed $15 million at any time outstanding; and

          (11) Indebtedness of the Company or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing, refunding or extension of outstanding Indebtedness of the Company or any Restricted Subsidiary incurred or outstanding pursuant to clauses (1), (2), (3), (4),
     (8) and (9) of this definition or the proviso of the covenant 'Limitation on Indebtedness'; provided, however, that (i) Indebtedness of the Company may not be replaced, renewed, refinanced, refunded or extended to such extent under this clause (11) with Indebtedness of any Restricted Subsidiary and (ii) any such replacement, renewal, refinancing, refunding or extension

             (a) shall not result in a lower Average Life of such Indebtedness as compared with the Indebtedness being replaced, renewed, refinanced, refunded or extended,

             (b) shall not exceed the sum of the principal amount (or, (x) if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount or (y), in the case of Indebtedness the principal amount of which was calculated pursuant to clause (y) of the last paragraph of the definition of Indebtedness, the face amount of such Indebtedness) of the Indebtedness being replaced, renewed, refinanced, refunded or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing, refunding or extension and the reasonable fees and expenses incurred in connection therewith, and

             (c) in the case of any replacement, renewal, refinancing, refunding or extension by the Company of Pari Passu Indebtedness, the Notes or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Notes, at least to the same extent as the Indebtedness being replaced, renewed, refinanced, refunded or extended.

     'Permitted Investments' means

          (1) Cash Equivalents;

          (2) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          (3) loans and advances to employees made in the ordinary course of business;

          (4) Interest Rate Agreements and Currency Agreements;

          (5) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the 'Limitation on Sale of Assets' covenant; provided, however, that the

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     Company or the Restricted Subsidiaries, as the case may be, have received at least 80% of the aggregate consideration therefrom in cash or Cash Equivalents;

          (6) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

          (7) Investments in the Company or in any Restricted Subsidiary

          (8) investments in preferred stock of corporations (x) organized and validly existing under the laws of any state of the United States of America, (y) conducting business principally in the State of New York and
     (z) whose long term unsecured debt rating is rated one of the four highest rating categories by S&P, Moody's or another nationally recognized securities rating agency, in an aggregate amount not to exceed $35 million at any one time outstanding; and

          (9) investments not otherwise permitted by the foregoing clauses (1) through (8) in an amount not to exceed $5.0 million at any one time outstanding.

     'Permitted Liens' means the following types of Liens:

          (1) Liens existing on the date of the Indenture;

          (2) Liens on Bond Collateral securing Pari Passu Indebtedness incurred pursuant to clause (1) of the definition of Permitted Indebtedness or any refinancing Indebtedness in respect thereof or of the Notes incurred pursuant to clause (11) of the definition of Permitted Indebtedness; provided, however, that such Lien shall be equal in priority to the Lien on the Bond Collateral securing the Notes;

          (3) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any other Restricted Subsidiary;

          (4) Liens securing the Notes;

          (5) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided, however, that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

          (6) any interest or title of a lessor or a lender under any Capitalized Lease Obligation or any Purchase Money Obligation, in each case as permitted under clause (8) of the definition of 'Permitted Indebtedness'; provided, however, that such interest or title shall not extend to any property or assets other than the assets that are the subject of such Capitalized Lease Obligation or Purchase Money Obligation;

          (7) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (8) Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (9) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

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          (10) easements, rights-of-way, encroachments and survey defects restrictions and other similar charges or encumbrances incurred in the ordinary course of business not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

          (11) Liens arising by reason of any judgment, decree or order of any court or arbitration proceeding so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (12) Liens securing obligations of the Company under Interest Rate Agreements or Currency Agreements or any collateral (other than Bond Collateral) for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

          (13) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (14) Liens securing reimbursement obligations of the Company or any Restricted Subsidiary with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof so long as such Liens do not extend to Bond Collateral;

          (15) Liens on the satellites of the Company which are not one of the first three satellites, or on contractual rights to acquire such satellites, securing Indebtedness of the Company; provided, however, that such Indebtedness shall not be secured by Bond Collateral; provided further, however, that such Lien on the satellites of the Company which are not one of the first three satellites, or on contractual rights to acquire such satellites, may only secure up to $110 million of such Indebtedness (plus the interest thereon and other amounts payable in respect thereof) and such Indebtedness (a) shall not have an effective annual interest rate greater than LIBOR + 600 basis points and (b) by its terms does not entitle the holders of such Indebtedness to receive Common Stock or warrants exercisable for Common Stock in an amount greater than 2.25% of the Company's outstanding Common Stock on a fully diluted basis (after giving pro forma effect to such offering of Common Stock or warrants exercisable for Common Stock) and, in the event that such Indebtedness is in an amount less that $110 million, the provisions of clause (b) of the immediately preceding proviso shall be pro rated accordingly;

          (16) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) and (3) through (14); provided, however, that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets;

          (17) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not exceed $5 million at any one time outstanding; and

          (18) Liens on cash, Cash Equivalents or U.S. Government Obligations securing Indebtedness up to the Fair Market Value, on the date of incurrence of such Indebtedness, of the cash, Cash Equivalents and U.S. Government Obligations constituting the collateral securing such Indebtedness on a perfected basis and dedicated for disbursement to the payment of principal and/or interest on such Indebtedness.

     'Person' means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     'Pledge Account' means an account established with the Trustee pursuant to the terms of the Collateral Pledge Agreement for the deposit of the Pledged Securities.

     'Pledge Agreement' means the Amended and Restated Pledge Agreement dated as of May 15, 1999 among the Company, the Collateral Agent, the Trustee and the trustee for the Senior Discount Notes.

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     'Pledged Securities' means the U.S. Government Obligations purchased by the
Company with a portion of the net proceeds from the Units offering to be deposited in the Pledge Account.

     'Preferred Stock' means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including all classes and series of preferred or preference stock of such Person.

     'Purchase Money Obligations' means Indebtedness of the Company or any Restricted Subsidiary

          (1) issued to finance or refinance the purchase or construction of any assets of the Company or any Restricted Subsidiary,

          (2) issued to finance the construction of satellite dish antennas or radio adapters to receive the Company's services or

          (3) secured by a Lien on any assets of the Company or any Restricted Subsidiary where the lender's sole recourse is to the assets so encumbered,

(a) in the case of clauses (1) or (3) above, to the extent the purchase or construction prices for such assets are or should be included in 'addition to property, plant or equipment' in accordance with GAAP and (b) in each case, if the purchase or construction of such assets is not part of any acquisition of a Person or business unit.

     'Qualified Capital Stock' of any Person means any and all Capital Stock of such person other than Redeemable Capital Stock.

     'Redeemable Capital Stock' means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided, however, that Redeemable Capital Stock shall not include any Common Stock the holder of which has a right to put to the Company upon certain terminations of employment; and provided further, however, that any class or series of Capital Stock that would not constitute Redeemable Capital Stock but for provisions thereof giving holders thereof the right to require the issuer of such Capital Stock to repurchase or redeem such Capital Stock upon the occurrence of an 'asset sale' or 'change of control' occurring prior to the final Stated Maturity of the Notes shall not constitute Redeemable Capital Stock if the 'asset sale' or 'change of control' provisions applicable to such class or series of Capital Stock are no more favorable to the holders of such Capital Stock in any material respect than the provisions of the 'Purchase of Notes Upon a Change of Control' and 'Limitation on Sale of Assets' covenants and such class or series of Capital Stock specifically provides that the issuer of such Capital Stock will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be purchased pursuant to the 'Purchase of Notes Upon a Change of Control' or 'Limitation on Sale of Assets' covenant, as applicable.

     'Restricted Subsidiary' means a Subsidiary other than an Unrestricted Subsidiary.

     'S&P' means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

     'Sale and Leaseback Transaction' means an arrangement by the Company or a Restricted Subsidiary with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or such Restricted Subsidiary of any property or asset of the Company or such Restricted Subsidiary which has been or is being sold or transferred by the Company or such Restricted Subsidiary not more than 270 days after the acquisition thereof to such lender or investor or any Affiliate thereof or to any Person to whom funds have been or are to be advanced by such lender or investor or any Affiliate thereof on the security of such property or asset.

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     'Securities Act' means the Securities Act of 1933, as amended.

     'Series C Preferred Stock' means the 10 1/2% Series C Convertible Preferred Stock of the Company.

     'Stated Maturity' means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     'Subordinated Indebtedness' means Indebtedness of the Company that is expressly subordinated in right of payment to the Notes.

     'Subsidiary' means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

     'Total Consolidated Indebtedness' means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and the Restricted Subsidiaries outstanding as of the date of determination.

     'Total Incremental Equity' means, at any date of determination, the sum of, without duplication,

          (1) the aggregate cash proceeds received by the Company after the Issue Date from the issuance or sale of Qualified Capital Stock of the Company (excluding any proceeds received from the issuance of the Company's 9.2% Series B Junior Cumulative Convertible Preferred Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Qualified Capital Stock of the Company) to any Person other than a Subsidiary; plus

          (2) an amount equal to the sum of

             (a) the net reduction in Investments in any Person (other than Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary after the Issue Date from such Person and

             (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

             provided, however, that in the case of (a) or (b) above, the foregoing sum shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary and that constitutes a Restricted Payment that has been deducted from Total Incremental Equity pursuant to clause (3) below; minus

          (3) the aggregate amount of all Restricted Payments declared or made on or after the Issue Date; and minus

          (4) the aggregate amount paid pursuant to clauses (1), (2), (3), (4),
     (6) and (8) of the second paragraph of the 'Limitation on Restricted Payments' covenant.

     'Tranche A Credit Facility' means the term loan facility under the Credit Agreement, dated as of June 30, 1998, among the Company, Bank of America National Trust and Savings Association ('Bank of America') and other financial institutions from time to time parties thereto and Bank of America, as administrative agent, as the same may be amended, modified or supplemented from time to time.

     'Trust Indenture Act' means the Trust Indenture Act of 1939, as amended.

     'Unrestricted Subsidiary' means

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

          (1) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below) and

          (2) any subsidiary of an Unrestricted Subsidiary;

provided, however, that in no event shall any Person that is a Subsidiary on the Issue Date become an Unrestricted Subsidiary. The Board of Directors may designate any newly acquired or newly formed Subsidiary to be an Unrestricted Subsidiary so long as

          (1) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary,

          (2) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity,

          (3) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company and

          (4) neither the Company nor any Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Stock or other equity interests in such Subsidiary or (b) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the 'Limitation on Indebtedness' covenant.

     'U.S. Government Obligations' means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     'Voting Stock' means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

BOOK-ENTRY, DELIVERY AND FORM

     Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the Trustee.

THE DEPOSITORY TRUST COMPANY'S PROCEDURES

     For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company. The operations and procedures of The Depository Trust Company are solely within the control of its settlement system however and may change from time to time. We are not responsible for these operations and procedures and urge you to contact The Depository Trust Company or its participants directly to discuss these matters.

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

     The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

     The Depository Trust Company has also advised us that, in accordance with its procedures, (1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and
(2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants. The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

     Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. All interests in a global note may be subject to the procedures and requirements of The Depository Trust Company.

     The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

     Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

     Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the Trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of CD Radio, the Trustee or any of our agents, or the trustee's agents has or will have any responsibility or liability for
(1) any aspect of The Depository Trust Company's records or any direct or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any direct or indirect participant's records relating to the

                                      100



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beneficial ownership interests in any global note or (2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

     The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the Trustee or us.

     Neither CD Radio nor the Trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and CD Radio and the Trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

     Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same day funds.

     The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

     Although The Depository Trust Company has agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, it is under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of CD Radio, the Trustee or any of our or the Trustee's respective agents will have any responsibility for the performance by The Depository Trust Company and its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A global note will be exchangeable for definitive notes in registered certificated form if:

          (1) The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days,

          (2) The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act,

          (3) we elect to cause the issuance of the certificated notes upon a notice of the Trustee,

          (4) a default or event of default under the indenture for the notes has occurred and is continuing, or

          (5) a request to that effect is made but only upon prior written notice given to the Trustee by or on behalf of The Depository Trust Company in accordance with the indenture.

     In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

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EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

     Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

SAME DAY SETTLEMENT

     We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

PAYMENT

     The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the paying agent maintained for that purpose. At our option however, we may make these installments of interest by (1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or (2) transfer to an account located in the United States maintained by the payee.

YEAR 2000

     The Depository Trust Company has advised us that its management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter year 2000 problems. The Depository Trust Company has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and interest payments, to security holders, book-entry deliveries and settlement of trades within The Depository Trust Company, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, The Depository Trust Company's plan includes a testing phase, which is expected to be completed within the appropriate time frame. However, The Depository Trust Company's ability to perform its services properly is also dependent upon other parties, including issuers and their agents, as well as third party vendors from whom The Depository Trust Company licenses software and hardware, and third party vendors on whom The Depository Trust Company relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depository Trust Company has informed its participants and other members of the financial community that it is contacting and will continue to contact third party vendors from whom The Depository Trust Company acquires services to:

      impress upon them the importance of these services being year 2000 compliant, and determine the extent of their efforts for year 2000 remediation and, as appropriate, testing of their services.

     In addition, The Depository Trust Company is in the process of developing contingency plans as it deems appropriate. According to The Depository Trust Company, the above information with respect to The Depository Trust Company has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

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                       DESCRIPTION OF OTHER INDEBTEDNESS

15% SENIOR SECURED DISCOUNT NOTES DUE 2007

     The senior secured discount notes were originally issued on November 27, 1997, will mature on December 1, 2007 and are secured by the Pledged Stock, which pledge ranks equally with the pledge of the stock to secure CD Radio's obligations in respect of the notes. The senior secured discount notes accrue the original issue discount at a rate of 15% per annum until December 1, 2002, and thereafter will bear interest at the same rate, payable in cash semiannually in arrears. The senior secured discount notes indenture does not provide for a sinking fund.

     The senior secured discount notes are not redeemable before December 1, 2002. Thereafter, the senior secured discount notes are redeemable, in whole or in part, at our option, at the redemption prices described in the senior secured discount notes indenture, plus accrued interest to the applicable redemption date. Specifically, if redeemed during the 12-month period commencing on December 1 of the years shown below, the redemption price will be that amount, expressed as a percentage of the principal amount of the senior secured discount notes, shown below:

                                                           REDEMPTION
YEAR                                                         PRICE
----                                                         -----
2002.....................................................    112.5%
2003.....................................................    110.0%
2004.....................................................    107.5%
2005.....................................................    105.0%
2006.....................................................    102.5%

     If there is a Change of Control (as defined in the senior secured discount notes indenture) or asset sales in specific circumstances, we will be required by the terms of the senior secured discount notes indenture to make an offer to purchase the outstanding senior secured discount notes at a purchase price equal to 101% of the accrued value of the senior secured discount notes, plus accrued interest to the date of purchase.

     The indebtedness evidenced by the senior secured discount notes ranks equally in right of payment with all of our other existing and future unsubordinated indebtedness (including the notes we are offering) and senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the senior secured discount notes.

     The senior secured discount notes indenture contains a number of covenants restricting our operations and the operations of our subsidiaries, including those restricting the incurrence of indebtedness; the making of restricted payments (in the form of the declaration or payment of some kinds of dividends or distributions, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of equal or subordinated indebtedness and the making of some kinds of investments, loans and advances); transactions with affiliates; the issuance of liens; sale-leaseback transactions; the transfer of assets; issuances and sales of capital stock of subsidiaries; the issuance of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; and consolidation, merger or sale of substantially all of our assets.

     The events of default under the senior secured discount notes indenture include provisions that are typical of senior debt financings, including a cross-acceleration to a default by CD Radio or any material subsidiary on any indebtedness that has an aggregate principal amount in excess of $5 million. Upon the occurrence of an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding senior secured discount notes may immediately accelerate the maturity of all the senior secured discount notes as provided in the senior secured discount notes indenture.

VENDOR FINANCING

     Pursuant to the Tranche A Facility, Bank of America and other financial institutions have committed to provide us a term loan facility in the aggregate principal amount of up to $115 million. The proceeds of the loans are being used by us to fund a portion of the progress

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payments required to be made under the Loral Satellite Contract for the purchase of launch services and to pay interest, fees and other expenses related to the Tranche A Facility. The loans are due on the earlier of February 29, 2000 and ten days before the launch of our second satellite and bear interest, at our option, at either (1) the London Interbank Offered Rate plus 1.75% or (2) the higher of (a) the rate publicly announced by Bank of America as its reference rate and (b) 0.50% per annum above the Federal Funds Rate then in effect. The loans are secured by the grant of a security interest in the portion of the Loral Satellite Contract relating to launch services. The Tranche A Facility also contains covenants relating to financial information, the conduct of our business, payments under the Loral Satellite Contract, maintenance of governmental and other approvals, maintenance of existence and qualifications, maintenance of books and records, maintenance of property and insurance, compliance with laws and notice of defaults. In addition, the terms of the Tranche A Facility require us to maintain a minimum net worth and sufficient cash. As of June 30, 1999, we had borrowed $95.5 million under the Tranche A Facility, substantially all of which was used to make progress payments under the Loral Satellite Contract.

     Loral assisted us in arranging the Tranche A Facility. Specifically, Loral has agreed that at maturity of the loans (including maturity as a result of an acceleration), upon the occurrence of a bankruptcy of CD Radio or upon the occurrence of an event of default by Loral Space under its agreement with Bank of America, Loral Space & Communications Ltd. will repurchase from Bank of America and the other Lenders the loans at a price equal the principal amount of the loans plus accrued and unpaid interest. In exchange for providing this credit support, we pay Loral Space & Communications Ltd. a fee equal to 1.25% per annum of the outstanding amount of the loans from time to time.

CONVERTIBLE SUBORDINATED NOTES DUE 2009

     On September 29, 1999, we issued $125 million aggregate principal amount of our 8 3/4% Convertible Subordinated Notes due 2009 in an underwritten public offering and on October 6, 1999, we issued an additional $18.75 million aggregate principal amount of these notes in connection with the exercise of an over-allotment option granted to the underwriters of this offering. These sales raised approximately $137 million in net proceeds.

     The convertible subordinated notes are unsecured obligations, will mature on September 29, 2009 and are subordinated to our existing and future senior indebtedness. The convertible subordinated notes bear interest at the rate of 8 3/4% per annum on the principal amount, payable semi-annually on March 29 and September 29 of each year, commencing on March 29, 2000, to holders of record at the close of business on March 14 or September 14 (whether or not a business day) immediately preceding each interest payment date. We currently expect to fund interest payments through proceeds from the issuance of common stock.

     The convertible subordinated notes are convertible at any time prior to their stated maturity into shares of our common stock at a conversion rate of
35.134 shares per $1,000 principal amount (equivalent to a conversion price of $28.4625 per share of common stock), subject to adjustment upon the occurrence of certain events.

     There is no sinking fund for the convertible subordinated notes. We may not redeem the convertible subordinated notes at our option prior to September 29, 2002. On and after that date, we may redeem the convertible subordinated notes, in whole or in part, on not less than 30 days' notice at specified redemption prices, beginning at 106.125% of their principal amount during the 12-month period commencing September 29, 2002 and at declining percentages of their principal amount thereafter. We may exercise this option to redeem these notes only if the last reported sale price for our common stock is at least 150% of the conversion price for at least 20 trading days within a period of 30 consecutive days ending within five trading days of the call for redemption.

     In the event of a change in control (as defined in the first supplemental indenture relating to the convertible subordinated notes), we will be required to offer to purchase all the convertible subordinated notes for cash at a price of 100% of the principal amount of each holder's notes.

     The indenture and the first supplemental indenture for the convertible subordinated notes include customary covenants, events of default and other provisions (including provisions for amendment, modification and discharge of our obligations).

     U.S. Trust Company of Texas, N.A. is the trustee under the indenture and the first supplemental indenture for the convertible subordinated notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes some of the United States federal income tax consequences that may be relevant to the exchange of initial notes for exchange notes in accordance with the exchange offer, and the purchase of, ownership and disposition of the exchange notes. The discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to holders of exchange notes. The discussion does not include special rules that may apply to some holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, holders whose functional currency is not the United States dollar, and persons holding the notes as part of a 'straddle,' 'hedge,' 'constructive sale' or 'conversion transaction,' and investors who are not United States Persons), and does not address the tax consequences of the law of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986 (the 'Internal Revenue Code'), existing and proposed Treasury regulations under the Internal Revenue Code and current administrative rulings and court decisions. Everything listed in the previous sentence may change and any change could affect the continuing validity of this discussion. The discussion below assumes that the initial notes or exchange notes, as applicable, are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

     As used in this prospectus, 'United States Person' means a beneficial owner of the notes who or that (1) is a citizen or resident of the United States, (2) is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision of the United States, (3) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have authority to control all substantial decisions of the trust, or (5) is otherwise subject to U.S. federal income tax on a net income basis in respect of the notes.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. THE TAX TREATMENT MAY VARY DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP OF THE INITIAL NOTES OR THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

TAXATION OF HOLDERS ON EXCHANGE

     The exchange of initial notes for exchange notes in accordance with the exchange offer will not be treated as an exchange or otherwise as a taxable event to holders. Consequently, (1) no gain or loss will be realized by a holder upon receipt of an exchange note, (2) the holding period of the exchange note will include the holding period of the initial note exchanged for the exchange note and (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the initial note exchanged for the exchange note immediately before the exchange. Further, the tax consequences of ownership and disposition of any exchange note should be the same as the tax consequences of ownership and disposition of an initial note.

STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

     A holder of an exchange note will be required (absent the election described below to treat all interest on the note as original issue discount ('OID') within the meaning of Section 1273(a) of the Internal Revenue Code) to report as income for U.S. federal income tax purposes the portion of the stated interest on the note that is 'qualified stated interest' ('QSI') in accordance with the holder's method of accounting for tax purposes. QSI on a note is the stated interest that is unconditionally payable at least annually at a single fixed rate.

     The exchange notes will have original issue discount for U.S. federal income tax purposes. The amount of original issue discount on an exchange note is the excess of its 'stated redemption price at maturity' (the sum of all payments to be made on the note other than QSI, whether denominated as interest or principal) over its 'issue price.' Because the exchange notes are treated for federal income tax purposes as if they were the same as the initial notes, the amount of OID on an exchange note will be calculated as if the exchange note and the initial note were a single note that was issued at the time the initial note was issued, for an issue price equal to the issue price of the initial note, and any accrued OID on the initial note at the time of the exchange offer will carry over and be treated as accrued OID on the exchange notes. The issue price of each initial note is $843.09, which is the amount of the unit price that CD Radio allocated to the initial notes at the time of the issuance of the units. See ' -- The Units.' Each holder of exchange notes (whether a cash or accrual method taxpayer) will be required to include in income OID as it accrues, in advance of the receipt of some or all of the related cash payments.

     The amount of OID includable in income by the holder of an exchange note is the sum of the 'daily portions' of OID with respect to the note for each day during the taxable year or portion of the taxable year on which the holder held the note ('accrued OID'). The daily portion is determined by allocating to each day in any 'accrual period' a proportionate portion of the OID allocable to that accrual period. The accrual periods for a note will be periods that are each selected by the holder of the note that are no longer than one year, provided that each scheduled payment occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to any accrual period other than the initial short accrual period (if any) and the final accrual period is an amount equal to the excess of (a) the product of the note's 'adjusted issue price' at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of any payments of QSI allocable to the accrual period. The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of QSI) and the adjusted issue price of the note at the beginning of the final accrual period. The amount of OID allocable to any initial short accrual period may generally be computed under any reasonable method. The 'yield to maturity' is the discount rate that, when used in computing the present value of all payments to be made under the notes, produces an amount equal to the issue price of the notes. The 'adjusted issue price' of the note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments with respect to the note that were not QSI payments. We are required to report the amount of OID accrued on exchange notes held of record by persons other than corporations and other exempt holders of notes, which may be based on accrual periods other than those chosen by the holders of notes.

     A holder of a note, with some limitations, may elect to include in gross income for U.S. federal income tax purposes all interest that accrues on the note by using the constant yield method described above. For purposes of the election, interest includes all stated and unstated interest, acquisition discount, OID, de minimis OID, market discount, and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium (as discussed below). In applying the constant yield method to a note with respect to which an election is made, the issue price of the note will equal the electing holder's adjusted basis in the note immediately after its acquisition, the issue date of the note will be the date of its acquisition, and no payments on the note will be treated as payments of QSI. This election is generally applicable only to the note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service. This election, if made in respect of a market discount bond, will be treated as an election to include market discount in income currently on all market discount bonds held by the holder during or after the taxable year in which the note is acquired. See the discussion below under 'Market Discount.' If the election is made with respect to a note with amortizable bond premium, the holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium held by the electing holder during or after the taxable year in which the note is acquired. See the discussion below under 'Acquisition Premium and Amortizable Bond Premium.'

     The tax basis of an exchange note in the hands of the holder of the note will be increased by the amount of OID, if any, on the note that is included in the holder's income under these rules, and will be decreased by the amount of any payments (other than payments of QSI) made with respect to the note.

     Applicable High Yield Discount Obligation. If the exchange notes are treated as having 'significant original issue discount,' the notes will be subject to the applicable high yield discount obligation ('AHYDO') rules of the Internal Revenue Code. The notes will have 'significant original issue discount' if the amount includible in gross income of a holder for periods before the close of any accrual period ending after the date 5 years after the date of issue exceeds the sum of (1) the aggregate cash interest paid before the close of such accrual period and (2) the product of the issue price of the note and its yield to maturity. If the notes are determined to be subject to the AHYDO rules, our deductions with respect to original issue discount will be suspended until these amounts are actually paid, and the 'disqualified portion' of the original issue discount (defined as the portion that is attributable to the yield on such note in excess of the applicable federal rate plus 600 basis points) will be permanently nondeductible. These rules generally do not affect the amount, timing or character of a holder's income; however, domestic corporate holders may be eligible for a dividends-received deduction with respect to their inclusion in income of the 'disqualified portion' if this amount, if paid with respect to stock, would have been a dividend (i.e., would have been out of earnings and profits). The availability of the dividends-received deduction is subject to a number of complex limitations.

     Market Discount. If an exchange note is acquired by a subsequent purchaser at a 'market discount,' some or all of any gain realized upon a disposition (including a sale or a taxable exchange) or payment at maturity of the note may be treated as ordinary income. 'Market discount' with respect to a security is, subject to a de minimis exception, the excess of (1) the issue price of the security increased by all previously accrued original issue discount and probably reduced (although the Internal Revenue Code does not expressly so provide) by any cash payments in respect of the security over (2) the holder's initial tax basis in the security. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if the holder so elects, on a constant interest method. Upon any subsequent disposition (including a gift or payment at maturity) of the note (other than in connection with some nonrecognition transactions), the lesser of any gain on the disposition (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the note was held by the holder will be treated as ordinary interest income at the time of the disposition. Instead of including accrued market discount in income at the time of disposition, a holder may elect to include market discount in income currently. Unless a holder so elects, the holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the note until the holder disposes of the note. The election to include market discount in income currently, once made, is irrevocable and applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Acquisition Premium. If a subsequent holder's tax basis in an exchange note
(1) exceeds the adjusted issue price of the note, and (2) is less than or equal to the stated redemption price at maturity (reduced by any payments made on the note other than payments of QSI), the excess will be considered 'acquisition premium.' The holder is permitted to reduce the amount of OID required to be included in gross income by an amount equal to the OID otherwise includible multiplied by a fraction, the numerator of which is the amount of acquisition premium and the denominator of which is the excess of the sum of all amounts payable on the notes after the purchase date (other than QSI payments) over the adjusted issue price. Alternatively, a holder may elect to amortize acquisition premium on a constant yield basis, treating the holder's purchase price as the note's issue price.

     Bond Premium. If a subsequent holder's tax basis in an exchange note exceeds the sum of all amounts (other than QSI) payable on the note after the acquisition date, the excess would be treated as 'amortizable bond premium.' The holder may elect to amortize the excess over the period from the acquisition date of the note to the maturity date. Amortizable bond premium allocable to a period may be offset against QSI on the related security to the extent QSI for the period exceeds the holder's yield for the period (the yield being the discount rate that, when used in computing the present value of all remaining payments to be made (including QSI), produces an amount equal to the holder's basis in the note). Additional amortizable premium for a period may be treated as a bond premium deduction to the extent that the holder's total interest inclusions on the note in prior periods exceed the total amount treated by the holder as a bond premium deduction on the note in prior periods. Any excess over the total interest inclusions is carried forward to the next accrual period. A holder that elects to amortize bond premium must reduce its adjusted basis in the note by the amount of allowable amortization. An election to amortize bond premium applies to the amortizable bond premium on all taxable bonds held during or after the holder's taxable year for which the election is made and may be revoked only with the consent of the Internal Revenue Service.

     Disposition of Notes. A holder of exchange notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of notes; this gain or loss will generally be equal to the difference between (1) the amount of cash and the fair market value of property received and (2) the holder's adjusted tax basis (including any accrued OID or market discount previously included in income by the holder and reduced by any previous payments (other than payments of QSI) with respect to the notes and any amortizable bond premium applied to reduce interest on the notes). Subject to the market discount rules discussed above, gain or loss recognized will be capital gain or loss and will be long term capital gain or loss if the holder has held the notes (or is treated as having held the notes) for longer than one year. Net capital gains of individuals are subject to tax at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

     Reporting Requirements. We will provide annual information statements to holders of the exchange notes and to the Internal Revenue Service, setting forth the amount of original issue discount and QSI determined to be attributable to the notes for that year.

BACKUP WITHHOLDING

     Under some circumstances, the failure of a holder of exchange notes to provide sufficient information to establish that the holder is exempt from the backup withholding provisions of the Internal Revenue Code will subject the holder to backup withholding at a rate of 31 percent on payments of principal and interest on the notes, and the proceeds from a disposition of the exchange notes. In general, backup withholding applies if a noncorporate holder fails to furnish a correct taxpayer identification number, fails to report dividend and interest income in full, or fails to certify that the holder has provided a correct taxpayer identification number and that the holder is not subject to withholding. An individual's taxpayer identification number is the individual's Social Security number. Any amount withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the Internal Revenue Service.

     THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF EXCHANGE NOTES OR INITIAL NOTES IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF NOTES SHOULD CONSULT THEIR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER OF THE EXCHANGE OFFER AND THE OWNERSHIP OF THE INITIAL NOTES OR THE EXCHANGE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an 'underwriter' within the meaning of the

Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

                                 LEGAL MATTERS

     Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, has passed upon specific legal matters, including specific tax matters, with respect to the notes. Certain regulatory matters arising under the Communications Act are being passed upon by Wiley, Rein & Fielding, Washington, D.C.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, and for the period from May 17, 1990 (date of inception) to December 31, 1998, included and incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been so included and incorporated by reference in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern, as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

             WHERE YOU CAN OBTAIN ADDITIONAL AVAILABLE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago, Illinois and New York, New York. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Commission are also available to the public at the Commission's Internet site at http://www.sec.gov.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants...........................  F-2
Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 1998 and for the
  period May 17, 1990 (date of inception) to
  December 31, 1998.........................................  F-3
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................  F-4
Consolidated Statements of Stockholders' Equity for each of
  the three years in the period ended December 31, 1998 and
  for the period May 17, 1990 (date of inception) to
  December 31, 1998.........................................  F-5
Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 1998 and for the
  period May 17, 1990 (date of inception) to
  December 31, 1998.........................................  F-8
Notes to Consolidated Financial Statements..................  F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
CD RADIO INC.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of CD Radio Inc. and subsidiary (a Development Stage Enterprise) (collectively, the 'Company') at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, and for the period May 17, 1990 (the date of inception) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is expected to incur significant operating losses before it commences operations and is obligated to make substantial capital expenditures through December 31, 1999 for which it currently does not have the financial resources. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          PRICEWATERHOUSECOOPERS LLP

New York, New York
February 5, 1999

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     CUMULATIVE FOR
                                                                                       THE PERIOD
                                                                                      MAY 17, 1990
                                           FOR THE YEARS ENDED DECEMBER 31,        (DATE OF INCEPTION)
                                       -----------------------------------------     TO DECEMBER 31,
                                          1996           1997           1998              1998
                                       -----------   ------------   ------------   -------------------
Revenue..............................  $   --        $    --        $    --           $   --

Operating expenses:
     Legal, consulting and regulatory
       fees..........................   (1,582,000)    (3,236,000)    (4,064,000)       (14,549,000)
     Other general and
       administrative................   (1,231,000)    (3,572,000)    (9,311,000)       (20,416,000)
     Research and development........     (117,000)       (57,000)       (22,000)        (1,995,000)
     Special charges.................      --             --         (25,682,000)       (27,682,000)
                                       -----------   ------------   ------------      -------------
          Total operating expenses...   (2,930,000)    (6,865,000)   (39,079,000)       (64,642,000)
                                       -----------   ------------   ------------      -------------
Other income (expense):
     Interest and investment
       income........................      112,000      4,074,000      7,250,000         11,652,000
     Interest expense, net...........      (13,000)    (1,946,000)   (14,272,000)       (16,384,000)
                                       -----------   ------------   ------------      -------------
                                            99,000      2,128,000     (7,022,000)        (4,732,000)
                                       -----------   ------------   ------------      -------------
Income (loss) before income taxes....   (2,831,000)    (4,737,000)   (46,101,000)       (69,374,000)

Income taxes:
     Federal.........................      --             --          (1,982,000)        (1,982,000)
     State...........................      --             --            (313,000)          (313,000)
                                       -----------   ------------   ------------      -------------
Net loss.............................   (2,831,000)    (4,737,000)   (48,396,000)       (71,669,000)
                                       -----------   ------------   ------------      -------------
Preferred stock dividend.............      --          (2,338,000)   (19,380,000)       (21,718,000)
Preferred stock deemed dividend......      --         (51,975,000)   (11,676,000)       (63,651,000)
Accretion of dividends in connection
  with the issuance of warrants on
  preferred stock....................      --             --          (6,501,000)        (6,501,000)
                                       -----------   ------------   ------------      -------------
Net loss applicable to common
  stockholders.......................  $(2,831,000)  $(59,050,000)  $(85,953,000)     $(163,539,000)
                                       -----------   ------------   ------------      -------------
                                       -----------   ------------   ------------      -------------
Net loss per share applicable to
  common stockholders (basic and
  diluted)...........................    $(0.29)       $(5.08)        $(4.79)
Weighted average common shares
  outstanding (basic and diluted)....    9,642,000     11,626,000     17,932,000

  The accompanying notes are an integral part of these consolidated financial statements.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1997           1998
                                                              ------------   ------------
                           ASSETS
Current assets:
    Cash and cash equivalents...............................  $    900,000   $204,753,000
    Marketable securities, at market........................   169,482,000     60,870,000
    Prepaid expense and other...............................       928,000        166,000
                                                              ------------   ------------
        Total current assets................................   171,310,000    265,789,000
                                                              ------------   ------------
Property and equipment, at cost:
    Satellite construction in process.......................    49,400,000    188,849,000
    Launch construction in process..........................    10,885,000     87,492,000
    Terrestrial repeater network in process.................       --           1,990,000
    Broadcast studio in process.............................       --           5,168,000
    Technical equipment and other...........................       389,000        156,000
                                                              ------------   ------------
                                                                60,674,000    283,655,000
Less accumulated depreciation...............................      (243,000)       (21,000)
                                                              ------------   ------------
                                                                60,431,000    283,634,000

Other assets:
    FCC license.............................................    83,346,000     83,368,000
    Debt issue cost, net....................................     8,617,000      9,313,000
    Deposits and other......................................       104,000      1,776,000
                                                              ------------   ------------
        Total other assets..................................    92,067,000     94,457,000
                                                              ------------   ------------
        Total assets........................................  $323,808,000   $643,880,000
                                                              ------------   ------------
                                                              ------------   ------------

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses...................  $    416,000   $  5,481,000
    Satellite construction payable..........................       --           8,479,000
    Short-term notes payable................................       --          70,863,000
                                                              ------------   ------------
        Total current liabilities...........................       416,000     84,823,000
Long-term notes payable and accrued interest................   131,387,000    153,033,000
Deferred satellite payments and accrued interest............       --          31,324,000
Deferred income taxes.......................................       --           2,237,000
                                                              ------------   ------------
        Total liabilities...................................   131,803,000    271,417,000
                                                              ------------   ------------
Commitments and contingencies
10 1/2% Series C Convertible Preferred Stock, no par value:
  2,025,000 shares authorized, 1,846,799 and 1,467,416
  shares issued and outstanding at December 31, 1997 and
  1998, respectively (liquidation preferences of
  $184,679,900 and $146,741,600), at net carrying value
  including accrued dividends...............................   176,025,000    156,755,000
9.2% Series A Junior Cumulative Convertible Preferred Stock,
  $.001 par value: 4,300,000 shares authorized, 1,350,000
  shares issued and outstanding at December 31, 1998
  (liquidation preference of $135,000,000), at net carrying
  value including accrued dividends.........................       --         137,755,000
9.2% Series B Junior Cumulative Convertible Preferred Stock,
  $.001 par value: 2,100,000 shares authorized, no shares
  issued or outstanding.....................................       --             --
Stockholders' equity:
    Preferred stock, $.001 par value; 50,000,000 shares
     authorized 8,000,000 shares designated as 5% Delayed
     Convertible Preferred Stock; none issued or
     outstanding............................................       --             --
    Common stock, $.001 par value; 200,000,000 shares
     authorized, and 16,048,691 and 23,208,949 shares issued
     and outstanding at December 31, 1997 and 1998,
     respectively...........................................        16,000         23,000
    Additional paid-in capital..............................    39,237,000    149,599,000
    Deficit accumulated during the development stage........   (23,273,000)   (71,669,000)
                                                              ------------   ------------
        Total stockholders' equity..........................    15,980,000     77,953,000
                                                              ------------   ------------
        Total liabilities and stockholders' equity..........  $323,808,000   $643,880,000
                                                              ------------   ------------
                                                              ------------   ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                          COMMON STOCK
                           --------------------------------------------------------------------------
                                                     CLASS A      CLASS A     CLASS B       CLASS B
                            SHARES       AMOUNT       SHARES      AMOUNT       SHARES       AMOUNT
                            ------       ------       ------      ------       ------       ------
Initial sale of no par
  value common stock,
  $5.00 per share,
  May 17, 1990...........     11,080   $   55,000       --       $  --           --       $   --
Initial issuance of
  common stock in
  satisfaction of amount
  due to related party,
  $5.00 per share........     28,920      145,000       --          --           --           --
Conversion of no par
  value common stock to
  Class A and Class B
  no par value common
  stock..................    (40,000)    (200,000)   2,000,000     169,000      360,000        31,000
Sale of Class B common
  stock, $0.4165 per
  share..................     --           --           --          --          442,000       184,000
Issuance of Class B
  common stock in
  satisfaction of amount
  due to related party,
  $0.4165 per share......     --           --           --          --           24,000        10,000
Net loss.................     --           --           --          --           --           --
                           ---------   ----------   ----------   ---------   ----------   -----------
Balance, December 31,
  1990...................     --           --        2,000,000     169,000      826,000       225,000
Sale of Class B
  common stock,
  $0.50 per share........     --           --           --          --          610,000       305,000
Issuance of Class B
  common stock in
  satisfaction of amount
  due to related party,
  $0.50 per share........     --           --           --          --          300,000       150,000
Net loss.................     --           --           --          --           --           --
                           ---------   ----------   ----------   ---------   ----------   -----------
Balance, December 31,
  1991...................     --           --        2,000,000     169,000    1,736,000       680,000
Sale of Class B common
  stock, $0.50 per
  share..................     --           --           --          --          200,000       100,000
Issuance of Class B
  common stock in
  satisfaction of amount
  due to related party,
  $0.50 per share........     --           --           --          --          209,580       105,000
Conversion of note
  payable to related
  party to Class B common
  stock, $0.4165.........     --           --           --          --          303,440       126,000
Conversion of Class A
  and Class B common
  stock to no par value
  common stock...........  4,449,020    1,180,000   (2,000,000)   (169,000)  (2,449,020)   (1,011,000)
Sale of no par value
  common stock,
  $1.25 per share........  1,600,000    2,000,000       --          --           --           --
Conversion of no par
  value common stock to
  $.001 par value common
  stock..................     --       (3,174,000)      --          --           --           --
Sale of $.001 par value
  common stock, $5.00 per
  share..................    315,000       --           --          --           --           --
Net loss.................     --           --           --          --           --           --
                           ---------   ----------   ----------   ---------   ----------   -----------
Balance, December 31,
  1992...................  6,364,020        6,000       --          --           --           --
Sale of $.001 par value
  common stock, $5.00 per
  share, net of
  commissions............  1,029,000        1,000       --          --           --           --
Compensation expense in
  connection with
  issuance of stock
  options................     --           --           --          --           --           --
Common stock issued in
  connection with
  conversion of note
  payable at $5.00 per
  share..................     60,000       --           --          --           --           --
Common stock issued in
  satisfaction of
  commissions payable,
  $5.00 per share........      4,000       --           --          --           --           --
Net loss.................     --           --           --          --           --           --
                           ---------   ----------   ----------   ---------   ----------   -----------
Balance, December 31,
  1993...................  7,457,020        7,000       --          --           --           --




                                          DEFICIT       DEFERRED
                                        ACCUMULATED   COMPENSATION
                           ADDITIONAL   DURING THE      ON STOCK
                            PAID-IN     DEVELOPMENT     OPTIONS
                            CAPITAL        STAGE        GRANTED         TOTAL
                            -------        -----        -------         -----
Initial sale of no par
  value common stock,
  $5.00 per share,
  May 17, 1990...........  $   --       $   --          $ --         $    55,000
Initial issuance of
  common stock in
  satisfaction of amount
  due to related party,
  $5.00 per share........      --           --            --             145,000
Conversion of no par
  value common stock to
  Class A and Class B
  no par value common
  stock..................      --           --            --             --
Sale of Class B common
  stock, $0.4165 per
  share..................      --           --            --             184,000
Issuance of Class B
  common stock in
  satisfaction of amount
  due to related party,
  $0.4165 per share......      --           --            --              10,000
Net loss.................      --         (839,000)       --            (839,000)
                           ----------   -----------     --------     -----------
Balance, December 31,
  1990...................      --         (839,000)       --            (445,000)
Sale of Class B
  common stock,
  $0.50 per share........      --           --            --             305,000
Issuance of Class B
  common stock in
  satisfaction of amount
  due to related party,
  $0.50 per share........      --           --            --             150,000
Net loss.................      --         (575,000)       --            (575,000)
                           ----------   -----------     --------     -----------
Balance, December 31,
  1991...................      --       (1,414,000)       --            (565,000)
Sale of Class B common
  stock, $0.50 per
  share..................      --           --            --             100,000
Issuance of Class B
  common stock in
  satisfaction of amount
  due to related party,
  $0.50 per share........      --           --            --             105,000
Conversion of note
  payable to related
  party to Class B common
  stock, $0.4165.........      --           --            --             126,000
Conversion of Class A
  and Class B common
  stock to no par value
  common stock...........      --           --            --             --
Sale of no par value
  common stock,
  $1.25 per share........      --           --            --           2,000,000
Conversion of no par
  value common stock to
  $.001 par value common
  stock..................   3,174,000       --            --             --
Sale of $.001 par value
  common stock, $5.00 per
  share..................   1,575,000       --            --           1,575,000
Net loss.................      --       (1,551,000)       --          (1,551,000)
                           ----------   -----------     --------     -----------
Balance, December 31,
  1992...................   4,749,000   (2,965,000)       --           1,790,000
Sale of $.001 par value
  common stock, $5.00 per
  share, net of
  commissions............   4,882,000       --            --           4,883,000
Compensation expense in
  connection with
  issuance of stock
  options................      80,000       --            --              80,000
Common stock issued in
  connection with
  conversion of note
  payable at $5.00 per
  share..................     300,000       --            --             300,000
Common stock issued in
  satisfaction of
  commissions payable,
  $5.00 per share........      20,000       --            --              20,000
Net loss.................      --       (6,568,000)       --          (6,568,000)
                           ----------   -----------     --------     -----------
Balance, December 31,
  1993...................  10,031,000   (9,533,000)       --             505,000

                                  (continued)
 The accompanying notes are on integral part of these consolidated statements.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)


                                                   COMMON STOCK
                           ------------------------------------------------------------
                                                  CLASS A   CLASS A   CLASS B   CLASS B
                             SHARES     AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT
                             ------     ------    ------    ------    ------    ------
Sale of $.001 par value
  common stock, $5.00 per
  share, net of
  commissions............     250,000   $ --        --       $--        --       $--
Initial public offering
  of Units, consisting of
  two shares of $.001 par
  value common stock and
  one warrant, $10.00 per
  Unit, net of
  expenses...............   1,491,940     2,000     --        --        --        --
Deferred compensation on
  stock options
  granted................      --         --        --        --        --        --
Forfeiture of stock
  options by Company
  officer................      --         --        --        --        --        --
Compensation expense in
  connection with
  issuance of stock
  options................      --         --        --        --        --        --
Amortization of deferred
  compensation...........      --         --        --        --        --        --
Net loss.................      --         --        --        --        --        --
                           ----------   -------    -----     -----     -----     -----
Balance, December 31,
  1994...................   9,198,960     9,000     --        --        --        --
Common stock issued for
  services rendered,
  between $3.028 and
  $3.916 per share.......     107,000     --        --        --        --        --
Amortization of deferred
  compensation...........      --         --        --        --        --        --
Net loss.................      --         --        --        --        --        --
                           ----------   -------    -----     -----     -----     -----
Balance, December 31,
  1995...................   9,305,960     9,000     --        --        --        --
Exercise of stock
  warrants at $6.00 per
  share..................     791,931     1,000     --        --        --        --
Exercise of stock options
  by Company officers,
  between $1.00 and $5.00
  per share..............     135,000     --        --        --        --        --
Common stock issued for
  services rendered,
  between $5.76 and
  $12.26 per share.......      67,500     --        --        --        --        --
Common stock options
  granted for services
  rendered, to
  purchase 60,000 shares
  at $4.50 per share.....      --         --        --        --        --        --
Amortization of deferred
  compensation...........      --         --        --        --        --        --
Net loss.................      --         --        --        --        --        --
                           ----------   -------    -----     -----     -----     -----
Balance, December 31,
  1996...................  10,300,391    10,000     --        --        --        --
Exercise of stock options
  between $1.00 and $2.00
  per share..............      43,000     --        --        --        --        --
Value of beneficial
  conversion feature on
  5% Preferred Stock.....
Accretion of deemed
  dividend...............      --         --        --        --        --        --
Sale of $.001 par value
  common stock, $13.12,
  net of expenses........   1,905,488     2,000     --        --        --        --
Exchange of 5% Preferred
  Stock into 10 1/2%
  Preferred Stock........      --         --        --        --        --        --
Conversion of 5%
  Preferred Stock into
  $.001 par value common
  stock..................     749,812     1,000     --        --        --        --
Public offering of $.001
  par value common stock
  at $18.00 per share,
  net of expenses........   3,050,000     3,000     --        --        --        --
Dividends on preferred
  stock..................      --         --        --        --        --        --
Issuance of fully vested
  in the money stock
  options................      --         --        --        --        --        --
Net loss.................      --         --        --        --        --        --
                           ----------   -------    -----     -----     -----     -----
Balance, December 31,
  1997...................  16,048,691    16,000     --        --        --        --




                                           DEFICIT        DEFERRED
                                         ACCUMULATED    COMPENSATION
                           ADDITIONAL     DURING THE      ON STOCK
                             PAID-IN     DEVELOPMENT      OPTIONS
                             CAPITAL        STAGE         GRANTED         TOTAL
                             -------        -----         -------         -----
Sale of $.001 par value
  common stock, $5.00 per
  share, net of
  commissions............  $ 1,159,000   $    --        $   --         $  1,159,000
Initial public offering
  of Units, consisting of
  two shares of $.001 par
  value common stock and
  one warrant, $10.00 per
  Unit, net of
  expenses...............    4,834,000        --            --            4,836,000
Deferred compensation on
  stock options
  granted................    1,730,000        --         (1,730,000)        --
Forfeiture of stock
  options by Company
  officer................     (207,000)       --            207,000         --
Compensation expense in
  connection with
  issuance of stock
  options................      113,000        --            --              113,000
Amortization of deferred
  compensation...........      --             --            883,000         883,000
Net loss.................      --          (4,065,000)      --           (4,065,000)
                           -----------   ------------   ------------   ------------
Balance, December 31,
  1994...................   17,660,000    (13,598,000)     (640,000)      3,431,000
Common stock issued for
  services rendered,
  between $3.028 and
  $3.916 per share.......      347,000        --            --              347,000
Amortization of deferred
  compensation...........      --             --            320,000         320,000
Net loss.................      --          (2,107,000)      --           (2,107,000)
                           -----------   ------------   ------------   ------------
Balance, December 31,
  1995...................   18,007,000    (15,705,000)     (320,000)      1,991,000
Exercise of stock
  warrants at $6.00 per
  share..................    4,588,000        --            --            4,589,000
Exercise of stock options
  by Company officers,
  between $1.00 and $5.00
  per share..............      155,000        --            --              155,000
Common stock issued for
  services rendered,
  between $5.76 and
  $12.26 per share.......      554,000        --            --              554,000
Common stock options
  granted for services
  rendered, to
  purchase 60,000 shares
  at $4.50 per share.....      120,000        --            --              120,000
Amortization of deferred
  compensation...........      --             --            320,000         320,000
Net loss.................      --          (2,831,000)      --           (2,831,000)
                           -----------   ------------   ------------   ------------
Balance, December 31,
  1996...................   23,424,000    (18,536,000)      --            4,898,000
Exercise of stock options
  between $1.00 and $2.00
  per share..............       56,000        --            --               56,000
Value of beneficial
  conversion feature on
  5% Preferred Stock.....   51,975,000        --            --           51,975,000
Accretion of deemed
  dividend...............  (51,975,000)       --            --          (51,975,000)
Sale of $.001 par value
  common stock, $13.12,
  net of expenses........   24,393,000        --            --           24,395,000
Exchange of 5% Preferred
  Stock into 10 1/2%
  Preferred Stock........  (63,450,000)       --            --          (63,450,000)
Conversion of 5%
  Preferred Stock into
  $.001 par value common
  stock..................   10,280,000        --            --           10,281,000
Public offering of $.001
  par value common stock
  at $18.00 per share,
  net of expenses........   46,424,000        --            --           46,427,000
Dividends on preferred
  stock..................   (2,338,000)       --            --           (2,338,000)
Issuance of fully vested
  in the money stock
  options................      448,000        --            --              448,000
Net loss.................      --          (4,737,000)      --           (4,737,000)
                           -----------   ------------   ------------   ------------
Balance, December 31,
  1997...................   39,237,000    (23,273,000)      --           15,980,000

                                  (continued)
 The accompanying notes are on integral part of these consolidated statements.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)


                                                   COMMON STOCK
                           ------------------------------------------------------------
                                                  CLASS A   CLASS A   CLASS B   CLASS B
                             SHARES     AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT
                             ------     ------    ------    ------    ------    ------
Sale of $.001 par value
  common stock, $20.00,
  net of expenses........   5,000,000   $ 5,000     --       $--        --       $--
Exercise of stock options
  between $2.00 and $4.50
  per share..............      44,850     --        --        --        --        --
Conversion of 10 1/2%
  Preferred Stock into
  $.001 par value common
  stock..................   2,107,666     2,000     --        --        --        --
Issuance of $.001 par
  value common stock in
  connection with
  employee benefit
  plan...................       7,742     --        --        --        --        --
Compensation expense in
  connection with quick
  vesting of stock
  options................      --         --        --        --        --        --
Value of beneficial
  conversion feature on
  Series A Junior
  Preferred Stock........      --         --        --        --        --        --
Value of option on Series
  B Junior Preferred
  Stock..................      --         --        --        --        --        --
Accretion of deemed
  dividend...............      --         --        --        --        --        --
Dividends on preferred
  stock..................      --         --        --        --        --        --
Net loss.................      --         --        --        --        --        --
                           ----------   -------    -----     -----     -----     -----
Balance, December 31,
  1998...................  23,208,949   $23,000     --       $--        --       $--
                           ----------   -------    -----     -----     -----     -----
                           ----------   -------    -----     -----     -----     -----

                                            DEFICIT        DEFERRED
                                          ACCUMULATED    COMPENSATION
                            ADDITIONAL     DURING THE      ON STOCK
                             PAID-IN      DEVELOPMENT      OPTIONS
                             CAPITAL         STAGE         GRANTED         TOTAL
                             -------         -----         -------         -----
Sale of $.001 par value
  common stock, $20.00,
  net of expenses........  $ 97,995,000   $    --         $  --         $ 98,000,000
Exercise of stock options
  between $2.00 and $4.50
  per share..............       140,000        --            --              140,000
Conversion of 10 1/2%
  Preferred Stock into
  $.001 par value common
  stock..................    37,654,000        --            --           37,656,000
Issuance of $.001 par
  value common stock in
  connection with
  employee benefit
  plan...................       214,000        --            --              214,000
Compensation expense in
  connection with quick
  vesting of stock
  options................       950,000        --            --              950,000
Value of beneficial
  conversion feature on
  Series A Junior
  Preferred Stock........    10,884,000        --            --           10,884,000
Value of option on Series
  B Junior Preferred
  Stock..................    (6,600,000)       --            --           (6,600,000)
Accretion of deemed
  dividend...............   (11,495,000)       --            --          (11,495,000)
Dividends on preferred
  stock..................   (19,380,000)       --            --          (19,380,000)
Net loss.................       --         (48,396,000)      --          (48,396,000)
                           ------------   ------------    ---------     ------------
Balance, December 31,
  1998...................  $149,599,000   $(71,669,000)   $  --         $ 77,953,000
                           ------------   ------------    ---------     ------------
                           ------------   ------------    ---------     ------------

  The accompanying notes are on integral part of these consolidated statements.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              CUMULATIVE FOR THE
                                                                                             PERIOD MAY 17, 1990
                                                    FOR THE YEARS ENDED DECEMBER 31,         (DATE OF INCEPTION)
                                               -------------------------------------------     TO DECEMBER 31,
                                                  1996           1997            1998                1998
                                               -----------   -------------   -------------   -------------------
Cash flows from development stage activities:
    Net loss.................................  $(2,831,000)  $  (4,737,000)  $ (48,396,000)     $ (71,669,000)
    Adjustments to reconcile net loss to net
      cash provided by (used in) development
      stage activities:
        Depreciation expense.................       53,000          30,000          49,000            303,000
        Amortization of debt issue costs.....      --               73,000       1,354,000          1,427,000
        Unrealized (gain) loss on marketable
          securities.........................      --             (624,000)        391,000           (233,000)
        (Gain) loss on disposal of assets....      --             --               105,000            105,000
        Special charges......................      --             --            23,557,000         25,557,000
        Accretion of note payable charged as
          interest expense...................      --            1,868,000      25,998,000         27,866,000
        Sales (purchases) of marketable
          securities, net....................      --         (168,858,000)    108,221,000        (60,637,000)
        Compensation expense in connection
          with issuance of stock options.....      440,000         448,000        --                2,284,000
        Common stock issued for services
          rendered...........................      554,000        --               150,000          1,052,000
    Increase (decrease) in cash and cash
      equivalents resulting from changes in
      assets and liabilities:
        Prepaid expense and other............       (1,000)       (919,000)        762,000           (166,000)
        Due to related party.................      --             --              --                  351,000
        Deposits and other assets............      --             --            (3,722,000)        (4,026,000)
        Accounts payable and accrued
          expenses...........................       85,000         270,000       5,080,000          5,556,000
        Accrued interest and other
          liabilities........................      (20,000)        (21,000)        (18,000)            (4,000)
        Deferred taxes.......................      --             --             2,237,000          2,237,000
                                               -----------   -------------   -------------      -------------
            Net cash provided by (used in)
              development stage activities...   (1,720,000)   (172,470,000)    115,768,000        (69,997,000)
                                               -----------   -------------   -------------      -------------
Cash flows from investing activities:
    Purchase of FCC license..................      --          (83,346,000)        (22,000)       (83,368,000)
    Payments for satellite construction......      --          (49,300,000)    (99,646,000)      (148,946,000)
    Payments for launch services.............      --           (6,292,000)   (103,563,000)      (109,855,000)
    Capital expenditures.....................      --               (7,000)     (7,301,000)        (7,700,000)
    Acquisition of Sky-Highway Radio Corp....      --             --              --               (2,000,000)
                                               -----------   -------------   -------------      -------------
            Net cash used in investing
              activities.....................      --         (138,945,000)   (210,532,000)      (351,869,000)
                                               -----------   -------------   -------------      -------------
Cash flows from financing activities:
    Proceeds from issuance of notes
      payable................................      --             --            70,863,000         70,863,000
    Proceeds from issuance of common stock,
      net....................................      --           70,822,000      98,064,000        183,443,000
    Proceeds from issuance of preferred
      stock, net.............................      --          120,518,000     129,550,000        250,068,000
    Proceeds from exercise of stock options
      and warrants...........................    4,744,000          56,000         140,000          4,940,000
    Proceeds from issuance of promissory note
      and Units..............................      --          116,335,000        --              116,535,000
    Proceeds from issuance of promissory
      notes to related parties...............      --             --              --                2,965,000
    Repayment of promissory notes............     (240,000)       --              --               (2,635,000)
    Loan from officer........................      --             --              --                  440,000
                                               -----------   -------------   -------------      -------------
            Net cash provided by financing
              activities.....................    4,504,000     307,731,000     298,617,000        626,619,000
                                               -----------   -------------   -------------      -------------
Net increase (decrease) in cash and cash
  equivalents................................    2,784,000      (3,684,000)    203,853,000        204,753,000
Cash and cash equivalents at the beginning of
  period.....................................    1,800,000       4,584,000         900,000          --
                                               -----------   -------------   -------------      -------------
Cash and cash equivalents at the end of
  period.....................................  $ 4,584,000   $     900,000   $ 204,753,000      $ 204,753,000
                                               -----------   -------------   -------------      -------------
                                               -----------   -------------   -------------      -------------
Supplemental disclosure of cash flow
  information:
    Cash paid during the period for
      interest...............................  $    43,000   $    --         $   2,383,000      $   2,466,000
    Cash paid during the period for taxes....  $   --        $    --         $      58,000      $      58,000
Supplemental disclosure of non-cash investing
  and financing activities:
    Deferred satellite payments, including
      accrued interest.......................  $   --        $    --         $  31,324,000      $  31,324,000
    Common stock issued in satisfaction of
      notes payable
      and amounts due to related parties,
      including
      accrued interest.......................  $   --        $    --         $    --            $   1,407,000
    Exchange of 5% Preferred Stock for
      10 1/2% Series C Preferred Stock.......  $   --        $ 173,687,000   $    --            $ 173,687,000
    Exchange of 10 1/2% Series C Preferred
      Stock for common stock.................  $   --        $    --         $  37,656,000      $  37,656,000
    Accrual of dividends on preferred
      stock..................................  $   --        $   2,338,000   $  19,380,000      $  21,718,000

  The accompanying notes are an integral part of these consolidated financial statements.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

     CD Radio Inc. (the 'Company'), a Delaware corporation, is a pioneer in the development of a service for broadcasting digital quality music programming via satellites to subscribers' vehicles ('satellite radio'). The Company intends to focus exclusively on providing a consumer service, and anticipates that the equipment required to receive its broadcasting will be manufactured by consumer electronics manufacturers. In April 1997, the Company was the winning bidder in an FCC auction for one of two national satellite broadcast licenses with a winning bid of $83.3 million. The Company paid the bid amount during 1997 and was awarded an FCC license on October 10, 1997.

2. ACCOUNTING POLICIES

     Basis of presentation: The consolidated financial statements include the accounts of CD Radio Inc. and its wholly owned subsidiary. Intercompany transactions are eliminated in consolidation. The Company's principal activities to date have included technology development, obtaining regulatory approval for the CD Radio service, commencement of construction of three satellites, acquisition of content for its programming, strategic planning, market research, recruitment of its senior management team and securing financing for working capital and capital expenditures. Accordingly, the Company's financial statements are presented as those of a development stage enterprise, as prescribed by Statement of Financial Accounting Standards ('SFAS') No. 7, 'Accounting and Reporting by Development Stage Enterprises.'

     The Company's financial statements for the year ended December 31, 1998 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company expects to incur additional substantial expenditures to complete the construction of its satellite system, to plan and implement its service and to sustain its operations until it generates positive cash flow from operations. The Company's working capital at December 31, 1998 will not be sufficient to meet these objectives as presently structured. Management recognizes that it must generate additional resources or consider modifications to its programs to enable it to continue operations with its available resources. Management's plans to raise additional financing include the sale of debt or equity securities or a combination thereof. Management expects to complete the sale of such securities, however, no assurance can be given that such financings will be completed on terms acceptable to the Company. If the Company is unable to obtain additional financing, management will be required to sharply curtail its satellite program and to curtail its operations. The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     Risks and uncertainties: As a development stage enterprise, the Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in new and rapidly evolving markets for satellite products and services. These risks include the failure of the Company to have: (1) a successful and timely construction and deployment of its satellite system; (2) the development and manufacture by one or more consumer electronics manufacturers of devices capable of receiving CD Radio broadcasts and antennas; and (3) the successful marketing and consumer acceptance of the Company's service, as well as other risks and uncertainties.

     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. The estimates involve judgments with respect to,

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

among other things, various future factors which are difficult to predict and are beyond the control of the Company. Actual amounts could differ from these estimates.

     Cash equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Concentration of credit risk: The Company has invested its excess cash in obligations of agencies of the U.S. government and in commercial paper issued by major U.S. corporations with high credit ratings. The Company has not experienced any losses on its investments.

     Property and equipment: All costs incurred related to activities necessary to prepare the CD Radio satellite system for use are capitalized, including interest on funds borrowed to finance construction. To date, such costs consist of satellite construction in process, launch construction in process, broadcast studio construction in process, terrestrial repeater network in process, capitalized interest (totaling $16.2 million at December 31, 1998) and the cost to acquire the FCC license at auction. Charges to operations for depreciation and amortization of these items will begin upon commencement of commercial broadcasting, which is projected to be in 2000. The Company anticipates that it will depreciate satellite and launch costs over a period not to exceed 15 years and amortize the FCC license costs over 40 years. Depreciation of technical and other equipment, primarily satellite communications equipment, is computed on the straight-line method based on estimated useful lives ranging from 4 to 10 years.

     Long-lived assets: The Company evaluates the recoverability of long-lived assets, utilizing qualitative and quantitative factors. At such time as an impairment in value is identified, the impairment, will be quantatively measured in accordance with SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of,' and charged to operations. No such impairment losses have been recognized to date.

     Fair value information: The carrying amount of current assets and current liabilities approximates fair value because of the short maturity of these investments. The fair value of fixed-rate long-term debt and redeemable preferred stock is estimated using quoted market prices where applicable or by discounting remaining cash flows at the current market rate.

     Income taxes: Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the sum of tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Redeemable convertible preferred stock: The Company records redeemable convertible preferred stock on the date of issuance by allocating a portion of the proceeds that represents a beneficial conversion feature to additional paid-in capital. The beneficial conversion feature (discount) is amortized using the effective interest method and is recognized as a deemed dividend over the shortest period of conversion. The carrying value of the stock accretes to its liquidation value over the mandatory redemption period. The periodic accretion increases the net loss applicable to common stockholders.

     Net loss per share: Effective December 31, 1997, the Company adopted SFAS No. 128, 'Earnings Per Share,' which requires the presentation of basic earnings
(loss) per share and diluted earnings per share. Basic earnings (loss) per share is based on the weighted average number of outstanding shares of common stock. Diluted earnings per share adjusts the weighted average for the potential dilution that could occur if stock options, warrants or other convertible securities were exercised or converted into common stock. Diluted earnings
(loss) per share is the

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

same as basic earnings per share because the effects of such items were anti-dilutive. Earnings (loss) per share for all periods presented conform to SFAS No. 128.

     The following is a reconciliation of net loss per common share before preferred stock dividend requirements to net loss per share applicable to common stockholders:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                            ------------------------
                                                             1996     1997     1998
                                                             ----     ----     ----
Per common shares (basic and diluted):
Net loss..................................................  $(0.29)  $(0.41)  $(2.70)
Preferred stock dividend requirements.....................    --      (4.67)   (1.73)
Accretion of dividends in connection with the issuance of
  warrants on preferred stock.............................    --       --      (0.36)
                                                            ------   ------   ------
Net loss applicable to common stockholders................  $(0.29)  $(5.08)  $(4.79)
                                                            ------   ------   ------
                                                            ------   ------   ------

     Comprehensive income: In 1997, the Financial Accounting Standards Board ('the FASB') issued SFAS No. 130, 'Reporting Comprehensive Income.' SFAS No. 130 requires additional reporting with respect to certain changes in assets and liabilities that previously were included in stockholders' equity. Presently, the Company has no comprehensive income items to report.

     Recent accounting pronouncements: The FASB has issued SFAS No. 131, 'Disclosures about Segments of an Enterprise and Related Information,' which requires financial and descriptive information with respect to operating segments of an entity based on the way management disaggregates the entity for internal operating decisions. There is no impact to the Company's 1998 financial statements from the adoption of this standard.

     Reclassifications: Certain amounts in the prior year's financial statements have been reclassified to conform to the current presentation.

3. MARKETABLE SECURITIES

     Marketable securities consist of fixed income securities and are stated at market value. Marketable securities are defined as trading securities under the provision of SFAS No. 115, 'Accounting for Certain Investments in Debt and Equity Securities' and unrealized holding gains and losses are reflected in earnings. Unrealized holding gains were $624,000 and $232,000 at December 31, 1997 and 1998, respectively.

4. NOTES PAYABLE

   SHORT-TERM

     The Company has entered into a credit agreement with Bank of America ('BofA') and a group of financial institutions (together with BofA, the 'Lenders') pursuant to which the Lenders provide the Company a term loan facility in an aggregate principal amount of up to $115 million. The proceeds of the facility are being used to fund progress payments for the purchase of launch services and to pay interest, fees and other related expenses. The contract under which the launch vehicles are being constructed has been pledged to the Lenders as collateral. The terms of the credit agreement require the Company to maintain minimum levels of consolidated net worth and place limitations on asset disposals. The amounts advanced under the credit agreement are due on September 30, 1999 and bear interest at a variable rate selected by the Company. The weighted average borrowing rate for 1998 was 9%. Loral Space & Communications Ltd. ('Loral Space') has guaranteed the amounts outstanding under the credit agreement.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

   LONG-TERM

     In November 1997, the Company received net proceeds of $116 million from the issuance of 12,910 units consisting of $20,000 principal amount at maturity of 15% Senior Secured Discount Notes due 2007 (the 'Notes') and a warrant to purchase an additional $3,000 principal amount at maturity of Notes for no additional consideration. All of the warrants were exercised in 1997. The aggregate maturity value of the Notes, including Notes issued upon the exercise of the warrants, is $297 million. The Notes mature on December 1, 2007 and the first cash interest payment is deferred until June 2003. Cash interest of $22.3 million will be due on each June 1 and December 1 of the remaining years of the Notes. The Indenture under which the Notes were issued contains various restrictive covenants, including a limitation on the amount of additional indebtedness that may be incurred by the Company. As of December 31, 1997 and 1998, the Company had accrued interest relating to the Notes of $1,869,000 and $27,867,000, respectively. At December 31, 1998, the Notes had a fair value of $157 million. The Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after December 1, 2002, at specified redemption prices plus accrued interest, if any, to the date of redemption. The Notes are senior obligations of the Company and are secured by a lien on all of the issued and outstanding common stock of Satellite CD Radio, Inc. ('SCDR'). SCDR conducts no business activities and its only asset is the FCC license.

     The Company incurred $8.7 million of costs in connection with the issuance of the Notes. Debt issuance costs have been deferred and are amortized over the 10 year life of the Notes. Accumulated amortization of debt issuance costs was $73,000 and $952,000 at December 31, 1997 and 1998, respectively.

5. DEFERRED SATELLITE PAYMENTS

     Under an amended and restated contract (the 'Loral Satellite Contract') with Space Systems/Loral, Inc. ('SS/L'), SS/L has agreed to defer certain amounts due under the Loral Satellite Contract. The amounts deferred, which approximate fair value, bear interest at 10% per year and are due in quarterly installments beginning in June 2002. The Company has the right to prepay any deferred payments together with accrued interest, without penalty.

6. CAPITAL STOCK

   COMMON STOCK, PAR VALUE $.001 PER SHARE

     On September 29, 1994, the Company completed its initial public offering by issuing 1,491,940 shares of Common Stock for net proceeds of $4.8 million. On August 5, 1997, the Company sold 1.9 million shares of Common Stock to Loral Space for net proceeds of approximately $24.4 million. In November 1997, the Company issued 2.8 million shares of Common Stock for net proceeds of $42.2 million in a public offering. In December 1997, the Company issued an additional 250,000 shares, in connection with the partial exercise of an option granted to the underwriters of the public offering solely to cover overallotments, for net proceeds of $4.2 million. In November 1998, the Company issued 5 million shares of Common Stock to Prime 66 Partners, L.P. for net proceeds of $98 million.

     In 1995, the Company adopted the 1995 Stock Compensation Plan from which up to 175,000 shares of Common Stock could be issued in lieu of cash compensation to employees and or consultants. During 1995 and 1996, respectively, 107,000 and 67,500 shares of the Company's Common Stock were issued pursuant to this Plan.

     As of December 31, 1998, 33.4 million shares of Common Stock were reserved in connection with convertible preferred stock, warrants and incentive stock plans.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

   PREFERRED STOCK

     In April 1997, the Company completed a private placement of its 5% Delayed Convertible Preferred Stock (the '5% Preferred Stock'). The Company sold a total of 5.4 million shares of the 5% Preferred Stock for an aggregate sales price of $135 million. The 5% Preferred Stock was immediately convertible at a discount to the fair market value of Common Stock and accordingly, the Company recorded approximately $52 million as a deemed dividend in determining net loss attributable to common stockholders.

     In November 1997, the Company exchanged 1,846,799 shares of 10 1/2% Series C Convertible Preferred Stock (the '10 1/2% Preferred Stock') for all outstanding shares of its 5% Preferred Stock. Each share of 10 1/2% Preferred Stock is convertible into a number of shares of Common Stock calculated by dividing the $100 per share liquidation preference (the 'Liquidation Preference') by a conversion price of $18.00. This conversion price is subject to adjustment for certain corporate events. Any stockholder who converts the 10 1/2% Preferred Stock into Common Stock prior to November 15, 2002 will forfeit the right to any accrued and unpaid dividends. Dividends on the 10 1/2% Preferred Stock are cumulative from the date of issuance and payable, if declared by the Board of Directors, on a quarterly basis commencing on November 15, 2002. Dividends may be paid with cash or Common Stock at the option of the Company. Commencing November 15, 1999, the Company may redeem the 10 1/2% Preferred Stock at the Liquidation Preference plus any accrued and unpaid dividends, provided the price of the Company's Common Stock is at least $31.50 per share during a specified period. After November 15, 2002, the Company's right to redeem the 10 1/2% Preferred Stock is not restricted by the market price of its Common Stock. The Company is required to redeem all outstanding shares of 10 1/2% Preferred Stock on November 15, 2012 at a price equal to the Liquidation Preference plus any accrued and unpaid dividends. As of December 31, 1997 and 1998, the Company accrued dividends payable relating to the 10 1/2% Preferred Stock totaling $2,338,000 and $18,179,000, respectively. At
December 31, 1998, the 10 1/2% Preferred Stock had a fair value of $279 million.

     On December 23, 1998, the Company and Apollo Investment Fund IV, L.P., a Delaware limited partnership ('AIF IV'), and Apollo Overseas Partners IV, L.P., a Cayman Islands limited partnership ('AOP IV' and, together with AIF IV, the 'Apollo Investors') completed a transaction pursuant to which the Company sold to the Apollo Investors 1,350,000 shares of its 9.2% Series A Junior Cumulative Convertible Preferred Stock, par value $.001 per share (the 'Series A Preferred Stock'), for an aggregate purchase price of $135 million. Each share of Series A Preferred Stock is convertible into a number of shares of Common Stock calculated by dividing the $100 per share liquidation preference (the 'Series A Liquidation Preference') by a conversion price of $30. This conversion price is subject to adjustment for certain corporate events. Dividends on the Series A Preferred Stock are payable annually commencing on November 15, 1999 and may be paid with cash or additional shares of Series A Preferred Stock, at the option of the Company. From and after November 15, 2001 and prior to November 15, 2003, the Company may redeem the Series A Preferred Stock at the Series A Liquidation Preference, plus any unpaid dividends, provided the price of the Common Stock is at least $60 per share during a specified period. From and after November 15, 2003, the Company's right to redeem the Series A Preferred Stock is not restricted by the market price of its Common Stock. The Company is required to redeem all outstanding shares of the Series A Preferred Stock at a price equal to the Series A Liquidation Preference plus any unpaid dividends on November 15, 2011. On the date of issuance, the Series A Preferred Stock was immediately convertible at a discount to the then fair market value of the Common Stock and, accordingly, the Company recorded approximately $11 million as a deemed dividend in net loss applicable to common stockholders. At December 31, 1998, the Series A Preferred Stock fair value approximates book value and accrued dividends payable relating to this stock totaled $1,565,000.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Apollo Investors have also granted the Company an option to sell the Apollo Investors an additional 650,000 shares of its 9.2% Series B Junior Cumulative Convertible Preferred Stock, par value $.001 per share (the 'Series B Preferred Stock'), for an aggregate purchase price of $65 million. The Company may exercise its option to require the Apollo Investors to purchase the Series B Preferred Stock at any time prior to September 23, 1999. The terms of the Series B Preferred Stock are similar to those of the Series A Preferred Stock. The Company recorded the value of the Series B Preferred Stock option at fair value and recorded approximately $180,000 of deemed dividends related primarily to the amortization of the value of the option.

   WARRANTS

     In connection with the Company's initial public offering in 1994, the Company issued warrants to purchase 745,970 shares of Common Stock. Additionally, the Company issued to the underwriters as consideration warrants to purchase 123,560 shares of the Company's Common Stock. In September 1996, the Company received proceeds of $4,589,000 relating to the exercise of 864,848 warrants and the remaining 4,682 warrants expired unexercised. Of the warrants exercised, 764,848 shares of Common Stock were issued in exchange for cash at a purchase price of $6.00 per share and 27,083 shares of Common Stock were issued in a cashless exercise of 100,000 warrants held by the underwriters.

     In connection with the November 1997 issuance of the 10 1/2% Preferred Stock, the Company granted to its investment advisor and certain related persons, in lieu of a warrant to purchase shares of 5% Preferred Stock, warrants to purchase an aggregate of 177,178 shares of 10 1/2% Preferred Stock at an initial exercise price of $68.47 per share. The exercise price of the warrants declines by approximately $0.12 per month to $60.24 per share on and after April 1, 2002. This warrant is convertible at a discount to the then fair market value of the Common Stock and accordingly, the Company will record, over the life of the warrant, $1.6 million as a deemed dividend in connection with the issuance of warrants on preferred stock. During 1998, the Company accreted dividends of $428,000 related to this warrant. In addition, the Company granted to an investor warrants to purchase 1,800,000 shares of common stock at $50 per share during the period from June 15, 1998 until June 15, 2005, subject to certain conditions. After June 15, 2000, the Company may redeem all of these warrants, provided that the price of its Common Stock is at least $75 per share during a specified period. During 1998, the Company accreted dividends of $6,073,000 related to these warrants.

7. EMPLOYEE BENEFIT PLANS

   STOCK OPTION PLANS

     In February 1994, the Company adopted its 1994 Stock Option Plan (the '1994 Plan') and its 1994 Directors' Nonqualified Stock Option Plan (the 'Directors' Plan'). Options granted under the 1994 Plan generally vest over a four-year period and generally are exercisable for a period of ten years from the date of grant. The aggregate number of shares of Common Stock available for issuance pursuant to the 1994 Plan and the Directors' Plan is 3,100,000.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of option activity under the 1994 Plan, the Directors' Plan and of all other option activity follows:

                                           1994 PLAN           DIRECTORS' PLAN            OTHER
                                     ---------------------   -------------------   --------------------
                                                 WEIGHTED              WEIGHTED               WEIGHTED
                                                  AVERAGE               AVERAGE                AVERAGE
                                                 EXERCISE              EXERCISE               EXERCISE
                                      OPTION     PRICE PER   OPTION    PRICE PER    OPTION    PRICE PER
                                      SHARES       SHARE     SHARES      SHARE      SHARES      SHARE
                                      ------       -----     ------      -----      ------      -----
Outstanding at December 31, 1995...    637,500    $ 3.61     105,000    $ 3.39      350,000     $4.00
     Granted.......................    545,000    $ 8.10      40,000    $ 6.88        --
     Exercised.....................    (60,000)   $ 1.00      (5,000)   $ 1.00     (120,000)    $1.00
     Cancelled.....................     --                     --                     --
                                     ---------               -------               --------
Outstanding at December 31, 1996...  1,122,500    $ 5.93     140,000    $ 4.47      230,000     $5.57
     Granted.......................    515,000    $14.52       --                     --
     Exercised.....................    (13,000)   $ 2.00       --                   (30,000)    $1.00
     Cancelled.....................    (55,000)   $ 5.98       --                     --
                                     ---------               -------               --------
Outstanding at December 31, 1997...  1,569,500    $ 8.73     140,000    $ 4.47      200,000     $6.25
     Granted.......................    559,500    $28.53     100,000    $25.88        --
     Exercised.....................    (19,850)   $ 3.25     (25,000)   $ 3.00        --
     Cancelled.....................    (70,625)   $18.55       --                     --
                                     ---------               -------               --------
Outstanding at December 31, 1998...  2,038,525    $13.35     215,000    $14.50      200,000     $6.25
                                     ---------               -------               --------
                                     ---------               -------               --------
Exercisable at December 31, 1998...  1,207,650    $ 6.56     188,334    $12.89      200,000     $6.25
                                     ---------               -------               --------
                                     ---------               -------               --------

                                                               1994 PLAN       DIRECTORS' PLAN    OTHER
                                                               ---------       ---------------    -----
As of December 31, 1998:
     Range of exercise prices.............................    $1.00-$38.38      $2.13-$25.88      $6.25
     Weighted average remaining contractual life for
       options outstanding (years)........................            8.11              7.99       4.39

     The weighted average fair value of options granted during 1997 and 1998 was $4.37 and $18.22, respectively. As of December 31, 1998, 729,000 shares of Common Stock are available for grant pursuant to either the 1994 Plan or the Directors' Plan.

     The Company has adopted the disclosure-only provisions of SFAS No. 123 as they pertain to financial statement recognition of compensation expense attributable to option grants. If the Company had elected to recognize compensation cost for the option grants in accordance with SFAS No. 123, the Company's net loss and net loss per share (basic and diluted) on a pro-forma basis would have been:

                                                               1997           1998
                                                               ----           ----
Net loss -- as reported...................................  $(4,737,000)  $(48,396,000)
Net loss -- pro-forma.....................................  $(6,254,000)  $(51,028,000)
Net loss per share -- as reported.........................  $     (0.41)  $      (2.70)
Net loss per share -- pro-forma...........................  $     (0.54)  $      (2.85)

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The pro-forma expense related to stock options is recognized over the vesting period, generally four years. The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for each year:

                                                              1997    1998
                                                              ----    ----
Risk-free interest rate.....................................   6.11%   4.72%
Expected life of options -- years...........................   3.11    4.36
Expected stock price volatility.............................     75%     75%
Expected dividend yield.....................................    N/A     N/A

401(K) SAVINGS PLAN

     During 1998, the Company adopted the CD Radio 401(k) Savings Plan (the '401(k) Plan'). The 401(k) Plan allows eligible employees to contribute from 1% to 12% of their pretax pay subject to certain defined limits. Employees are 100% vested in their contributions at all times. In addition, the Company matches 100% of the employees' contribution, in the form of the Company's Common Stock. The Company matching contribution is 33 1/3% vested each year and is fully vested after three years of employment with the Company. Contribution expense to the 401(k) Plan was $104,000 in 1998.

8. INCOME TAXES

     The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax assets and deferred tax liability are as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1997           1998
                                                               ----           ----
Capitalized start-up costs................................  $ 7,919,000   $ 13,066,000
Accrual to cash adjustments...............................      316,000      6,427,000
Net operating loss carryforwards..........................      335,000      6,205,000
Other.....................................................      656,000     (1,581,000)
                                                            -----------   ------------
                                                              9,226,000     24,117,000
Valuation allowance.......................................   (9,226,000)   (26,354,000)
                                                            -----------   ------------
Net deferred tax liability................................  $   --        $ (2,237,000)
                                                            -----------   ------------
                                                            -----------   ------------

     Realization of deferred tax assets at the balance sheet date is dependent upon future earnings, which are uncertain. Accordingly, a full valuation allowance was recorded against the assets.

     At December 31, 1998, the Company has net operating loss carryforwards of approximately $15 million for federal and state income tax purposes available to offset future taxable income. The net operating loss carryforwards expire at various dates beginning 2008. There may be limitations on the annual utilization of these net operating losses as a result of certain changes in ownership that have occurred since the Company's inception. In addition, a significant portion of costs incurred have been capitalized for tax purposes as a result of the Company's status as a start-up enterprise. Total start-up costs as of December 31, 1998 are $32 million. Once the Company begins its active trade or business, these capitalized costs will be amortized over 60 months. The total deferred tax asset related to capitalized start-up costs of $13 million includes $169,000 which, when realized, would not affect financial statement income but will be recorded directly to stockholders' equity.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. SPECIAL CHARGES

     During 1998, the Company decided to enhance its satellite delivery system to include a third in-orbit satellite and to terminate certain launch and orbit related contracts. The Company recorded special charges totaling $25,682,000 related primarily to the termination of such contracts.

10. RELATED PARTIES

     Since inception, the Company has relied upon related parties for certain consulting, legal and management services. The Company has paid for these services with cash and with the issuance of Common Stock. Total cash expenses incurred in transactions with related parties during the years ended
December 31, 1996, 1997 and 1998 and the period from May 17, 1990 (date of inception) to December 31, 1998 were $272,000, $279,000, $127,000 and
$2,446,000, respectively. The Company has also issued Common Stock in lieu of cash in settlement of other related party liabilities. Total related party expenses settled with the issuance of Common Stock during the years ended December 31, 1996, 1997 and 1998 and the period from May 17, 1990 (date of inception) to December 31, 1998 were $554,000, $- , $- and $1,311,000, respectively.

11. LEASES AND RENTALS

     As of December 31, 1998, minimum rental commitments under operating leases were $4,467,000, $4,467,000, $4,467,000, $4,467,000 and $4,467,000 for 1999,
2000, 2001, 2002 and 2003, respectively. For the remaining years, such commitments totaled $52,052,000, aggregating total minimum lease payments of $74,387,000.

     Total rent expense for the years ended December 31, 1996, 1997 and 1998 and the period May 17, 1990 (date of inception) to December 31, 1998 was $302,000, $278,000, $1,985,000 and $3,468,000, respectively.

12. COMMITMENTS AND CONTINGENCIES

SATELLITE CONSTRUCTION AND LAUNCH SERVICES

     To build and launch the satellites necessary for the operations of CD Radio, on July 28, 1998, the Company entered into the Loral Satellite Contract with SS/L. The Loral Satellite Contract provides for SS/L to construct, launch and deliver three satellites in-orbit and checked-out, to construct for the Company a fourth satellite for use as a ground spare and to become the Company's launch services provider. The Company is committed to make aggregate payments of approximately $718 million under the Loral Satellite Contract. Approximately half of these payments are contingent upon SS/L meeting specified milestones in the construction of the satellites. SS/L has agreed to defer $50 million total of payments due in 1999 and 2000 until 2002 and 2003. As of December 31, 1998, $221 million of this commitment has been satisfied. Future payments are due as follows: $218 million in 1999, $229 million in 2000, $25 million in 2002 and $25 million in 2003.

     In the event of a satellite or launch failure, the Company will be required to pay Loral the full-deferred amount for the affected satellite no later than 120 days after the date of the failure. If the Company should elect to put one of the first three satellites into ground storage, rather than having it shipped to the launch site, the full-deferred amount for the affected satellite will become due within 60 days of such election.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INTEGRATED CIRCUITS

     During 1998, the Company signed an agreement with Lucent Technologies, Inc. ('Lucent') pursuant to which Lucent has agreed to use commercially reasonable efforts to deliver commercial quantities of integrated circuits ('chip sets'), which will be used in consumer electronic devices capable of receiving the Company's broadcasts, by December 1999. The Company agreed to pay Lucent the costs of the chip set development work totaling $9 million. On February 1, 1999, the Company and Lucent amended and restated this agreement due to the design and development of the chip sets requiring more engineering resources than originally estimated. Lucent will now use commercially reasonable efforts to deliver commercial quantities of chip sets by June 2000. The estimates of the development work in this amended contract total $27 million.

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                                [CD RADIO LOGO]



                     EXCHANGE OFFER FOR $200,000,000 OF ITS
                     14 1/2% SENIOR SECURED NOTES DUE 2009



                            ------------------------
                                   PROSPECTUS
                                OCTOBER 14, 1999
                            ------------------------



No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of CD Radio since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

================================================================================